Exhibit 10.1

Execution Version

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS LOAN WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER OR BENEFICIAL OWNER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY FOR THIS LOAN BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT 100 WESTMINSTER STREET, PROVIDENCE, RHODE ISLAND 02903, ATTN: CHIEF FINANCIAL OFFICER

TERM LOAN CREDIT AGREEMENT

Dated as of February 11, 2026

among

BALLY’S CORPORATION,
as the Borrower,

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,
as the Guarantors,

THE LENDERS PARTY HERETO,

ARES AGENT SERVICES, L.P.,

as Administrative Agent and as Collateral Agent,

and

ARES MANAGEMENT LLC, PLATINUM BIRCH, LTD. and ANGELO, GORDON CO., L.P.,

as Lead Arrangers and Bookrunners

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ANNEXES:

ANNEX A-1	-	Closing Date Term Commitments
ANNEX A-2	-	Delayed Draw Term Commitments

SCHEDULES:

SCHEDULE 1.01(A)	-	Excluded Subsidiary Agreements
SCHEDULE 1.01(B)	-	Guarantors
SCHEDULE 1.01(C)	-	Mortgaged Real Property
SCHEDULE 1.01(D)	-	Agreed Security Principles
SCHEDULE 7.01	-	Jurisdictions of Local Counsel Opinions
SCHEDULE 8.03	-	Litigation
SCHEDULE 8.07	-	ERISA
SCHEDULE 8.10	-	Environmental Matters
SCHEDULE 8.12(a)	-	Subsidiaries
SCHEDULE 8.12(b)	-	Immaterial Subsidiaries
SCHEDULE 8.12(c)	-	Unrestricted Subsidiaries
SCHEDULE 8.23(a)	-	Real Property
SCHEDULE 8.23(b)	-	Real Property Takings, Etc.
SCHEDULE 8.25(a)	-	No Certificates of Occupancy; Violations, Etc.
SCHEDULE 8.25(b)	-	Encroachment, Boundary, Location, Possession Disputes
SCHEDULE 9.12	-	Designated Unrestricted Subsidiaries
SCHEDULE 9.15	-	Post-Closing Matters
SCHEDULE 10.01	-	Existing Indebtedness
SCHEDULE 10.02	-	Certain Existing Liens
SCHEDULE 10.04	-	Investments
SCHEDULE 10.07	-	Transactions with Affiliates

EXHIBITS:

EXHIBIT A-1	-	Form of Closing Date Term Loan Note
EXHIBIT A-2	-	Form of Delayed Draw Term Loan Note
EXHIBIT B	-	Form of Notice of Borrowing
EXHIBIT C	-	Form of Notice of Continuation/Conversion
EXHIBIT D	-	Forms of U.S. Tax Compliance Certificate
EXHIBIT E	-	Form of PIK Election Notice
EXHIBIT F	-	[Reserved]
EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of U.S. Security Agreement
EXHIBIT I	-	Form of U.S. Mortgage
EXHIBIT J	-	Form of Affiliated Lender Assignment and Assumption
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L	-	[Reserved]
EXHIBIT M	-	Form of Joinder Agreement
EXHIBIT N	-	Form of Perfection Certificate
EXHIBIT O	-	Form of Auction Procedures
EXHIBIT P	-	Form of Open Market Assignment and Assumption Agreement
EXHIBIT Q	-	Form of Term Loan Extension Amendment
EXHIBIT R	-	[Reserved]
EXHIBIT S	-	Form of Pari Passu Intercreditor Agreement
EXHIBIT T	-	Form of Second Lien Intercreditor Agreement
EXHIBIT U	-	Form of Compliance Certificate
EXHIBIT V	-	Form of Hard Rock Collateral Assignment Consent
EXHIBIT W	-	Form of Hard Rock SNDA (Restaurant Lease)
EXHIBIT X	-	Form of Hard Rock SNDA (Retail Store Lease)

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TERM LOAN CREDIT AGREEMENT, dated as of February 11, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among BALLY’S CORPORATION, a Delaware corporation (the “Borrower”); the GUARANTORS party hereto from time to time; the LENDERS from time to time party hereto; and ARES AGENT SERVICES, L.P., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower has requested that the Lenders provide term loan facilities consisting of (i) initial term loans in an aggregate principal amount of $600,000,000 and (ii) delayed draw term commitments in an aggregate principal amount of $500,000,000, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS, ACCOUNTING MATTERS AND RULES OF CONSTRUCTION

SECTION 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“2021 Comfort Letter” shall mean that certain letter agreement among DBR, the Division, UTGR and Tiverton dated October 1, 2021.

“2025 Comfort Letter” shall mean that certain letter agreement among DBR, the Division, UTGR and Tiverton dated February 7, 2025.

“2026 Comfort Letter” shall mean that certain letter agreement among DBR, the Division, UTGR and Tiverton dated February 11, 2026.

“2029 Senior Unsecured Notes” shall mean the $750,000,000 in aggregate principal amount of 5.625% senior notes of the Borrower due 2029.

“2031 Senior Unsecured Notes” shall mean the $750,000,000 in aggregate principal amount of 5.875% senior notes of the Borrower due 2031.

“ABR Loans” shall mean Loans that bear interest at rates based upon the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Acquisition” shall mean, with respect to any Person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger, amalgamation or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).

“Additional Credit Party” has the meaning set forth in Section 9.11.

“Adjusted Maximum Amount” has the meaning set forth in Section 6.10.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof.

“Affected Classes” has the meaning set forth in Section 13.04(b)(A).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that as to any Credit Party or any Subsidiary thereof, the term “Affiliate” shall expressly exclude the Persons constituting Lenders as of the Closing Date and their respective Affiliates (determined as provided herein without regard to this proviso) and GLP and its Affiliates (determined as provided herein without regard to this proviso).

“Affiliated Lender” shall mean a Lender that is a Bally’s Permitted Assignee other than any Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 13.05(e).

“Affiliated Lender Cap” has the meaning set forth in Section 13.05(e).

“Agent” shall mean any of the Administrative Agent, the Auction Manager, the Collateral Agent and/or any Lead Arranger, as applicable.

“Agent Party” has the meaning set forth in Section 13.02(e).

“Agent Related Parties” shall mean each Agent and any sub-agent thereof and their respective Affiliates and the respective directors, officers, employees, agents, partners and advisors of the foregoing.

“Agreed Security Principles” shall mean the principles set forth in Schedule 1.01(D).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Term SOFR floor (to the extent the Term SOFR floor applicable to the applicable Indebtedness is greater than the Term SOFR floor for the Initial Term Loans and is in excess of the three-month Term SOFR at the time of incurrence of such Indebtedness) or Alternate Base Rate floor (to the extent the Alternate Base Rate floor applicable to the applicable Indebtedness is greater than the Alternate Base Rate floor for the Initial Term Loans and is in excess of the Alternate Base Rate at the time of incurrence of such Indebtedness) or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement, structuring, commitment, underwriting, amendment or other similar fees (regardless of whether paid or shared in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness; provided, further, that “All-In Yield” shall include any amendment to the relevant interest rate margins and interest rate floors that became effective after the Closing Date but prior to the applicable date of determination. For the purposes of determining the All-In Yield of any fixed-rate Indebtedness, at the Borrower’s option, such Indebtedness may be swapped to a floating rate on a customary matched maturity basis.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) Term SOFR for a one-month tenor in effect on such date plus 1.0%; provided that the Alternate Base Rate shall not be less than the Floor. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, respectively.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean (a) any applicable requirements imposed by U.S. anti-money laundering laws, regulations, Executive Orders, or rules, including but not limited to the Bank Secrecy Act of 1970, the PATRIOT Act, the Anti-Money Laundering Act of 2020, all as amended, or any similar law, regulation, or Executive Order enacted in the United States prior to or after the date of this Agreement, and (b) any applicable requirements imposed by non-U.S. anti-money laundering laws, regulations, orders, directives, or rules.

“Applicable Collateral Agent” shall mean the Collateral Agent, in its capacity as Applicable Collateral Agent under the Pari Passu Intercreditor Agreement, or any other Person appointed or designated as such that replaces the Collateral Agent in such capacity in accordance with the terms of the Pari Passu Intercreditor Agreement.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) (a) that is a lender on the Closing Date, designated for such Type of Loan on Annexes A-1 and A-2, (b) set forth on such Lender’s signature page to any Refinancing Amendment for any Lender providing Credit Agreement Refinancing Indebtedness pursuant to Section 2.15, (c) set forth in the Assignment Agreement for any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement or (d) such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (x) at all times prior to the Delayed Draw Term Funding Date, (i) 7.00% per annum, with respect to SOFR Loans and (ii) 6.00% per annum, with respect to ABR Loans and (y) thereafter, (i) 7.50% per annum, with respect to SOFR Loans and (ii) 6.50% per annum, with respect to ABR Loans.

“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Ares Investors” shall mean, collectively, Ares Management LLC and one or more investment funds, separate accounts, and other entities controlled, managed and/or advised by Ares Management LLC or its Affiliates.

“Asset Sale” shall mean (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any Person owned by the Borrower or any of its Restricted Subsidiaries but not any Equity Issuance) (whether owned on the Closing Date or thereafter acquired) by the Borrower or any of its Restricted Subsidiaries to any Person (other than (i) with respect to any Credit Party, to any Credit Party, and (ii) with respect to any other Company, to any Company) and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person (other than to the Borrower or any other Restricted Subsidiary); provided that the following shall not constitute an “Asset Sale”: (v) any conveyance, sale, lease, transfer or other disposition of inventory, in any case in the ordinary course of business, (w) Real Property leases and other leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries taken as a whole, (x) any conveyance, sale, lease, transfer or other disposition of obsolete or worn out assets or assets no longer used or useful in the business of the Credit Parties, (y) licenses of Intellectual Property entered into in the ordinary course of business and (z) any conveyance, sale, transfer or other disposition of cash and/or Cash Equivalents.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement substantially in the form attached as Exhibit K or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Attributable Debt” shall mean, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”; provided, further, however, that in no event shall any Gaming/Racing Lease constitute any Attributable Debt.

“Auction Amount” shall have the meaning provided in Exhibit O.

“Auction Manager” shall mean Ares Agent Services, L.P., or another financial institution or advisor as shall be selected by the Borrower in a written notice to the Administrative Agent, in each case in its capacity as Auction Manager.

“Auction Procedures” shall mean, collectively, the auction procedures, auction notice, return bid and Borrower Assignment Agreement in substantially the form set forth as Exhibit O or such other form as is reasonably acceptable to the Auction Manager and the Borrower so long as the same are consistent with the provisions hereof; provided, however, the Auction Manager, with the prior written consent of the Borrower, may amend or modify the procedures, notices, bids and Borrower Assignment Agreement in connection with any Borrower Loan Purchase (but excluding economic terms of a particular auction after any Lender has validly tendered Term Loans requested in an offer relating to such auction, other than to increase the Auction Amount or raise the Discount Range applicable to such auction); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due in such auction.

“Available Amount” shall mean, on any date, an amount, not less than zero, equal to:

(a) [reserved];

(b) [reserved];

(c) (i) to the extent of a Revocation (including by way of merger, consolidation or amalgamation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer or other conveyance of assets of an Unrestricted Subsidiary to, or liquidation of an Unrestricted Subsidiary into, the Borrower or a Restricted Subsidiary, in each case that has the same effect as a Revocation (each, a “Deemed Revocation”)) after the Closing Date, the fair market value of the Borrower’s (or a Restricted Subsidiary’s) Investments in such Unrestricted Subsidiary as of the date of such Revocation (or Deemed Revocation, as applicable), and, without duplication, (ii) 100% of any dividends or distributions (including, for the avoidance of doubt, (A) repayments of Indebtedness owing from an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary and (B) payments of management fees from an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary) received in cash and 100% of the fair market value of any property received by the Borrower or a Restricted Subsidiary in any such dividend or distribution after the Closing Date from an Unrestricted Subsidiary; plus

(d) an amount equal to the returns or refunds of Investments received by the Borrower and its Restricted Subsidiaries from Persons other than Credit Parties to the extent (i) such Investments were made using the Available Amount (and not to exceed the original amount of such Investments) and (ii) such returns or refunds are not included in Consolidated Net Income; plus

(e) the aggregate amount of Equity Issuance Proceeds (but excluding Excluded Contributions) received by the Borrower from Permitted Equity Issuances after the Closing Date and on or prior to such date; plus

(f) the aggregate fair market value of assets or Property acquired in exchange for Equity Interests (other than Disqualified Capital Stock) of the Borrower (other than Excluded Contributions) after the Closing Date and on or prior to such date; plus

(g) the aggregate principal amount of (i) debt instruments issued after the Closing Date and secured by a Lien that is pari passu with, or senior to, the Liens securing the Obligations, which debt instruments are converted into or exchanged for any Equity Interests (other than Disqualified Capital Stock) by the Borrower after the Closing Date and on or prior to such date, and (ii) other debt instruments or Disqualified Capital Stock issued after the Closing Date that are converted into or exchanged for any Equity Interests (other than Disqualified Capital Stock) by the Borrower after the Closing Date and on or prior to such date, in each case of the foregoing clauses (i) and (ii), together with the fair market value of any assets or Property received in such conversion or exchange; plus

(h) to the extent not otherwise applied to prepay Other First Lien Indebtedness in accordance with the terms thereof, the amount of any Declined Amounts; minus

(i) the aggregate amount of any (i) Investments made pursuant to Section 10.04(l), (ii) Restricted Payments made pursuant to Section 10.06(j) and (iii) Junior Prepayments pursuant to Section 10.09(a)(ii) (in each case, in reliance on the then-outstanding Available Amount) made since the Closing Date and on or prior to such date;

provided that, in no event shall any dividends or distributions received by the Borrower and its Restricted Subsidiaries from the Intralot Group or from the Bally’s Chicago UnSubs count towards or increase the Available Amount; provided, further, that, for purposes of determining the fair market value of the Borrower’s (or a Restricted Subsidiary’s) Investments in a Bally’s Chicago UnSub, a Bally’s NY Permitted Holdco or Bally’s NY Holding under clause (c) above following the Revocation (or Deemed Revocation, as applicable) of such Bally’s Chicago UnSub, Bally’s NY Permitted Holdco or Bally’s NY Holding, the fair market value of such Investments shall be calculated by deducting the fair market value of the Equity Interests owned by such Bally’s Chicago UnSub in Bally’s Chicago OpCo or the Equity Interests owned by such Bally’s NY Permitted Holdco or Bally’s NY Holding, as applicable, in any Subsidiary thereof, in each case at the time of such Revocation (or Deemed Revocation, as applicable).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bally’s Chicago Holding” shall mean Bally’s Chicago Holding Company, LLC, a Delaware limited liability company.

“Bally’s Chicago Offering” shall mean any public offering of common Equity Interests of BCI pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (or pursuant to a prospectus or similar documents filed with securities regulatory authorities outside of the United States), or private offering or private placement of common Equity Interests of BCI.

“Bally’s Chicago OpCo” shall mean Bally’s Chicago Operating Company, LLC, a Delaware limited liability company.

“Bally’s Chicago Subsidiaries” shall mean, collectively, Bally’s Chicago Holding and its Subsidiaries.

“Bally’s Chicago UnSubs” shall mean each of Bally’s Chicago Holdings and BCI, but only for so long as Bally’s Chicago Holdings or BCI, as applicable, is an Unrestricted Subsidiary hereunder.

“Bally’s NY Holding” shall mean Bally’s New York Holding Company, LLC, a Delaware limited liability company, but only for so long as such Subsidiary is an Unrestricted Subsidiary hereunder.

“Bally’s NY Permitted Holdco” shall mean any Subsidiary of the Borrower that, directly or indirectly, owns any Equity Interests in Bally’s NY Holding, but (except for purposes of Section 9.12(a)(y)) only for so long as such Subsidiary is an Unrestricted Subsidiary hereunder.

“Bally’s Permitted Assignee” shall mean any Affiliate of any Credit Party (other than the Borrower and its Subsidiaries).

“Bankruptcy Code” shall mean the Title 11 of the United States Code entitled “Bankruptcy,” as now or hereinafter in effect, or any successor statute thereto.

“BCI” shall mean Bally’s Chicago Inc, a Delaware corporation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BMG” shall mean Bally’s Management Group, LLC, a Delaware limited liability company.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrower Assignment Agreement” shall mean, with respect to any assignment to the Borrower or one of its Subsidiaries pursuant to Section 13.05(d) consummated pursuant to the Auction Procedures, an Assignment and Acceptance Agreement substantially in the form of Annex C to the Auction Procedures (as may be modified from time to time as set forth in the definition of Auction Procedures).

“Borrower Loan Purchase” shall mean any purchase of Term Loans by the Borrower or one of its Subsidiaries pursuant to Section 13.05(d).

“Borrower Materials” has the meaning set forth in Section 9.04.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York; provided that, when used in connection with a SOFR Loan, the term “Business Day” shall also be a U.S. Government Securities Business Day.

“Calculation Date” shall mean the last day of the most recent Test Period.

“Canadian Defined Benefit Plan” shall mean a Canadian Pension Plan that contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Income Tax Act.

“Canadian Pension Plan” shall mean each “registered pension plan”, as such term is defined in subsection 248(1) of the Income Tax Act (Canada), that is established, maintained, administered or contributed to or required to be contributed to by any Credit Party for its employees or former employees or in respect of which any Credit Party has any liability.

“Capital Expenditures” shall mean, for any period, any expenditures by the Borrower or its Restricted Subsidiaries for the acquisition or leasing of fixed or capital assets (including Capital Lease Obligations) that should be capitalized in accordance with GAAP and any expenditures by such Person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such Person that should be capitalized in accordance with GAAP; provided that the following items shall not constitute Capital Expenditures: (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation (or transfers in lieu thereof) of the assets being replaced; (b) the purchase price of assets purchased simultaneously with the trade-in of existing assets solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the asset being traded in at such time; (c) the purchase of property or equipment to the extent financed with the proceeds of asset sales or other dispositions outside the ordinary course of business that are not required to be applied to prepay the Term Loans pursuant to Section 2.10(a)(iii); (d) expenditures that constitute Permitted Acquisitions or other Acquisitions not prohibited hereunder; (e) any capitalized interest expense reflected as additions to property in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries (including in connection with sale-leaseback transactions not prohibited hereunder); (f) any non-cash compensation or other non-cash costs reflected as additions to property in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries; and (g) capital expenditures relating to the construction or acquisition of any property or equipment which has been transferred to a Person other than the Borrower or any of its Restricted Subsidiaries pursuant to a sale-leaseback transaction not prohibited hereunder and capital expenditures arising pursuant to sale-leaseback transactions.

“Capital Lease” as applied to any Person, shall mean any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that (a) for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of December 31, 2020, and any similar lease entered into after December 31, 2020, may, in the sole discretion of the Borrower, be accounted for as an operating lease and not as a Capital Lease and (b) each Gaming/Racing Lease shall be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that (a) for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of December 31, 2020, and any similar lease entered into after December 31, 2020, may, in the sole discretion of the Borrower, be accounted for as an operating lease and not as a Capital Lease and (b) each Gaming/Racing Lease shall be accounted for as an operating lease and not as a Capital Lease.

“Cash Equivalents” shall mean, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender, Existing First Lien Lender or bank holding company owning any Lender or Existing First Lien Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by any Lender, Existing First Lien Lender or bank holding company owning any Lender or Existing First Lien Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender, Existing First Lien Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (h) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, and rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business; (i) such local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business; or (j) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (i) above.

“Cash Interest” has the meaning set forth in Section 3.02(d).

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean (a) any Person that is a party to a Cash Management Agreement with the Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Cash Management Agreement, an Agent, a Lender or an Affiliate of an Agent or a Lender and (b) any Person that is a party to a Cash Management Agreement with the Borrower and/or any of its Restricted Subsidiaries that was in effect on the Closing Date, if such Person becomes an Agent, a Lender or an Affiliate of an Agent or a Lender within thirty (30) days of the Closing Date, and in the case of each of clauses (a) and (b), such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of Section 12.03.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other Taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property. “Casualty Event” shall include, but not be limited to, any Taking of all or any part of any Real Property of the Borrower or any of its Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law (or settlement in lieu thereof), or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property or Mortgaged Vessel owned by the Borrower or any of its Restricted Subsidiaries or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean any Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Subsidiaries of the Borrower that are CFCs or other CFC Holdcos.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if:

(a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding (i) any employee benefit plan of such Person or its subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for the Borrower (in a transaction where the Voting Stock of the Borrower outstanding prior to such transaction is converted into or exchanged for the Voting Stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance)) and (ii) the Permitted Holders)), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Borrower (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right); or

(b) there shall have occurred any “change of control” (or any comparable term) in any document pertaining to (x) the Senior Unsecured Notes, or (y) any other Indebtedness of the Borrower or any Restricted Subsidiary constituting Material Indebtedness.

“Charges” has the meaning set forth in Section 13.19.

“Class” has the meaning set forth in Section 1.03.

“Closing Date” shall mean the date on which the initial extension of credit is made hereunder, which date is February 11, 2026.

“Closing Date Repayment” shall mean (a) the repayment in full of all Existing First Lien Term Loans outstanding under the Existing First Lien Credit Agreement on the Closing Date and (b) the repayment of at least $250.0 million aggregate principal amount of Indebtedness outstanding under the Existing First Lien Revolving Facility (or, if less, the aggregate principal amount of Indebtedness outstanding under the Existing First Lien Revolving Facility on the Closing Date).

“Closing Date Term Commitment” shall mean, for each Closing Date Term Lender, the obligation of such Lender, if any, to make a Closing Date Term Loan to the Borrower on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Closing Date Term Commitment” on Annex A-1. The aggregate principal amount of the Closing Date Term Commitments of all Closing Date Term Lenders on the Closing Date is $600.0 million.

“Closing Date Term Facility” shall mean, at any time, the credit facility comprising the Closing Date Term Commitments and the Closing Date Term Loans.

“Closing Date Term Lender” shall mean (a) on the Closing Date, the Lenders having Closing Date Term Commitments and (b) thereafter, the Lenders from time to time holding any Closing Date Term Loans, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Closing Date Term Loan” shall mean a term loan made pursuant to Section 2.01(a).

“Closing Date Term Loan Note” shall mean a promissory note substantially in the form of Exhibit A-1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the Pledged Collateral (or equivalent term), the Mortgaged Real Property, the Mortgaged Vessels (if any), all Property encumbered pursuant to Sections 9.08, 9.11 and 9.15, and all other Property of a Credit Party whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Security Document. “Collateral” shall not include (i) any Excluded Property or (ii) any assets or Property that has been released (in accordance with the Credit Documents) from the Lien granted to the Collateral Agent pursuant to the Security Documents, unless and until such time as such assets or Property are or are required by the Credit Documents to again become subject to a Lien in favor of the Collateral Agent.

“Collateral Account” shall mean (a) a Deposit Account (as defined in the UCC) of the Borrower with respect to which the Collateral Agent has “control” (as defined in Section 9-104 of the UCC) or (b) a Securities Account (as defined in the UCC) of the Borrower with respect to which the Collateral Agent has “control” (as defined in Section 9-106 of the UCC).

“Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“Comfort Letters” shall mean, collectively, (i) the letter agreement between the Division and UTGR dated May 10, 2013, (ii) the letter agreement between DBR and UTGR dated May 9, 2013, (iii) the letter agreement dated July 10, 2014, among DBR, the Division and UTGR, (iv) the letter agreement dated July 14, 2015 among DBR, the Division and PE II, (v) the Assignment, Assumption and Amendment of Regulatory Agreement, dated as of October 31, 2018, among DBR, the Division, the Borrower, BMG, UTGR, PE II and Tiverton, (vi) the letter agreement among DBR, the Division, UTGR and Tiverton dated May 10, 2019, (vii) the 2021 Comfort Letter, (viii) the 2025 Comfort Letter, (ix) the 2026 Comfort Letter, and (x) each other “comfort letter” among DBR, the Division and the Borrower, UTGR, Tiverton or any other Company.

“Commitment Letter” shall mean the Amended and Restated Commitment Letter, dated as of December 5, 2025, between the Borrower and the Lead Arrangers.

“Commitments” shall mean the Term Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies” shall mean the Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a Compliance Certificate substantially in the form attached as Exhibit U.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any Test Period, the sum (without duplication) of Consolidated Net Income for such Test Period; plus

(a) in each case to the extent deducted in calculating such Consolidated Net Income:

(i) provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes and for state taxes payable in lieu of income taxes, of the Borrower and its Restricted Subsidiaries for such Test Period (in each case in this clause (a)(i), other than gaming taxes under Title 29 of the Delaware Code or otherwise in effect in the State of Delaware);

(ii) Consolidated Interest Expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of the Borrower and its Restricted Subsidiaries for such Test Period, whether paid or accrued and whether or not capitalized;

(iii) any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;

(iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior Test Period);

(v) any Pre-Opening Expenses;

(vi) the amount of any restructuring costs, charges, accruals, expenses or reserves (including those relating to severance, relocation costs, contract termination costs and one-time compensation charges), costs and expenses incurred in connection with any non-recurring strategic initiatives, integration costs, referendum costs and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and costs associated with establishing new facilities (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(vii) any unusual or non-recurring costs, charges, accruals, reserves or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business) and non-recurring litigation expenses) (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(viii) any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Acquisition or Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful;

(ix) any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(x) license fees paid by the Borrower to the State of Delaware as described in Section 4819(d), Title 29 of the Delaware Code;

(xi) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(xii) professional fees paid to consultants to assist the Credit Parties to preserve tax refunds resulting from prior net operating losses;

(xiii) to the extent included in calculating such Consolidated Net Income, non-cash items decreasing such Consolidated Net Income for such Test Period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period (other than amortization of a prepaid cash item that was paid in a prior period), (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period pursuant to clause (b)(iv) below to such extent); minus

(b) each of the following:

(i) to the extent included in calculating such Consolidated Net Income, non-cash items increasing such Consolidated Net Income for such Test Period, other than (A) any non-cash items to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(ii) to the extent included in calculating such Consolidated Net Income, the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(iii) to the extent included in calculating such Consolidated Net Income, any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Test Period; and

(iv) to the extent not deducted in calculating such Consolidated Net Income, cash payments in such Test Period in respect of non-cash charges the Borrower previously elected to add back pursuant to clause (a)(xiii) above; plus

(c) the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of the Borrower) during such Test Period (or with respect to Specified Transactions, are reasonably expected to be initiated within eighteen (18) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided that (i) a duly completed Officer’s Certificate of the Borrower shall be delivered to the Administrative Agent together with the applicable Section 9.04 Financials, providing reasonable detail with respect to such cost savings, operating expense reductions, other operating improvements and synergies and certifying that such cost savings, operating expense reductions, other operating improvements and synergies are reasonably expected to be realized within eighteen (18) months of the taking of such specified actions (or, in the case of a Specified Transaction, within eighteen (18) months of the closing date of such Specified Transaction) and are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (ii) such actions are to be taken within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (iii) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (c) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period, and (iv) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (c) to the extent more than eighteen (18) months have elapsed after the specified action taken (or in the case of a Specified Transaction, more than eighteen (18) months have elapsed after the date of such Specified Transaction) in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and Section 1.05(c) shall not (i) exceed $15.0 million in the aggregate in such Test Period or (ii) be duplicative of one another; plus

(d) to the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (b)(iii) above, the amount of insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for such Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (d) to the extent the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (d)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters); plus

(e) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) above for any previous Test Period and not added back.

Consolidated EBITDA shall be further adjusted (without duplication):

(A) to include the Consolidated EBITDA of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by the Borrower or any Restricted Subsidiary during such Test Period and (ii) any Unrestricted Subsidiary the designation of which as such is revoked and converted into a Restricted Subsidiary during such Test Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or Revocation), determined as if references to the Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(B) to exclude the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such Test Period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such Test Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to the Borrower and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(C) in the event of any Expansion Capital Expenditures that were opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Expansion Capital Expenditures (as determined by the Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Expansion Capital Expenditures by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Expansion Capital Expenditures during the quarter in which the business representing such Expansion Capital Expenditure opened (unless such business opened on the first day of a fiscal quarter);

(D) in the event of any Development Project that was opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Development Project (as determined by the Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Development Project by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Development Project during the quarter in which such Development Project opened (unless such business opened on the first day of a fiscal quarter);

(E) in the event of any new operations of the Borrower or any Subsidiary that have been organically developed by the Borrower or any Subsidiary (e.g., not a Permitted Acquisition, but self-developed or self-constructed) that were opened during such Test Period, by multiplying the Consolidated EBITDA attributable to such new organically developed operations (as determined by the Borrower in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such organically developed operations by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such new organically developed operations during the quarter in which such new organically developed operations opened (unless such business opened on the first day of a fiscal quarter);

(F) in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries;

(G) to the extent that a Tax Reduction Event occurs during such Test Period, Consolidated EBITDA for such Test Period shall be calculated on a Pro Forma Basis as if such Tax Reduction Event (and the resultant reduction in gaming taxes payable to the State of Delaware) had occurred on the first day of such Test Period; and

(H) by increasing Consolidated EBITDA by an amount equal to the amount of all expenditures related to video lottery terminals (“VLTs”) incurred by the State of Rhode Island or the State of Delaware as the owner of the VLTs in Borrower’s properties in such states; provided that such amount will be reduced by the amount of Consolidated Net Income, if any, recognized by the Borrower and its Restricted Subsidiaries from the joint venture to be entered into with IGT Global Solutions Corporation in respect of the Borrower’s existing Rhode Island properties; provided further that the amount added to Consolidated EBITDA under this clause (H) shall not exceed $10.0 million in the aggregate during such Test Period.

Notwithstanding anything to the contrary contained herein, prior to delivery of the first Compliance Certificate pursuant to Section 9.04(c), Consolidated EBITDA shall be deemed to be $163,312,000 for the four Quarter period ended September 30, 2025.

Notwithstanding anything to the contrary contained herein, (a) dividends from the Intralot Group shall only be included in (or added back to) the calculation of Consolidated Net Income and Consolidated EBITDA to the extent paid in cash or Cash Equivalents and in any event only in an amount not to exceed $75.0 million in the aggregate in any Test Period, (b) rent expenses by or on behalf of the Bally’s Chicago Subsidiaries shall only be excluded from (or added back to) the calculation of Consolidated Net Income and Consolidated EBITDA to the extent incurred on or prior to December 31, 2026, (c) Development Expenses by or on behalf of the Bally’s Chicago Subsidiaries excluded from (or added back to) the calculation of Consolidated Net Income and Consolidated EBITDA shall not exceed $26.0 million in the aggregate in any Test Period and only the extent incurred on or prior to December 31, 2026, and (d) there shall be no exclusion from (or add back to) the calculation of Consolidated Net Income or Consolidated EBITDA for any rent expenses by or on behalf of Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation, and its Subsidiaries.

“Consolidated First Lien Net Indebtedness” shall mean Consolidated Net Indebtedness that is secured by any Lien on property or assets of the Borrower or any Restricted Subsidiary that is pari passu with, or senior to, the Lien securing the Obligations.

“Consolidated First Lien Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated First Lien Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Consolidated Interest Expense” shall mean, for any Test Period, the sum of interest expense of the Borrower and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication, (a) the interest portion of payments on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged and any Escrowed Indebtedness, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) net payments made under Swap Contracts or other derivative instruments relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency and trustee fees paid to the Administrative Agent and the agent or trustee under any other Indebtedness permitted hereunder and (l) costs and fees associated with obtaining Swap Contracts or other derivative instruments and fees payable thereunder.

“Consolidated Net Income” shall mean, for any Test Period, the aggregate of the net income of the Borrower and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a) any gain or loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale outside the ordinary course of business or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries shall be excluded;

(b) any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(c) the net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the net income of such Persons solely to the extent of the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to the Borrower or a Restricted Subsidiary thereof in respect of such period by such Persons (or to the extent converted into cash);

(d) the undistributed earnings of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Restricted Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under any Credit Document) or Requirement of Law applicable to such Restricted Subsidiary shall be excluded, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived; provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the net income of such Restricted Subsidiaries solely to the extent of the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to the Borrower or a Restricted Subsidiary (not subject to such restriction) thereof in respect of such period by such Restricted Subsidiaries (or to the extent converted into cash);

(e) any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(f) any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, or otherwise in respect of, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;

(g) the cumulative effect of a change in accounting principles shall be excluded;

(h) any expenses or reserves for liabilities shall be excluded to the extent that Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which Borrower or any of its Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that Borrower or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (h));

(i) losses, to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(j) gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded; and

(k) the net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to the Borrower’s economic ownership interest therein.

Notwithstanding anything to the contrary contained herein, (a) dividends from the Intralot Group shall only be included in (or added back to) the calculation of Consolidated Net Income and Consolidated EBITDA to the extent paid in cash or Cash Equivalents and in any event only in an amount not to exceed $75.0 million in the aggregate in any Test Period, (b) rent expenses by the Bally’s Chicago Subsidiaries under any Gaming/Racing Lease to which they are party shall only be excluded from (or added back to) the calculation of Consolidated Net Income and Consolidated EBITDA to the extent incurred on or prior to December 31, 2026, (c) Development Expenses by the Bally’s Chicago Subsidiaries excluded from (or added back to) the calculation of Consolidated Net Income and Consolidated EBITDA shall not exceed $26.0 million in the aggregate in any Test Period and only the extent incurred on or prior to December 31, 2026, and (d) there shall be no exclusion from (or add back to) the calculation of Consolidated Net Income or Consolidated EBITDA for any rent expenses by Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation, and its Subsidiaries, under any Gaming/Racing Lease to which they are party.

Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under any Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under any such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof); provided that any “true-up” of rent paid in cash pursuant to such Gaming/Racing Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

“Consolidated Net Indebtedness” shall mean, as at any date of determination, (a) the aggregate amount of all Indebtedness of the Borrower and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged and any Escrowed Indebtedness) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases, purchase money Indebtedness, Indebtedness evidenced by promissory notes and similar instruments and Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below); minus (b) Unrestricted Cash; provided that (i) Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof, (ii) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than the Borrower or any of its Restricted Subsidiaries, (iii) Consolidated Net Indebtedness shall not include Contingent Obligations, provided, however, that if and when any Contingent Obligation that does not constitute Consolidated Net Indebtedness is demanded for payment from the Borrower or any of its Restricted Subsidiaries, then the amount of such Contingent Obligation shall be included in such calculations of Consolidated Net Indebtedness, (iv) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of the Borrower that is not a Guarantor and which Indebtedness is not guaranteed by any Credit Party, in an amount in excess of the proportion of such Indebtedness that would not be so excluded shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (d) thereof, and (v) the aggregate amount of Unrestricted Cash deducted pursuant to clause (b) above shall not exceed $100.0 million.

“Consolidated Secured Net Indebtedness” shall mean Consolidated Net Indebtedness minus the sum of the portion of Indebtedness of the Borrower or any Restricted Subsidiary included in Consolidated Net Indebtedness that is not secured by any Lien on property or assets of the Borrower or any Restricted Subsidiary.

“Consolidated Total Assets” shall mean, as at any date of determination with respect to any Person, the total amount of all assets of such Person in accordance with GAAP, as shown on the most recent Section 9.04 Financials.

“Consolidated Total Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of determining whether the maximum permitted Consolidated Total Net Leverage Ratio is satisfied pursuant to Sections 10.06(j), 10.06(k), 10.09(a)(ii) and 10.09(a)(iii), the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of “Consolidated Net Indebtedness”.

“Consolidated Total Secured Net Leverage Ratio” shall mean, as at any date of determination, the ratio of (a) Consolidated Secured Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed by any Company in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Control” shall mean the possession, directly or indirectly, of the power to (x) vote more than fifty percent (50%) (or, for purposes of (1) Section 10.07, ten percent (10%) of the outstanding voting interests of a Person and (2) the definition of Bally’s Permitted Assignee, fifteen percent (15%)) of the outstanding voting interests of a Person or (y) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Property” shall mean, each of the following, individually: (i) the Twin River Casino, (ii) the Tiverton Casino Hotel, (iii) the Dover Downs Hotel & Casino and (iv) the Hard Rock Hotel and Casino Biloxi.

“Covered Taxes” shall mean all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement, any Note, any Guarantee or any other Credit Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension, conversion, amendment or renewal of existing Indebtedness) in exchange for, or to extend, amend, convert, renew, replace or refinance, in whole or part, then-existing Term Loans and/or Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) other than in the case of customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the following requirements), such Indebtedness has the same or a later maturity and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt, plus, accrued interest, fees and premiums (if any) thereon, plus, other fees and expenses associated with the refinancing (including any arrangement fees, upfront fees and original issue discount), plus, any unutilized commitments thereunder, (iii) such Refinanced Debt shall be repaid, defeased, satisfied and discharged or extended or renewed on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on or promptly following the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained (or released from escrow, as applicable), (iv) [reserved], (v) the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of such Indebtedness are (as determined by the Borrower in good faith) substantially identical to the terms of the Refinanced Debt as existing on the date of incurrence of such Credit Agreement Refinancing Indebtedness except, to the extent such terms (x) at the option of the Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Credit Agreement Refinancing Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any Credit Agreement Refinancing Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to the Borrower (as reasonably determined by the Borrower in good faith), when taken as a whole, than the terms of the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Final Maturity Date) (it being understood that any Credit Agreement Refinancing Indebtedness may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis (only in respect of a Credit Agreement Refinancing Indebtedness that ranks pari passu with the Obligations) or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Credit Agreement Refinancing Indebtedness with the proceeds of permitted refinancing Indebtedness)), or (y) are (1) added to the Initial Term Loans or (2) applicable only after the Final Maturity Date (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Class), (vi) the Borrower shall be the sole borrower thereunder and no Subsidiary of the Borrower shall guaranty such Indebtedness unless such Subsidiary is also a Guarantor hereunder, and (vii) to the extent such Indebtedness is secured, such Indebtedness shall not be secured by any Liens on any assets, except Liens on the Collateral. For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to the Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Credit Documents” shall mean (a) this Agreement, (b) the Notes, (c)  the Security Documents, (d) the Pari Passu Intercreditor Agreement, (e) any Second Lien Intercreditor Agreement, (f) any Extension Amendment, (g) any Refinancing Amendment, (h) the Foreign Guaranty, (i) any Joinder Agreement, (j) the Fee Letter and (k) each other agreement entered into by any Credit Party with the Administrative Agent, the Collateral Agent and/or any Lender, in connection herewith or therewith evidencing or governing the Obligations (other than the Commitment Letter), all as amended from time to time, but shall not include a Swap Contract or Cash Management Agreement.

“Credit Parties” shall mean the Borrower and the Guarantors.

“Credit Swap Contracts” shall mean any Swap Contract between (i) the Borrower and/or any or all of the other Credit Parties and (ii) a Swap Provider (excluding any Swap Contract of the type described in the last sentence of the definition of Swap Contract).

“DBR” shall mean the State of Rhode Island Department of Business Regulation.

“Debt Fund Affiliate” shall mean (i) any affiliate of the Borrower that is a bona fide debt Fund or managed account or financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) any affiliate of the Borrower that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and whose managers have fiduciary duties to the investors in such fund or other investment vehicle independent of, or in addition to, their duties to the Borrower.

“Debt Issuance” shall mean the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 10.01). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed a Debt Issuance for purposes of Section 2.10(a).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, corporate arrangement, receivership, insolvency, liquidation, administration, reorganization or similar debtor relief Laws of the United States or other applicable jurisdiction from time to time in effect.

“Declined Amounts” shall have the meaning provided in Section 2.10(b).

“Deemed Revocation” has the meaning set forth in the definition of “Available Amount.”

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“Default Rate” shall mean a per annum rate equal to, (i) in the case of principal on any Loan, the rate which is 2.00% in excess of the rate borne by such Loan immediately prior to the respective payment default or other Event of Default, and (ii) in the case of any other Obligations, the rate which is 2.00% in excess of the rate otherwise applicable to ABR Loans from time to time (determined based on a weighted average if multiple Tranches of Term Commitments are then outstanding).

“Defaulting Lender” shall mean any Lender that (i) has failed to fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) has notified the Borrower or the Administrative Agent in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or has defaulted generally (excluding bona fide disputes) on its funding obligations under other loan agreements or credit agreements or other similar agreements, (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation) or (v) becomes the subject of a Bail-In Action. Any determination of a Defaulting Lender under clauses (i) through (v) above will be conclusive and binding absent manifest error.

“Delaware Gaming Authorities” shall mean Delaware State Lottery Office through the powers delegated to the Director thereof, the Delaware’s Department of Safety and Homeland Security, Division of Gaming Enforcement.

“Delayed Draw Term Commitment” shall mean, for each Delayed Draw Term Lender, the obligation of such Lender, if any, to make a Delayed Draw Term Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Delayed Draw Term Commitment” on Annex A-2, or in the Assignment Agreement pursuant to which such Lender assumed its Delayed Draw Term Commitment, as applicable, as the same may be (i) changed pursuant to Section 13.05(b) or (ii) reduced or terminated from time to time pursuant to Section 2.04 or Section 11.01. The aggregate principal amount of the Delayed Draw Term Commitments of all Delayed Draw Term Lenders on the Closing Date is $500.0 million.

“Delayed Draw Term Commitment Period” shall mean the period from and including the Closing Date to but excluding the Delayed Draw Term Commitment Termination Date (or, if earlier, such date on which the Delayed Draw Term Commitments are otherwise terminated or reduced to zero in accordance with this Agreement).

“Delayed Draw Term Commitment Termination Date” shall mean the earlier of (a) the Delayed Draw Term Funding Date and (b) the date that is five (5) Business Days after the Closing Date.

“Delayed Draw Term Facility” shall mean, at any time, the aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Term Commitments and Delayed Draw Term Loans at such time.

“Delayed Draw Term Funding Date” shall mean the date the Delayed Draw Term Loans are funded pursuant to Section 2.01(b).

“Delayed Draw Term Lenders” shall mean (a) on the Closing Date, the Lenders having Delayed Draw Term Commitments on Annex A-2 and (b) thereafter, the Lenders from time to time holding any Delayed Draw Term Commitments and/or Delayed Draw Term Loans, after giving effect to any assignments thereof permitted by Section 13.05(b).

“Delayed Draw Term Loan” shall mean a delayed draw term loan made pursuant to Section 2.01(b).

“Delayed Draw Term Loan Note” shall mean a promissory note substantially in the form of Exhibit A-2.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by a financial officer of the Borrower, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designation” has the meaning set forth in Section 9.12(a).

“Development Expenses” shall mean, without duplication, the aggregate principal amount, not to exceed $200.0 million at any time, of (a) outstanding Indebtedness, the proceeds of which, at the time of determination, as certified by a Responsible Officer of the Borrower, are pending application and are required or intended to be used to fund and (b) amounts spent (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of the Borrower or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) the Borrower, the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of ninety (90) consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming/Racing Licenses or authorizations by any Governmental Authority, so long as, in the case of any such Gaming/Racing Licenses or other governmental authorizations, the Borrower, a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming/Racing Licenses or authorizations by any Governmental Authority), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or, in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses under clause (a) above (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” shall mean Investments, directly or indirectly, (a) in any Joint Ventures or Unrestricted Subsidiaries in which the Borrower or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and, in the case of a Joint Venture, in which the Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture, or (b) in, or expenditures with respect to, casinos, “racinos,” full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns or Persons that own casinos, “racinos”, full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns (including casinos, “racinos”, full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns in development or under construction that are not presently open or operating) with respect to which the Borrower or any of its Restricted Subsidiaries will directly manage the development thereof or (directly or indirectly through Subsidiaries) the Borrower or any of its Restricted Subsidiaries has entered into a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and such contract remains in full force and effect at the time of such Investment, though it may be subject to regulatory approvals, in each case, used to finance, or made for the purpose of allowing such Joint Venture, Unrestricted Subsidiary, casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern, as the case may be, to finance the purchase or other acquisition or construction of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Joint Venture, Unrestricted Subsidiary, casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern and assets ancillary or related thereto, or the construction and development of a casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application, tavern or assets ancillary or related thereto and including Pre-Opening Expenses with respect to such Joint Venture, Unrestricted Subsidiary, casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern and other fees and payments to be made to such Joint Venture, Unrestricted Subsidiary or the owners of such casino, “racino”, full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern.

“Discharged” shall mean Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit; and “Discharge” has a correlative meaning.

“Discount Range” shall have the meaning provided in Exhibit O.

“Disqualification” shall mean, with respect to any Person:

(a) the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a lender to the Borrower pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a lender to the Borrower;

(b) the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c) any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a lender to the Borrower, (ii) that such Person shall be “disqualified” as a lender to the Borrower or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d) such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a Material Adverse Effect on the Borrower and/or any Restricted Subsidiary.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof, pursuant to a sinking fund or otherwise (other than solely (w) for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior Payment in Full of the Obligations, (x) as a result of a redemption required by Gaming/Racing Law, (y) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement or (z) with respect to Equity Interests issued to any plan for the benefit of, or to, present or former directors, officers, consultants or employees that is required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations as a result of such director’s, officer’s, consultant’s, or employee’s termination, resignation, retirement, death or disability), or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Lenders” shall mean (a) banks, financial institutions, other institutions or Persons identified in writing to the Lead Arrangers by the Borrower on or prior to the date of the Commitment Letter as a disqualified lender, (b) any Person identified in writing by the Borrower to the Lead Arrangers on or prior to the date of the Commitment Letter, or that is identified in writing by the Borrower to the Lead Arrangers (or, after the Closing Date, to the Administrative Agent) thereafter that, at the time, (i) owns or operates a casino or similar gaming establishment or is seeking a gaming license for a casino or similar gaming establishment, in each case, located within 125 miles of any Core Property or (ii) is a competitor of the Borrower and its Subsidiaries, or (c) any Affiliate of a Person referred to in clause (a) or (b) that is (i) reasonably identifiable as such solely on the basis of their name (other than, in the case of any Affiliate of a Person referred to in clause (b), any bona fide (A) debt fund, (B) investment vehicle, (C) regulated bank entity or (D) non-regulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (“Bona Fide Debt Funds”)) or (ii) identified in writing by the Borrower to the Lead Arrangers (or, after the Closing Date, to the Administrative Agent) from time to time after the date of the Commitment Letter (other than, in the case of any Affiliate of a Person referred to in clause (b), any Bona Fide Debt Funds); provided, that (i) any subsequent designation of a Disqualified Lender pursuant to the foregoing clauses (b) and (c) after the date of the Commitment Letter will not become effective until three (3) Business Days after such designation is delivered pursuant to the terms of this definition, it being understood that no such subsequent designation shall apply to any entity that is currently a Lender or party to a pending trade and (ii) the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the facilities hereunder or acquired an assignment or participation interest in the facilities hereunder to the extent such party was not a Disqualified Lender at the time of the applicable allocation, assignment or participation, as the case may be.

“Division” shall mean the Division of Lotteries of the State of Rhode Island Department of Revenue.

“Dollars” and “$” shall mean the lawful money of the United States.

“Domestic Credit Party” shall mean the Borrower and each other Credit Party that is a Domestic Subsidiary.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized or formed in the United States, any state thereof or the District of Columbia.

“Dover Downs Hotel & Casino” shall mean the Dover Downs Hotel & Casino, located in Dover, Delaware.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having the authority to exercise Write-Down and Conversion Powers.

“Eligible Assignee” shall mean and include (i) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D), (ii) solely for purposes of Borrower Loan Purchases, the Borrower and its Restricted Subsidiaries, (iii) so long as in compliance with Section 13.05(e), Affiliated Lenders and (iv) so long as in compliance with Section 13.05(h), Debt Fund Affiliates; provided, however, that (x) other than as set forth in clauses (ii), (iii) and (iv) of this definition, neither the Borrower nor any of the Borrower’s Affiliates or Subsidiaries shall be an Eligible Assignee, (y) Eligible Assignee shall not include any Person that is a Disqualified Lender as of the applicable Trade Date unless consented to in writing by the Borrower and (z) Eligible Assignee shall not include any Person who is a Defaulting Lender or subject to a Disqualification.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity.

“Environment” shall mean ambient and indoor air, surface water, drinking water supplies, and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources, or as otherwise defined in any Environmental Law.

“Environmental Action” shall mean any notice, claim, directive, order, litigation, judicial or administrative proceeding, demand or other written or, to the knowledge of any Responsible Officer of the Borrower, oral communication alleging liability or responsibility of the Borrower or any of its Restricted Subsidiaries for investigation, remediation, removal, cleanup, response, corrective action or other costs, obligations, damages to natural resources, personal injury, property damage, fines or penalties resulting from, related to or arising out of (a) the actual or alleged presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (b) any actual or alleged violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health and safety (to the extent relating to exposure to Hazardous Materials) or the Environment arising under Environmental Law.

“Environmental Law” shall mean any and all applicable treaties, Laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding legal requirements, and the common law, relating to protection of public or occupational health and safety (to the extent relating to exposure to Hazardous Materials) or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages.

“Equity Holder Disqualification” shall mean, with respect to any Person:

(a) the failure of such Person to timely file pursuant to applicable Gaming/Racing Laws (i) any application required of such Person by any Gaming/Racing Authorities in connection with any licensing or approval required of such Person as a holder of any Equity Interests of the Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, pursuant to applicable Gaming/Racing Laws or (ii) any application or other papers, in each case, required by any Gaming/Racing Authority in connection with a determination by such Gaming/Racing Authority of the suitability of such Person as a holder of any Equity Interests of the Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing;

(b) the withdrawal by such Person (except where requested or permitted by any Gaming/Racing Authority) of any such application or other required papers;

(c) any final determination by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws (i) that such Person is “unsuitable” as a holder of any Equity Interests of the Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing, (ii) that such Person shall be “disqualified” as a holder of any Equity Interests of the Borrower or any Subsidiary thereof, or as an officer, manager, director, partner, member or shareholder of any of the foregoing or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d) such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming/Racing Authority pursuant to applicable Gaming/Racing Laws which failure results in a Material Adverse Effect on the Borrower and/or any Restricted Subsidiary.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests or Swap Contracts entered into as a part of, or in connection with, an issuance of such debt instrument shall not be deemed an Equity Interest.

“Equity Issuance” shall mean (a) any issuance or sale after the Closing Date by the Borrower of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by the Borrower after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution). The issuance or sale of any debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall be deemed an issuance of Indebtedness and not an Equity Issuance for purposes of the definition of Equity Issuance Proceeds; provided, however, that such issuance or sale shall be deemed an Equity Issuance upon the conversion or exchange of such debt instrument into Equity Interests.

“Equity Issuance Proceeds” shall mean, with respect to any Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Equity Issuance net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith; provided that, with respect to any Equity Interests issued upon exercise of any Equity Rights, the Equity Issuance Proceeds with respect thereto shall be determined without duplication of any Equity Issuance Proceeds received in respect of such Equity Rights.

“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of the ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) (i) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) the failure by any ERISA Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or (iii) the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability on any ERISA Entity or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; (j) the withdrawal of any ERISA Entity from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to the Borrower or any of its Restricted Subsidiaries.

“ERISA Group” shall mean the Borrower and its Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Restricted Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“Erroneous Payment” has the meaning set forth in Section 12.16(a).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 12.16(d).

“Escrowed Indebtedness” shall mean Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning set forth in Section 11.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” shall mean net cash proceeds received by the Borrower from the sale (other than (i) to a Subsidiary of the Borrower or (ii) to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Equity Interests (other than Disqualified Capital Stock) of the Borrower or capital contributions to the Borrower in each case (x) not including any amounts included in the Available Amount and (y) to the extent designated as Excluded Contributions by the Borrower pursuant to an Officer’s Certificate delivered to Administrative Agent within one hundred and eighty (180) days of the date such Equity Interests are sold or capital contributions made.

“Excluded Information” shall have the meaning provided in Section 12.07(b).

“Excluded Property” shall mean, with respect to any Credit Party or any other grantor of a security interest pursuant to the Security Documents, any property or other assets of such Credit Party or such other grantor that would constitute “Excluded Property” pursuant to the definition thereof in the U.S. Security Agreement; provided that, notwithstanding anything herein, in the Agreed Security Principles or in any other Credit Document to the contrary, in no event shall the Equity Interests of any Credit Party owned by a Credit Party constitute Excluded Property or “Excluded Assets” or any similar defined term in any Credit Document (except to the extent such Equity Interests would otherwise constitute Excluded Property (as defined in the U.S. Security Agreement) or “Excluded Assets” or any similar defined term in any Credit Document or would be excluded from the requirement to grant a security interest thereon pursuant to Section 11(g) of the Agreed Security Principles, in each case, because the pledge or assignment thereof, or grant of a security interest therein, would constitute a violation of any applicable Requirements of Law (including any Gaming/Racing Laws) or require the consent of any Governmental Authority (including any Gaming/Racing Authority) which has not been obtained).

“Excluded Subsidiary” shall mean (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is a (i) Foreign Subsidiary, (ii) CFC Holdco, (iii) Subsidiary of a Foreign Subsidiary of the Borrower if such Foreign Subsidiary is a CFC or (iv) Subsidiary of a CFC Holdco, (d) any Subsidiary that is not a Wholly Owned Subsidiary, (e) any Subsidiary that is prohibited by applicable law, rule or regulation (including, without limitation, any Gaming/Racing Laws) or by any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its property or assets is bound from guaranteeing the Obligations, and in each case, only for so long as such prohibition exists; provided that any such agreement, instrument or other undertaking (i) is in existence on the Closing Date and listed on Schedule 1.01(A) (or, with respect to a Subsidiary acquired after the Closing Date, as of the date of such acquisition) (or is an amendment thereof that is not materially more restrictive) and (ii) was not entered into in connection with or anticipation of this provision, (f) any Subsidiary for which guaranteeing the Obligations would require consent, approval, license or authorization from any Governmental Authority (including, without limitation, any Gaming/Racing Authority), unless such consent, approval, license or authorization has been received and is in effect, (g) any Subsidiary that is a special purpose entity, (h) any not-for-profit Subsidiaries, (i) any captive insurance Subsidiaries and (j) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences (including any material (as determined by the Borrower in its reasonable discretion) adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided, however, that no Restricted Subsidiary that is required to become a Guarantor pursuant to Section 9.15 shall be considered a Foreign Subsidiary, a CFC, a Subsidiary of a Foreign Subsidiary or a CFC Holdco for purposes of the foregoing; provided, further, notwithstanding the foregoing, the Borrower may in its sole discretion designate any Excluded Subsidiary (other than a Foreign Subsidiary) as a Guarantor and in connection therewith shall comply with the provisions of Section 9.11 and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualified as an Excluded Subsidiary), upon which re-designation such Subsidiary shall automatically be released from its Guarantee in accordance with Section 6.08; provided, further, that, notwithstanding the foregoing, the Borrower may in its sole discretion (but in accordance with the Agreed Security Principles) designate any Foreign Subsidiary as a Guarantor on terms and conditions reasonably acceptable to the Borrower and the Administrative Agent and may, thereafter, re-designate such Foreign Subsidiary as an Excluded Subsidiary, upon which re-designation such Foreign Subsidiary shall automatically be released from its Guarantee in accordance with Section 6.08. For the avoidance of doubt, any Person that becomes a Guarantor hereunder shall cease to be an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean all of the following Taxes imposed on or with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party or required to be withheld or deducted from a payment to such recipient, in each case, under any Credit Document, (a) Taxes imposed on or measured by such recipient’s net income or net profits (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by a jurisdiction as a result of such recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment requested by the Borrower under Section 2.11(a)) or (ii) such Lender designates a new Applicable Lending Office, except in each case to the extent that additional amounts with respect to such withholding Tax were payable pursuant to Section 5.06(a) either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it designated the new Applicable Lending Office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.06(c), and (d) any withholding Tax imposed under FATCA. For purposes of clause (b) of this definition, a Lender that acquires a participation pursuant to Section 4.07(b) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

“Existing First Lien Credit Agreement” shall mean that certain Credit Agreement, dated as of October 1, 2021, by and among the Borrower, the Subsidiaries of the Borrower from time to time party thereto as guarantors, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of June 23, 2023, as further amendment by that certain Second Amendment to Credit Agreement, dated as of May 14, 2025, as further amended by that certain Third Amendment to Credit Agreement, dated as of September 11, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified or refinanced (in whole or in part, and whether with the original administrative agent, collateral agent and lenders, or other agents and lenders or otherwise, and whether in the form of loans or commitments or otherwise) from time to time, in each case, to the extent not prohibited by this Agreement.

“Existing First Lien Credit Agreement Agent” shall mean Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the Existing First Lien Credit Agreement, or any successor thereto.

“Existing First Lien Credit Documents” has the meaning given to the term “Credit Documents” in the Existing First Lien Credit Agreement.

“Existing First Lien Credit Facilities” shall mean the Existing First Lien Term Loans and the Existing First Lien Revolving Facility (or, in each case, any Permitted Refinancing thereof (in whole or in part, whether with the original administrative agent, collateral agent and lenders, or other agents and lenders or otherwise, and whether in the form of loans or commitments or otherwise)).

“Existing First Lien Lender” has the meaning given to the term “Lender” in the Existing First Lien Credit Agreement.

“Existing First Lien Revolving Facility” has the meaning given to the term “Revolving Facility” in the Existing First Lien Credit Agreement.

“Existing First Lien Term Loans” has the meaning given to the term “Term Loans” in the Existing First Lien Credit Agreement.

“Existing Term Loan Tranche” shall have the meaning provided in Section 2.13(a).

“Expansion Capital Expenditures” shall mean any capital expenditure by the Borrower or any of its Restricted Subsidiaries in respect of the purchase, construction, development or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in the Borrower’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of the Borrower and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Available Proceeds of an Asset Sale or Casualty Event and excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of the Borrower and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“Extended Term Loans” shall have the meaning provided in Section 2.13(a).

“Extending Lender” shall have the meaning provided in Section 2.13(c).

“Extension Amendment” shall have the meaning provided in Section 2.13(d).

“Extension Election” shall have the meaning provided in Section 2.13(c).

“Extension Request” shall have the meaning provided in Section 2.13(a).

“Extension Tranche” shall mean all Extended Term Loans of the same tranche that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Tranche).

“fair market value” shall mean, with respect to any Property, a price (after taking into account any liabilities relating to such Property), as determined in good faith by the Borrower, that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Fair Share” has the meaning set forth in Section 6.10.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, further, that if the aforesaid rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean that certain Fee Letter, dated as of the Closing Date, by and between the Borrower and the Administrative Agent.

“Final Maturity Date” shall mean the latest of the Initial Term Loan Maturity Date, the latest final maturity date applicable to any Extended Term Loans and the latest final maturity date applicable to any Other Term Loans.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Call Date” shall mean the date that is eighteen (18) months after the Closing Date.

“Fixed Amounts” has the meaning set forth in Section 1.08(a).

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean 3.00% per annum.

“Foreign Credit Party” shall mean each Credit Party that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Foreign Guaranty” shall mean a New York law governed guaranty agreement (including any joinders or supplements thereto) executed by a Foreign Subsidiary, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (excluding employment agreements and any statutory plans) maintained or contributed to by, or entered into with, the Borrower or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Security Document” shall mean each security document executed by a Credit Party that is governed by the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, in each case in accordance with terms of this Agreement and the other Credit Documents.

“Foreign Subsidiary” shall mean each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Credit Party” has the meaning set forth in Section 6.10.

“Funding Date” shall mean the date of the making of any extension of credit hereunder (including the Closing Date).

“GAAP” shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

“Gaming/Racing Authority” shall mean the applicable gaming and/or racing board, commission or other Governmental Authority responsible for the administration, execution and administrative enforcement of, or otherwise having licensing or regulatory authority with respect to, the Gaming/Racing Laws applicable to the Borrower or any of its Restricted Subsidiaries, including, without limitation, the DBR, the Division, the Mississippi Gaming Commission, the Delaware Gaming Authorities and the Delaware Harness Racing Commission.

“Gaming/Racing Facility” shall mean, collectively, (i) each Core Property and (ii) any other casino or other gaming, wagering or racing establishment or operation owned, managed, leased or operated by the Borrower or any of its Restricted Subsidiaries from time to time.

“Gaming/Racing Laws” shall mean (as clarified and supplemented by the Comfort Letters, as applicable, in respect of any Rhode Island Gaming/Racing Laws), (a) all laws, rules, regulations, ordinances, orders, decrees and other enactments applicable to Casino Gaming (as defined in R.I. Gen. Laws §42-61.2-1(8)), casinos, dog racing, horse racing, simulcasting, VLT and/or any other gaming, gambling or wagering operations or activities (including online gaming, mobile gaming and sports wagering) with respect to the Borrower or any of its Restricted Subsidiaries, as applicable, as in effect from time to time, including the policies, interpretations, orders, decisions, judgments, awards, decrees and administration thereof by any Gaming/Racing Authority, including, without limitation, R.I. Gen. Laws §§ 41-1-1, et seq., 41-2-1, et seq., 41-3-1, et seq., 41-3.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17, 42-35-1, et seq., 42-61-1, et seq., 42-61.1-1, et seq., 42-61.2-1, et seq. and 42-61.3-1. et seq., as amended, the DBR’s rules and regulations and the Division’s rules and regulations promulgated by the respective directors of each pursuant to applicable Rhode Island laws, and the provisions of the Mississippi Gaming Control Act, as codified in Chapter 76 of Title 75 of the Mississippi Code of 1972, as amended, and the rules and regulations promulgated by the Mississippi Gaming Commission, as amended, and any consents, rulings, orders, directives or similar issuances of the Mississippi Gaming Commission pursuant thereto, and Title 29, Chapter 48 of the Delaware Code, as amended, and the regulations promulgated pursuant thereto, and all amendments thereto, and any consents, rulings, orders, directives or similar issuances of the Delaware Gaming Authorities pursuant thereto and Title 3, Chapter 100 of the Delaware Code, as amended, and the regulations promulgated pursuant thereto, and all amendments thereto, and any consents, rulings, orders, directives or similar issuances of the Delaware Harness Racing Commission pursuant thereto and the regulations promulgated pursuant thereto, and all amendments thereto, and (b) all other applicable laws, rules, regulations, ordinances, orders, decrees and other enactments applicable to the lottery, gambling (including, but not limited to, online gaming), gaming, betting (including but not limited to sports betting), wagering (including but not limited to pari-mutuel wagering), racing, fantasy sports or simulcasting operations, as in effect from time to time (including the policies, amendments, rulings, consents, interpretations, orders, decisions, directives, judgments, awards, decrees, administration or similar issuances thereof by any Gaming/Racing Authority), owned, developed, leased, managed, operated, hosted or supplied (directly or indirectly) or proposed to be owned, developed, leased, managed, operated, hosted or supplied by the Borrower or any of its Restricted Subsidiaries.

“Gaming/Racing Lease” shall mean any lease entered into for the purpose of the Borrower or any of its Restricted Subsidiaries to acquire (including pursuant to a sale and leaseback transaction) the right to occupy and use real property, vessels or similar assets for, or in connection with, the construction, development or operation of Gaming/Racing Facilities.

“Gaming/Racing License” shall mean any licenses, permits, franchises, approvals, findings of suitability or other authorizations from, or report or filing with, any Gaming/Racing Authority or any other federal, state, local or foreign Governmental Authority required to own, develop, lease, manage, operate, host or supply (directly or indirectly) any lottery, gambling (including, but not limited to, online gaming), betting (including but not limited to sports betting), gaming, wagering (including but not limited to pari-mutuel wagering), racing, fantasy sports or simulcasting operation owned, developed, leased, managed, operated, hosted or supplied, or proposed to be owned, developed, leased, managed, operated, hosted or supplied by the Borrower or any of its Subsidiaries or required by Gaming/Racing Laws, as clarified and supplemented by the Comfort Letters to the extent applicable.

“GLP” shall mean GLP Capital, L.P., a Pennsylvania limited partnership.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming/Racing Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law requiring notification of the buyer, mortgagee or assignee of real property, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any real property, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility or business to be sold, mortgaged, assigned or transferred.

“Guarantee” shall mean the guarantee of each Guarantor (a) in the case of any Domestic Credit Party, made pursuant to Article VI, or (b) in the case of any Foreign Credit Party, made pursuant to the Foreign Guaranty.

“Guaranteed Obligations” has the meaning set forth in Section 6.01.

“Guarantors” shall mean each of the Persons listed on Schedule 1.01(B) as of the Closing Date and each Restricted Subsidiary that may hereafter execute the Foreign Guaranty or a Joinder Agreement pursuant to Section 9.11, together with their successors and permitted assigns, and “Guarantor” shall mean any one of them. provided, however, that notwithstanding the foregoing, “Guarantors” shall not include any Excluded Subsidiary (unless the Borrower determines in its sole discretion to cause such Excluded Subsidiary to become a Guarantor in accordance with the terms of the definition of “Excluded Subsidiary”) or any Person that has been released as a Guarantor in accordance with the terms of the Credit Documents.

“Hard Rock Collateral Assignment Consent” shall mean that certain Consent to Collateral Assignment of Hard Rock License Agreements, to be executed by Hard Rock Hotel Licensing, Inc., a Florida corporation, and Hard Rock Café International (STP), Inc., a New York corporation, in favor of the Collateral Agent, substantially in the form of Exhibit V or such other form as is reasonably acceptable to the Administrative Agent.

“Hard Rock Documents” shall mean, collectively, (i) the Hard Rock License Agreement, (ii) the Hard Rock Restaurant Lease, (iii) the Hard Rock Memorabilia Lease and (iv) the Hard Rock Retail Store Lease.

“Hard Rock Hotel and Casino Biloxi” shall mean the Hard Rock Hotel and Casino Biloxi, located in Biloxi, Mississippi.

“Hard Rock License Agreement” shall mean that certain License Agreement, dated as of May 15, 2003, by and between PE Biloxi and Hard Rock Hotel Licensing, Inc., a Florida corporation, as amended through the Closing Date, and as further amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Memorabilia Lease” shall mean that certain Memorabilia Lease, dated as of July 2, 2007, by and between Hard Rock Café and PE Biloxi, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Restaurant Lease” shall mean that certain Lease Agreement (Café), dated as of December 30, 2003, by and between PE Biloxi and Hard Rock Café International (STP), Inc., a New York corporation, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock Retail Store Lease” shall mean that certain Lease Agreement (Retail Store), dated as of December 30, 2003, by and between PE Biloxi and Hard Rock Café International (STP), Inc., a New York corporation, as amended, modified or supplemented from time to time as permitted under this Agreement.

“Hard Rock SNDA (Restaurant Lease)” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, to be executed by Hard Rock Café International (STP), Inc., a New York corporation, in favor of the Collateral Agent, substantially in the form of Exhibit W or such other form as is reasonably acceptable to the Administrative Agent.

“Hard Rock SNDA (Retail Store Lease)” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, to be executed by Hard Rock Café International (STP), Inc., a New York corporation, in favor of the Collateral Agent, substantially in the form of Exhibit X or such other form as is reasonably acceptable to the Administrative Agent.

“Hazardous Material” shall mean any material, substance, waste, constituent, compound, pollutant or contaminant, including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum by-product or waste), asbestos or asbestos-containing material, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides, subject to regulation under Environmental Law or which could reasonably be expected to give rise to liability under Environmental Law.

“Immaterial Subsidiary” shall mean (a) as of the Closing Date, those Subsidiaries of the Borrower which are designated as such on Schedule 8.12(b) and (b) each additional Subsidiary of the Borrower which is hereafter designated as such from time to time by written notice to the Administrative Agent in a manner consistent with the provisions of Section 9.13; provided, that no Person shall be so designated (or in the cases of clauses (i), (ii), (iii) and (iv) below, if already designated, remain), if, as of the date of its designation (or if already designated, as of any date following such designation) (i) (x) such Person’s (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 2.5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 2.5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis or (y) when such Person is taken together with all other Immaterial Subsidiaries as of such date, all such Immaterial Subsidiaries’ (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 10.0% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 10.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, (ii) it owns, leases or operates any portion (other than de minimis assets) of any Core Property or owns any Equity Interests in any Guarantor, (iii) it owns any material assets which are used in connection with any Gaming/Racing Facility (other than a Gaming/Racing Facility with 200 gaming machines or less), (iv) it owns any Real Property which would be required to be a Mortgaged Real Property hereunder if such Subsidiary were not an Immaterial Subsidiary or (v) any Event of Default has occurred and remains continuing.

“Impacted Loans” has the meaning set forth in Section 5.02.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Incurrence-Based Amounts” has the meaning set forth in Section 1.08(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded, to the extent (x) such Person is indemnified for the payment thereof and such indemnification is not disputed or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three (3) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person. For the avoidance of doubt, it is understood and agreed that (v) Permitted Non-Recourse Guarantees shall not constitute Indebtedness, (w) the pledge of the Equity Interests in any Non-Credit Party or Joint Venture to secure Indebtedness or other obligations of any Non-Credit Party or Joint Venture and/or any Permitted Non-Recourse Guarantees shall not constitute Indebtedness of the pledgor solely due to the granting of such pledge, (x) casino “chips” and gaming winnings of customers shall not constitute Indebtedness, (y) any obligations of such Person in respect of Cash Management Agreements shall not constitute Indebtedness and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. Operating leases shall not constitute Indebtedness hereunder regardless of whether required to be recharacterized as Capital Leases pursuant to GAAP and Gaming/Racing Leases (and any guarantee or support arrangement in respect thereof) shall not constitute Indebtedness hereunder regardless of the characterization thereof pursuant to GAAP.

“Indemnitee” has the meaning set forth in Section 13.03(b).

“Initial Perfection Certificate” has the meaning set forth in the definition of “Perfection Certificate.”

“Initial Restricted Payment Base Amount” shall mean, as of any date of determination, an amount equal to the greater of $16.3 million and 10.0% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period minus (x) the amount of Investments made under Section 10.04(k)(ii) on or prior to such date, (y) the amount of Restricted Payments made under Section 10.06(i) on or prior to such date and (z) the amount of Junior Prepayments made under Section 10.09(a)(i) on or prior to such date.

“Initial Term Loan Maturity Date” shall mean the earlier of (a) the fifth (5th) anniversary of the Closing Date and (b) the Springing Maturity Date, if any.

“Initial Term Loans” shall mean (a) Closing Date Term Loans made pursuant to Section 2.01(a) and (b) Delayed Draw Term Loans made pursuant to Section 2.01(b).

“Intellectual Property” has the meaning set forth in Section 8.19.

“Interest Period” shall mean, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date that is one, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, as applicable; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for a Class shall extend beyond the maturity date for such Class.

“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Intralot” shall mean Bally’s Intralot S.A., a public limited liability company (société anonyme) organized under the laws of the Hellenic Republic with General Commercial Registry number 000818201000.

“Intralot Group” shall mean Intralot and its Subsidiaries.

“Intralot Release Conditions” shall mean, as at any date of determination, that (i) an amount equal to at least 50.0% of the aggregate principal amount of Term Loans outstanding on the Closing Date has been fully repaid (and, to the extent any Delayed Draw Term Commitments are then in effect, the aggregate amount of such Delayed Draw Term Commitments is less than 50.0% of the aggregate amount of Delayed Draw Term Commitments in effect as of the Closing Date), and (ii) the Consolidated First Lien Net Leverage Ratio (calculated on a Pro Forma Basis as of the most recent Calculation Date) does not exceed 1.50 to 1.00.

“Investments” of any Person shall mean (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person (provided that upon termination of any such Contingent Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or other securities of any other Person, (d) any capital contribution by such Person to any other Person, (e) without duplication of any amounts included under clause (b) above, any payment under any Contingent Obligation by such Person in respect of the Indebtedness or other obligation of any other Person or (f) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 10.04, “Investment” shall include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the assets of any Subsidiary of the Borrower (net of any liabilities of such Subsidiary that will not constitute liabilities of any Credit Party or Restricted Subsidiary after such Designation) at the time of Designation of such Subsidiary as an Unrestricted Subsidiary pursuant to Section 9.12 (excluding any Subsidiaries designated as Unrestricted Subsidiaries on the Closing Date and set forth on Schedule 9.12); provided, however, that upon the Revocation (or Deemed Revocation, as applicable) of a Subsidiary that was designated as an Unrestricted Subsidiary after the Closing Date, the amount of outstanding Investments in Unrestricted Subsidiaries shall be deemed to be reduced by the lesser of (x) the fair market value of such Subsidiary at the time of such Revocation (or Deemed Revocation, as applicable) and (y) the amount of Investments in such Subsidiary deemed to have been made (directly or indirectly) at the time of, and made (directly or indirectly) since, the Designation of such Subsidiary as an Unrestricted Subsidiary, to the extent that such amount constitutes an outstanding Investment under clauses (i), (k), (l), (m), (s), (t) or (x) of Section 10.04 at the time of such Revocation (or Deemed Revocation, as applicable); provided, further, that, for purposes of determining the fair market value of the Borrower’s (or a Restricted Subsidiary’s) Investments in a Bally’s Chicago UnSub, a Bally’s NY Permitted Holdco or Bally’s NY Holding following the Revocation (or Deemed Revocation, as applicable) of such Bally’s Chicago UnSub, Bally’s NY Permitted Holdco or Bally’s NY Holding, the fair market value of such Investments shall be calculated by deducting the fair market value of the Equity Interests owned by such Bally’s Chicago UnSub in Bally’s Chicago OpCo or the Equity Interests owned by such Bally’s NY Permitted Holdco or Bally’s NY Holding, as applicable, in any Subsidiary thereof, in each case at the time of such Revocation (or Deemed Revocation, as applicable).

“IRS” shall mean the United States Internal Revenue Service.

“Joinder Agreements” shall mean each Joinder Agreement substantially in the form of Exhibit M or such other form as is reasonably acceptable to the Administrative Agent and each Joinder Agreement to be entered into pursuant to the U.S. Security Agreement, any Foreign Security Document or the Foreign Guaranty.

“Joint Venture” shall mean any Person, other than an individual or a Wholly Owned Subsidiary of the Borrower, in which the Borrower or a Restricted Subsidiary of the Borrower (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Junior Prepayments” shall have the meaning provided in Section 10.09.

“Landlord” shall mean any landlord under any Gaming/Racing Lease.

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“LCT Election” shall have the meaning provided in Section 1.07.

“LCT Test Date” shall have the meaning provided in Section 1.07.

“Lead Arrangers” shall mean Ares Management LLC, Platinum Birch, Ltd. and Angelo, Gordon & Co., L.P. in their capacity as lead arrangers with respect to the Closing Date Term Facility and the Delayed Draw Term Facility.

“Lease” shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor, administrator, sequestrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority) has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action authorizing or indicating its consent to or acquiescence in any such proceeding or appointment; provided, however, that a Lender Insolvency Event shall not be deemed to exist solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” shall mean (a) each Person listed on Annex A-1 or A-2, (b) any Person that becomes a Lender from time to time party hereto pursuant to Section 2.15 and (c) any Person that becomes a “Lender” hereunder pursuant to an Assignment Agreement, in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment Agreement or a Borrower Assignment Agreement.

“License Revocation” shall mean (a) the revocation, failure to renew or suspension of any Gaming/Racing License held by the Borrower or any of its Restricted Subsidiaries, or (b) the appointment of a receiver, supervisor or similar official with respect to any gaming, gambling, wagering or betting business (including online gaming, mobile gaming and sports betting) of the Borrower or any of its Restricted Subsidiaries or to any Gaming/Racing Facility owned, leased, operated, managed or used by the Borrower or any of its Restricted Subsidiaries.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, deemed trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any filing of any financing statement under the UCC or other similar applicable Law or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than such financing statement or similar notices filed for informational or precautionary purposes only), or any conditional sale or other title retention agreement or any lease in the nature thereof; provided that in no event shall any operating lease or any Gaming/Racing Lease (or any guarantee or support arrangement in respect thereof) be deemed to be a Lien.

“Limited Condition Transaction” shall have the meaning provided in Section 1.07.

“Liquidated Subsidiary” has the meaning set forth in Section 6.08.

“Liquor Authority” shall mean, in any jurisdiction in which the Borrower or any of its Restricted Subsidiaries sells and distributes liquor, the applicable alcoholic beverage board or commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” has the meaning set forth in Section 13.13(a).

“Loans” shall mean the Term Loans.

“Losses” of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented out-of-pocket costs or disbursements (including reasonable and documented fees and expenses of one primary counsel for the Secured Parties collectively, and any special gaming and local counsel reasonably required in any applicable material jurisdiction (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform the Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties), in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.

“Majority Delayed Draw Term Lenders” shall mean, as of any date of determination, with respect to the unfunded Delayed Draw Term Commitments, non-Defaulting Lenders holding more than 50% of such unfunded Delayed Draw Term Commitments.

“Make-Whole Premium” shall mean, with respect to any Initial Term Loans to be prepaid on any prepayment date prior to the First Call Date, an amount equal to the greater of:

(a) 4.0% of the aggregate principal amount of such Initial Term Loans; and

(b) the excess if any, of (i) the sum of the present values at such prepayment date of (x) the prepayment price of such Initial Term Loans at the First Call Date (as set forth in Section 2.09(c)), plus (y) all remaining scheduled interest payments (assuming such payments are made in cash and not PIK Interest) on such Initial Term Loans to and including the First Call Date (excluding accrued but unpaid interest to, but excluding, the applicable prepayment date), with respect to each of clause (x) and (y), calculated using a discount rate equal to the Treasury Rate as of such prepayment date, plus 50 basis points, over (ii) the aggregate principal amount of such Initial Term Loans being prepaid at such prepayment date.

“Margin Stock” shall mean margin stock within the meaning of Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole and after giving effect to the Transactions, (b) a material adverse effect on the ability of the Credit Parties to satisfy their material payment Obligations under the Credit Documents or (c) a material adverse effect on the legality, binding effect or enforceability against any material Credit Party of any Credit Document to which it is a party or any of the material rights and remedies of any Secured Party thereunder or the legality, priority or enforceability of the Liens on a material portion of the Collateral.

“Material Gaming/Racing Agreements” shall mean (i) the VLT Contract, (ii) the Tiverton VLT Contract, (iii) the Regulatory Agreement, (iv) the Hard Rock Documents and (v) the Agreement, dated as of October 4, 2017, by and between Dover Downs, LLC, a Delaware limited liability company, and Delaware Standardbred Owners Association, Inc., in each case, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time as permitted by this Agreement and, in the case of the agreements identified in clauses (i), (ii) and (iii) of this definition, as such are clarified and supplemented by the Comfort Letters.

“Material Indebtedness” shall mean any Indebtedness the outstanding principal amount of which is in excess of $25.0 million.

“Material Property” shall mean, collectively, any assets (including, but not limited to, Intellectual Property) owned by a Credit Party or any of its Restricted Subsidiaries that is material to the business of the Borrower and its Restricted Subsidiaries (taken as a whole), as determined by the Borrower in good faith.

“Material Real Property” shall mean any Real Property located in the United States with a fair market value in excess of $5.0 million at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith. For the avoidance of doubt, “Material Real Property” shall include each Real Property described on Schedule 1.01(C).

“Maximum Rate” has the meaning set forth in Section 13.19.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor entity thereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Permitted Liens) in favor of the Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property which (a) in the case of any such Mortgaged Real Property located in the United States shall be in substantially the form of Exhibit I or such other form as is reasonably acceptable to the Administrative Agent, and with such modifications as may be required to comply with, or for the Collateral Agent to be granted rights under, the terms of any Lease subject to a Mortgage hereunder (or as may be required by any landlord or master landlord thereof to permit such Mortgage), in each case as reasonably acceptable to the Administrative Agent; provided, that, to the extent applicable, with respect to any Mortgaged Real Property located in the United States that is required to be mortgaged pursuant to Section 9.08 or 9.11, the Mortgage with respect to such Mortgaged Real Property shall be substantially similar to the Mortgages delivered pursuant to Section 9.15, and (b) in the case of any such Mortgaged Real Property located outside of the United States shall be in a form customary for such jurisdiction and reasonably acceptable to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof and such changes thereto as shall be reasonably acceptable to the Administrative Agent.

“Mortgaged Real Property” shall mean (a) each Real Property listed on Schedule 1.01(C) as of the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered on or after the Closing Date pursuant to Section 9.08, 9.11 or 9.15 (in each case, unless and until such Real Property is no longer subject to a Mortgage).

“Mortgaged Vessel” shall mean each Vessel or Replacement Vessel, if any, which shall be subject to a Ship Mortgage after the Closing Date pursuant to Section 9.08 or 9.11 (in each case, unless and until such Vessel or Replacement Vessel is no longer subject to a Ship Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Entity is then making, required to make or accruing an obligation to make contributions, (b) to which any ERISA Entity has within the preceding five plan years made or been required to make contributions, including any Person which ceased to be an ERISA Entity during such five year period or (c) with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Available Proceeds” shall mean:

(i) in the case of any Asset Sale pursuant to Section 10.05(c) or 10.05(s), the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by the Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all reasonable fees and expenses and transaction costs paid by or on behalf of the Borrower or any Restricted Subsidiary in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Administrative Agent; provided, that no such amounts shall constitute Net Available Proceeds under this clause (i) unless (x) the aggregate value of the Property sold in any single Asset Sale or related series of Asset Sales is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)) or (y) the aggregate value of all Property sold in Asset Sales in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (i)); provided, further, that Net Available Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) of this clause (i) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve;

(ii) in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue, but including the proceeds of any disposition of Property pursuant to Section 10.05(l)) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of the Borrower or any Restricted Subsidiary in connection with recovery thereof, (B) any repayments by or on behalf of any Company of Indebtedness (other than Indebtedness hereunder) to the extent such Indebtedness is secured by a Lien on such Property that is permitted by the Credit Documents and that is not junior to the Lien thereon securing the Obligations and such Indebtedness is required to be repaid as a result of such Casualty Event, and (C) any Taxes paid or payable by or on behalf of the Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the subject Property; provided, that no such amounts shall constitute Net Available Proceeds under this clause (ii) unless (x) the aggregate proceeds or other compensation in respect of any single Casualty Event is greater than or equal to $10.0 million (and only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)) or (y) the aggregate proceeds or other compensation in respect of all Casualty Events in any fiscal year exceeds $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)); provided that in the case of a Casualty Event with respect to Property that is subject to a Gaming/Racing Lease or any other lease entered into for the purpose of, or with respect to, operating or managing Gaming/Racing Facilities and related assets, such cash proceeds shall not constitute Net Available Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor, (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such Property and costs to preserve, stabilize, repair, replace or restore such Property (in accordance with the provisions of the applicable lease) or (z) to be applied to rent and other amounts due under such lease or to fund costs and expenses of repair, replacement or restoration of such Property, or the preservation or stabilization of such Property (in accordance with the provisions of the applicable lease); and

(iii) in the case of any Debt Issuance (including, for purposes of Section 2.10(a)(ii), Credit Agreement Refinancing Indebtedness) or Equity Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance or Equity Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“New York Casino Fees” shall mean the New York Gaming/Racing License Fee as well as any other fees payable by the Borrower or any of its Subsidiaries to third parties upon the New York Gaming/Racing License Fee being awarded to the Borrower (or any of its Subsidiaries).

“New York Gaming Facility” shall mean a “Gaming Facility” as such term is defined in N.Y. Racing, Pari-Mutuel Wagering and Breeding Law.

“New York Gaming/Racing License” shall mean the Gaming/Racing License awarded by the New York Gaming Commission on December 19, 2025 approving the Borrower or any of its Subsidiaries to own and/or operate a New York Gaming Facility in the “downstate” region of New York State.

“New York Gaming/Racing License Fee” shall mean the initial license fee payable by the Borrower or any of its Subsidiaries to the New York Gaming Commission in connection with the New York Gaming/Racing License.

“Non-Credit Party” and “Non-Credit Parties” shall mean any Subsidiary or Subsidiaries of the Borrower that is not a Credit Party or are not Credit Parties.

“Non-Credit Party Cap” shall mean, at any time, an amount equal to (i) the greater of $32.6 million and 20.0% of Consolidated EBITDA calculated at the time of determination on a Pro Forma Basis as of the most recently ended Test Period, in the aggregate minus (ii) the then outstanding aggregate principal amount of Indebtedness incurred (or being incurred concurrent with any determination of the Non-Credit Party Cap) by Non-Credit Parties pursuant to Sections 10.01(q), 10.01(t) and 10.01(v).

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-U.S. Lender” has the meaning set forth in Section 5.06(c)(ii).

“Notes” shall mean, collectively, the Closing Date Term Loan Notes, the Delayed Draw Term Loan Notes and any Other Term Loan Notes.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit B or such other form as is reasonably acceptable to the Administrative Agent.

“Notice of Continuation/Conversion” shall mean a notice of continuation/conversion substantially in the form of Exhibit C or such other form as is reasonably acceptable to the Administrative Agent.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean all amounts, liabilities and obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Secured Party or any of its Agent Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document, any Credit Swap Contract or any Secured Cash Management Agreement (including in each case interest, fees and expenses accruing or obligations incurred during the pendency of any bankruptcy, insolvency, corporate arrangement, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

“Officer’s Certificate” shall mean, as applied to any entity, a certificate executed on behalf of such entity (or such entity’s manager or member or general partner, as applicable) by its chairman of the board of directors (or functional equivalent) (if an officer), its chief executive officer, its president, any of its vice presidents, its chief financial officer, its chief accounting officer, its treasurer or controller or its secretary or assistant secretary (in each case, or an equivalent officer) or any other officer reasonably acceptable to the Administrative Agent, in each case in their official (and not individual) capacities.

“Open Market Assignment and Assumption Agreement” shall mean an Open Market Assignment and Assumption Agreement substantially in the form attached as Exhibit P or such other form as is reasonably acceptable to the Administrative Agent.

“Organizational Document” shall mean, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Connection Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other First Lien Indebtedness” shall mean outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Obligations and (b) is Permitted First Priority Refinancing Debt, Indebtedness under the Existing First Lien Credit Agreement or Ratio Debt (or, in each case, any Permitted Refinancing thereof).

“Other Junior Indebtedness” shall mean the Senior Unsecured Notes (and any Permitted Refinancing thereof), Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt, Indebtedness incurred pursuant to Section 10.01(q) or Ratio Debt that is secured by a Lien on Collateral junior to the Liens securing the Obligations or that is unsecured.

“Other Junior Indebtedness Documentation” shall mean the documentation governing any Other Junior Indebtedness.

“Other Taxes” has the meaning set forth in Section 5.06(b).

“Other Term Commitments” shall mean one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loan Notes” shall mean the promissory notes (if any) executed and delivered in connection with any Other Term Commitments and the related Other Term Loans.

“Other Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time), and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Paid in Full” or “Payment in Full” and any other similar terms, expressions or phrases shall mean, at any time, (a) with respect to obligations other than the Obligations or the Secured Obligations, the payment in full of all of such obligations and (b) with respect to the Obligations or the Secured Obligations, the irrevocable termination of all Commitments, and the payment in full in cash of all Obligations (except Unasserted Obligations), including principal, interest, fees, expenses, costs (including post-petition interest, fees, expenses, and costs even if such interest, fees, expenses and costs are not an allowed claim enforceable against any Credit Party in a bankruptcy case under applicable law) and premium (if any).

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Pari Passu Intercreditor Agreement” shall mean that certain Pari Passu Intercreditor Agreement, substantially in the form of Exhibit S and dated as of the Closing Date, among the Administrative Agent, the Collateral Agent, the Existing First Lien Credit Agreement Agent and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Participant Register” has the meaning set forth in Section 13.05(a).

“Patriot Act” has the meaning set forth in Section 13.15.

“Payment Recipient” has the meaning set forth in Section 12.16(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“PE Biloxi” shall mean Premier Entertainment Biloxi LLC, a Delaware limited liability company.

“PE II” shall mean Premier Entertainment II, LLC, a Delaware limited liability company.

“PE Vicksburg” shall mean Premier Entertainment Vicksburg, LLC, a Delaware limited liability company.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to, or is required to be contributed to, by any ERISA Entity or with respect to which any Company is reasonably likely to incur liability under Title IV of ERISA.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date (the “Initial Perfection Certificate”), executed and delivered by the Borrower on behalf of the Borrower and each of the other Domestic Credit Parties existing on the Closing Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit N or such other form as is reasonably acceptable to the Administrative Agent) executed and delivered by the applicable Credit Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 9.04(h)(ii).

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permits” has the meaning set forth in Section 8.15.

“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the business, property or assets of, or of more than 50% of the Equity Interests in, a Person or any division or line of business of a Person so long as, subject to Section 1.07, (a) no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect thereto, the Borrower shall be in compliance with Section 9.16, (c) in the case of a Permitted Acquisition consisting of a purchase or acquisition of the Equity Interests in any Person that does not become a Guarantor hereunder (except to the extent becoming a Guarantor is prohibited by applicable Gaming/Racing Laws) or of an acquisition by a Person that is not the Borrower or a Guarantor (and does not become a Guarantor) hereunder, the consideration (excluding Equity Interests in the Borrower) paid in all such Permitted Acquisitions shall not exceed an aggregate amount equal to the sum of (i) the greater of $24.5 million and 15% of Consolidated EBITDA at the time of determination for the Test Period most recently ended during the term of this Agreement; plus (ii) the amounts available for Investments set forth in Section 10.04(k) and (d) with respect to a Permitted Acquisition in excess of $20.0 million, the Borrower has delivered to the Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a), (b) and (c) above, together with all relevant financial information in the Borrower’s possession or available to the Borrower for the Person or assets to be acquired.

“Permitted Business” shall mean any business of the type in which the Borrower and its Restricted Subsidiaries are engaged or proposed to be engaged on the date of this Agreement, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto) and reasonable expansions and developments thereof.

“Permitted Equity Issuance” shall mean any issuance of Equity Interests (other than Disqualified Capital Stock) by the Borrower.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (d) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Pari Passu Intercreditor Agreement.

“Permitted Holder” shall mean (a)(i) Standard General, L.P., (ii) its Affiliates and (iii) any funds or accounts managed or controlled by it or its Affiliates (clauses (i) through (iii), collectively, “Standard General Investors”), (b) any Person with whom one or more of the Standard General Investors forms a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) so long as, in the case of this clause (b), the relevant Standard General Investors (taken as a whole) directly or indirectly beneficially own more than 50% of the relevant voting power of the issued and outstanding voting stock of the Borrower owned by such “group”, and (c) Sinclair Broadcasting Group, Inc. and its Affiliates.

“Permitted Junior Debt Conditions” shall mean that such applicable debt (i) does not have a scheduled maturity date prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (ii) does not have a Weighted Average Life to Maturity (excluding the effects of any prepayments of Term Loans reducing amortization) that is shorter than that of any outstanding Term Loans (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions (and, in the case of bridge facilities, customary mandatory redemptions or prepayments with proceeds of Permitted Refinancings thereof (which Permitted Refinancings would satisfy the Permitted Junior Debt Conditions) or Equity Issuances), and customary asset sale provisions and excess cash flow prepayment provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Indebtedness) due prior to the date that is ninety-one (91) days after the Final Maturity Date then in effect at the time of issuance (excluding customary “bridge” facilities so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the foregoing requirements), (iv) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (v) has terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) that are (as determined by the Borrower in good faith) substantially identical to the terms of the Initial Term Loans, as existing on the date of incurrence of such Indebtedness except, to the extent such terms (x) at the option of the Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities; provided that, if any financial maintenance covenant is added for the benefit of any such Indebtedness, such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Initial Term Loans (except for covenants or other provisions applicable only to periods after the Final Maturity Date then in effect at the time of issuance) (it being understood that any such Indebtedness may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments on a less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Indebtedness with the proceeds of permitted refinancing Indebtedness)), or (y) are (1) added to the Initial Term Loans or (2) applicable only after the Final Maturity Date then in effect at the time of issuance (it being understood that to the extent any financial maintenance covenant (together with any related “equity cure” provision) is added for the benefit of any such Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing facility). For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to the Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement, so long as the terms of such instruments do not include any financial maintenance covenant.

“Permitted Liens” has the meaning set forth in Section 10.02.

“Permitted Non-Recourse Guarantees” shall mean customary indemnities or guarantees (including by means of separate indemnification agreements or carveout guarantees) provided by the Borrower or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and that may be full recourse or non-recourse to the Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to the Borrower or any of its Restricted Subsidiary except for recourse to the Equity Interests in such Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and/or such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy or insolvency related restrictions).

“Permitted Refinancing” shall mean, with respect to any Indebtedness, any refinancing thereof; provided that: (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced (determined without giving effect to the impact of prepayments on amortization of term Indebtedness being refinanced) (excluding bridge facilities allowing extensions on customary terms to a date no earlier than the stated maturity date of the Indebtedness being refinanced), (ii) if the Indebtedness being refinanced is subordinated to the Obligations by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of fees and expenses of the Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (c) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided, however, that (i) the borrower of the refinancing indebtedness shall be the Borrower or the borrower of the indebtedness being refinanced and (ii) any Credit Party shall be permitted to guarantee any such refinancing Indebtedness of any other Credit Party.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) shall be party to a Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) and (d) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower (and Contingent Obligations of the Guarantors in respect thereof) in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (a) constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Junior Debt Conditions.

“Permitted Vessel Liens” shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a Person listed in 46 U.S.C. §31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“PIK Cap” shall mean (x) at any time prior to the Delayed Draw Term Funding Date, an amount of interest that accrued on the Loans utilizing an interest rate of 3.00% per annum and (y) thereafter, an amount of interest that accrued on the Loans utilizing an interest rate of 3.50% per annum.

“PIK Election” has the meaning set forth in Section 3.02(d).

“PIK Election Notice” has the meaning set forth in Section 3.02(d).

“PIK Interest” has the meaning set forth in Section 3.02(d).

“Platform” has the meaning set forth in Section 9.04.

“Pledged Collateral” shall mean the “Pledged Collateral” as defined in the U.S. Security Agreement or in any other Security Document, as applicable (or, in the case of such other Security Document, any other substantially equivalent term).

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of the Borrower and its Subsidiaries for such period.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Lending Rate” in the United States or, if more than one rate is published as the “Prime Lending Rate”, the highest of such rates or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Principal Office” shall mean the principal office of the Administrative Agent, located on the Closing Date at c/o ASOF Investment Management LLC, 1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067, or such other office as may be designated in writing by the Administrative Agent.

“Prior Mortgage Liens” shall mean, with respect to each Mortgaged Real Property, the Liens identified in a schedule annexed to the applicable Mortgage as such schedule may be amended from time to time to the reasonable satisfaction of the Administrative Agent.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.05.

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 9.04.

“Public Offering” shall mean (a) an underwritten public offering, or a direct listing, of common Equity Interests of the Borrower (or any direct or indirect parent of the Borrower to the extent the net cash proceeds thereof are contributed to the Borrower) pursuant to an effective registration statement (other than a registration statement on Form S-8 (or equivalent forms applicable to foreign public companies or foreign private issuers in the United States) or any successor form) filed with the SEC in accordance with the Securities Act or pursuant to a prospectus or similar documents filed with securities regulatory authorities outside of the United States, or (b) any transaction or series of related transactions following consummation of which the Borrower (or any direct or indirect parent of the Borrower to the extent the net cash proceeds thereof are contributed to the Borrower) has a class or series of equity securities traded on a recognized securities exchange, in each case of clauses (a) and (b) above, to the extent the gross proceeds thereof exceed $500.0 million.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred (except in the case of a refinancing) within 270 days after such acquisition of such Property or the incurrence of such costs by such Person.

“Qualified Capital Stock” shall mean, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.

“Qualified Contingent Obligation” shall mean Contingent Obligations permitted by Section 10.04 in respect of (a) Indebtedness of any Joint Venture in which the Borrower or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of casinos, “racinos,” full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns or Persons that own casinos, “racinos”, full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns (including casinos, “racinos”, full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns in development or under construction that are not presently open or operating) with respect to which the Borrower or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management, development or similar contract and such contract remains in full force and effect at the time such Contingent Obligations are incurred, though it may be subject to regulatory approvals.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarter” shall mean each three-month period ending on March 31, June 30, September 30 and December 31.

“Quarterly Dates” shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of the first full Quarter after the Closing Date.

“Ratio Debt” has the meaning set forth in Section 10.01(t).

“Ratio Debt Amount” shall mean, as of any date of determination, subject to Section 1.07:

(a) [reserved]; plus

(b) (x) in the case of Indebtedness incurred under Section 10.01(t) that serves to effectively extend the maturity of the Initial Term Loans, the Revolving Credit Facilities (or any portion thereof), Permitted First Priority Refinancing Debt and/or any Ratio Debt that is secured on a pari passu basis with the Obligations, an amount equal to the reductions in the Initial Term Loans, the Existing First Lien Credit Facilities (or any portion thereof), Permitted First Priority Refinancing Debt and/or such pari passu Ratio Debt to be replaced with such Indebtedness and (y) in the case of any Indebtedness incurred under Section 10.01(t) that effectively replaces any Initial Term Loan repaid under Section 2.11, 13.04(b) or 13.05(k), an amount equal to the portion of the relevant terminated commitments under the repaid Initial Term Loan; plus

(c) the aggregate amount of (i) any voluntary prepayment or repurchase of Initial Term Loans, Permitted First Priority Refinancing Debt or Ratio Debt that is secured on a pari passu basis with the Obligations and (ii) any permanent reduction of revolving commitments constituting Permitted First Priority Refinancing Debt, revolving commitments under the Revolving Credit Facilities (and any Permitted Refinancing thereof) and revolving commitments constituting Ratio Debt, in each case that are secured on a pari passu basis with the Obligations, and in each case to the extent the relevant prepayment or reduction (x) is not funded or effected with any long term Indebtedness and (y) does not include any prepayment of any Indebtedness originally incurred in reliance on clause (d) below (the amounts under clauses (b) and (c) above, together, the “Ratio Prepayment Amount”); provided that, for the avoidance of doubt, in no event shall any part of the Closing Date Repayment be included in the Ratio Prepayment Amount; plus

(d) an unlimited amount so long as, in the case of this clause (d), (i) if such Indebtedness is secured on a pari passu basis with the Liens that secure the Initial Term Loans (or any refinancing of Initial Term Loans with Permitted First Priority Refinancing Debt), the Consolidated First Lien Net Leverage Ratio would not exceed 2.00:1.00, (ii) if such Indebtedness is secured on a junior basis with the Liens that secure the Initial Term Loans (or any refinancing of Initial Term Loans with Permitted First Priority Refinancing Debt), the Consolidated Total Secured Net Leverage Ratio would not exceed 3.00:1.00, and (iii) if such Indebtedness is unsecured or incurred by Non-Credit Parties, the Consolidated Total Net Leverage Ratio would not exceed 5.00:1.00 (this clause (d), the “Ratio Incurrence-Based Amount”), in each case, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period; provided that, for purposes of this definition, (1) in the case of any revolving Indebtedness or delayed draw term loan Indebtedness, in each case incurred in reliance on the Ratio Debt Amount, such calculation shall be made assuming a full drawing of such revolving Indebtedness or delayed draw term loan Indebtedness, as applicable, and (2) such calculation shall be made without netting the cash proceeds of any such Indebtedness.

It is understood and agreed that (I) the Borrower may elect to use the Ratio Incurrence-Based Amount prior to the Ratio Prepayment Amount and regardless of whether there is capacity under the Ratio Prepayment Amount, and if the Ratio Prepayment Amount and the Ratio Incurrence-Based Amount are each available and the Borrower does not make an election, the Borrower will be deemed to have elected to use the Ratio Incurrence-Based Amount; and (II) any portion of any Indebtedness incurred in reliance on the Ratio Prepayment Amount shall be reclassified as incurred under the Ratio Incurrence-Based Amount as the Borrower may elect from time to time if the Borrower meets the applicable Consolidated First Lien Net Leverage Ratio, Consolidated Total Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, under the Ratio Incurrence-Based Amount at such time on a Pro Forma Basis.

“Ratio Incurrence-Based Amount” has the meaning set forth in the definition of “Ratio Debt Amount.”

“Ratio Prepayment Amount” has the meaning set forth in the definition of “Ratio Debt Amount.”

“Real Property” shall mean, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds (it being understood that for purposes of Schedule 8.23(a), the Borrower shall not be required to describe such improvements and appurtenant fixtures in such Schedule).

“redeem” shall mean redeem, repurchase, repay, defease (covenant or legal), Discharge or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“Reduced Call Protection Transaction” shall mean (a) a Change of Control, (b) a Public Offering, or (c) a Significant Transaction.

“refinance” shall mean refinance, renew, extend, exchange, convert, replace, defease (covenant or legal) (with proceeds of Indebtedness), Discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinanced Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Register” has the meaning set forth in Section 2.08(c).

“Regulation D” shall mean Regulation D (17 C.F.R. Part 230.500-508) under the Securities Act, as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Agreement” shall mean that certain Amended and Restated Regulatory Agreement effective as of June 19, 2025, among DBR, the Division, BMG, the Borrower, UTGR, Tiverton and Bally’s RI iCasino, LLC, a Delaware limited liability company, as amended, amended and restated, replaced, supplemented or otherwise modified from time to time, as permitted by this Agreement.

“Related Indemnified Person” has the meaning set forth in Section 13.03(b).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Removal Effective Date” has the meaning set forth in Section 12.06(b).

“Replaced Lender” has the meaning set forth in Section 2.11(a).

“Replacement Lender” has the meaning set forth in Section 2.11(a).

“Replacement Vessel” shall mean the replacement of any existing Mortgaged Vessel with a vessel, ship, riverboat, barge or improvement on real property, whether such vessel, riverboat, barge or improvement is acquired or constructed and whether or not such vessel, ship, riverboat, barge or improvement is temporarily or permanently moored or affixed to any real property.

“Required Lenders” shall mean, as of any date of determination, Non-Defaulting Lenders the sum of whose outstanding Term Loans and unutilized Term Commitments then outstanding represents more than 50% of the aggregate sum (without duplication) of all outstanding Term Loans of all Non-Defaulting Lenders and all unutilized Term Commitments of all Non-Defaulting Lenders; provided that the Ares Investors shall at all times constitute the Required Lenders.

“Required Tranche Lenders” shall mean: (a) with respect to Lenders having Initial Term Loans, Non-Defaulting Lenders having more than 50% of all Initial Term Loans of Non-Defaulting Lenders then outstanding; (b) with respect to Lenders having unfunded Delayed Draw Term Commitments, the Majority Delayed Draw Term Lenders; (c) for each Extension Tranche, if applicable, with respect to Lenders having Extended Term Loans or commitments in respect of Extended Term Loans, in each case, in respect of such Extension Tranche, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Extended Term Loans and commitments in respect thereof, in each case, in respect of such Extension Tranche, as applicable, of Non-Defaulting Lenders then outstanding; and (d) for each Tranche of Other Term Loans, Non-Defaulting Lenders having more than 50% of the aggregate sum of such Other Term Loans and unutilized Other Term Commitments in each case, in respect of such Tranche, of Non-Defaulting Lenders then outstanding.

“Requirement of Law” shall mean, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning set forth in Section 12.06(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Action” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24) and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address or remediate any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies, investigations, and monitoring in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” shall mean (i) the chief executive officer of the Borrower, the president of the Borrower (if not the chief executive officer), any senior or executive vice president of the Borrower, the chief financial officer, the chief accounting officer or treasurer of the Borrower, the secretary or assistant secretary of the Borrower or, with respect to financial matters, the chief financial officer, the chief accounting officer, senior financial officer or treasurer of the Borrower and (ii) as to any document delivered by a Subsidiary, any Person authorized by all necessary corporate, limited liability company and/or other action of such Subsidiary to act on behalf of such Subsidiary.

“Restricted Amount” has the meaning set forth in Section 2.10(a).

“Restricted Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than any payment made relating to any Transfer Agreement) in the Borrower or any of its Restricted Subsidiaries, but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Capital Stock and any redemption, retirement or exchange of any Qualified Capital Stock in the Borrower or such Restricted Subsidiary through, or with the proceeds of, the issuance of Qualified Capital Stock in Borrower or any of its Restricted Subsidiaries; provided that any Qualified Capital Stock so issued by a Restricted Subsidiary to a Credit Party is pledged to the Collateral Agent to secure the Secured Obligations in accordance with the Security Documents.

“Restricted Subsidiaries” shall mean all existing and future Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Reverse Trigger Event” shall mean the transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility from trust or other similar arrangement to the Borrower or any of its Restricted Subsidiaries from time to time.

“Revocation” has the meaning set forth in Section 9.12(b).

“Revolving Credit Facilities” shall mean (a) the Existing First Lien Revolving Facility, and (b) any other revolving credit facility made available to the Borrower or any Restricted Subsidiary from time to time pursuant to a loan agreement or otherwise (other than the Existing First Lien Credit Agreement) that may be secured by the Collateral on a pari passu or junior basis with the Obligations or be unsecured; provided, that if such revolving credit facility is secured (x) on pari passu basis with the Obligations, the holders of the Indebtedness with respect to such revolving credit facility (or their representative) shall be party to the Pari Passu Intercreditor Agreement or (y) on a second lien (or other junior lien) basis to the Obligations, the holders of the Indebtedness with respect to such revolving credit facility (or their representative) shall be party to a Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”) with the Administrative Agent.

“ROFO Debt” has the meaning set forth in the last paragraph of Section 10.01.

“ROFO Notice” has the meaning set forth in the last paragraph of Section 10.01.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereto.

“Sanction(s)” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union or any Member State of the European Union, or His Majesty’s Treasury of the United Kingdom or (c) other relevant sanctions authority.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and the so-called Donetsk and Luhansk People’s Republics).

“Sanctioned Person” shall mean, at any time, any Person that is, or is owned or controlled by Persons that are: (a) the subject or target of any Sanctions, or (b) located, organized or resident in a Sanctioned Country.

“SEC” shall mean the Securities and Exchange Commission of the United States or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit T or such other form as is reasonably acceptable to the Administrative Agent.

“Section 9.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.04(a) or (b), together with the accompanying certificate of a Responsible Officer of the Borrower delivered, or required to be delivered, pursuant to Section 9.04(c).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower and/or any or all of the other Credit Parties and any Cash Management Bank.

“Secured Obligations” shall mean all Obligations and including all obligations (whether or not constituting future advances, obligatory or otherwise) of the Borrower and any and all of the Guarantors from time to time arising under or in respect of this Agreement and the other Credit Documents, the Credit Swap Contracts and the Secured Cash Management Agreements (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement and the other Credit Documents, the Credit Swap Contracts or the Secured Cash Management Agreements), in each case whether (i) direct or indirect, joint or several, absolute or contingent, due or to become due whether at stated maturity, by acceleration or otherwise, (ii) arising in the regular course of business or otherwise and/or (iii) now existing or hereafter arising (including, without limitation, interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, corporate rearrangement, or similar proceeding with respect to any Credit Party or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding); provided, however, that with respect to any Guarantor, if in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization, corporate arrangement, or other law affecting the rights of creditors generally, if the Secured Obligations of such Guarantor would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its Secured Obligations, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding; provided, further, that in no event shall “Secured Obligations” of any Guarantor include Excluded Swap Obligations of such Guarantor.

“Secured Parties” shall mean the Agents, the Lenders, any Swap Provider that is party to a Credit Swap Contract and any Cash Management Bank that is a party to a Secured Cash Management Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the U.S. Security Agreement, the Hard Rock SNDA (Restaurant Lease), the Hard Rock SNDA (Retail Store Lease), the Hard Rock Collateral Assignment Consent, the Mortgages, the Ship Mortgages, each Foreign Security Document and each other security document or pledge agreement, instrument or other document executed and delivered by a Credit Party to grant, pledge or perfect a security interest in any Property acquired or developed that is of the kind and nature that would be required to constitute Collateral as security for the Obligations.

“Senior Unsecured Notes” shall mean, collectively, (a) the 2029 Senior Unsecured Notes and (b) the 2031 Senior Unsecured Notes.

“Ship Mortgage” shall mean a Ship Mortgage in form customary for vessels flagged in the United States and reasonably acceptable to the Administrative Agent and the Borrower made by the applicable Credit Parties in favor of the Collateral Agent as mortgagee and trustee for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant in favor of Collateral Agent for the benefit of the Secured Parties a first preferred mortgage on the Mortgaged Vessel(s) covered thereby, subject only to Permitted Liens.

“Significant Transaction” shall mean an acquisition by the Borrower or any of its Restricted Subsidiaries of the Equity Interests of any Person (other than another Company), or a merger or other combination of the Borrower or any of its Restricted Subsidiaries with any Person (other than another Company), in each case, pursuant to which the enterprise value (determined based on the value of Equity Interests, funded Indebtedness (but, for the avoidance of doubt, not Capital Leases) and cash and Cash Equivalents) of the subject of such transaction, as determined (i) by a third-party valuation performed by an investment bank or an independent registered public accounting firm of nationally recognized standing (or, in each case, any similar advisory firm approved by the Administrative Agent in good faith), (ii) pursuant to publicly and objectively observable information regarding the value of the subject of the transaction and as certified in a certificate by a Responsible Officer of the Borrower or (iii) by the Borrower, acting in good faith and in consultation with the Administrative Agent, in excess of $2,000 million.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the NYFRB (or a successor administrator of the secured overnight financing rate) on the website of the NYFRB, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Loans” shall mean Loans that bear interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvent” and “Solvency” shall mean, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person exceeds the total amount of debts and liabilities, subordinated, contingent or otherwise, of such Person, (b) the present fair salable value of the Property of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (d) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Specified 10.04(k) Investment Returns” shall mean the amounts received by the Borrower and its Restricted Subsidiaries in cash with respect to Investments made pursuant to Section 10.04(k) (including with respect to contracts related to such Investments and including principal, dividends, interest, distributions, sale proceeds, payments under contracts relating to such Investments, repayments or other amounts) that are designated by the Borrower as Specified 10.04(k) Investment Returns in the Compliance Certificate delivered to the Administrative Agent in respect of the fiscal quarter (or fiscal year) in which such amounts were received.

“Specified Collateral Agent” shall mean the Existing First Lien Credit Agreement Agent, in its capacity as Specified Collateral Agent under the Pari Passu Intercreditor Agreement, or any other Person appointed or designated as such in accordance with the terms of the Pari Passu Intercreditor Agreement.

“Specified Real Property” shall mean (a) the Real Property located at 1800 E. Front Street, Kansas City, Missouri, and (b) Real Property located 3801 South Las Vegas Blvd., Las Vegas, Nevada.

“Specified Swap Contract” shall mean any agreement (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that (i) is securities or securities index swap, forward or option, variable prepaid forward, commodity swap, commodity option, collar or floor agreement or other similar agreement (including any option to enter into any of the foregoing) and (ii) is not a Swap Contract.

“Specified Transaction” shall mean (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other Acquisition, (d) any Asset Sale or designation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Borrower or redesignation of an Unrestricted Subsidiary that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary, (e) any Acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person and (f) any execution, amendment, modification or termination of any Gaming/Racing Lease (or waiver of any provisions thereof).

“Springing Maturity Date” shall mean March 1, 2029, unless, on or prior to such date, the 2029 Senior Unsecured Notes have been redeemed, defeased or otherwise discharged in full, in which case the Springing Maturity Date shall not occur.

“Subject Subsidiary” shall mean, at any time of determination, a Subsidiary that (i) is an Immaterial Subsidiary, (ii) its Consolidated EBITDA for the then most recently ended Test Period is not in excess of 2.5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries or (iii) its Consolidated Total Assets as of the last day of the then most recently ended Test Period is not in excess of 2.5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency and, after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power, other than with respect to PE Biloxi and PE Vicksburg) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” shall mean any agreement (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, bond option, interest rate option, foreign exchange agreement, rate cap, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, or similar risks (including any Interest Rate Protection Agreement).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Provider” shall mean any Person that is a party to a Swap Contract with Borrower and/or any of its Restricted Subsidiaries if such Person was, at the date of entering into such Swap Contract, a Lender or Agent or Affiliate of a Lender or Agent, and such Person executes and delivers to Administrative Agent a letter agreement in form and substance reasonably acceptable to Administrative Agent pursuant to which such Person (a) appoints the Collateral Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Section 12.03.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of any Mortgaged Real Property or Mortgaged Vessel, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority (including, solely with respect to any Mortgaged Vessel, any arrest, capture, detention, condemnation, expropriation, requisition for title and not hire, seizure or forfeiture of such Mortgaged Vessel, unless redelivered to the owner of such Mortgaged Vessel in substantially the same condition within three (3) months) affecting any Mortgaged Real Property or Mortgaged Vessel or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Reduction Event” shall mean the Borrower or its applicable Restricted Subsidiaries having achieved the requirements as outlined in Section 4815(b)(3)a.1., Title 29 of the Delaware Code to qualify for the reduction in video lottery proceeds required to be returned to the State of Delaware as described in such Section of the Delaware Code and such reduction has become effective.

“Tax Returns” has the meaning set forth in Section 8.08.

“Tax Sharing Agreement” shall mean that certain Amended and Restated Tax Sharing Agreement, dated as of May 10, 2019, by and among the Borrower and its Subsidiaries, as amended.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitments” shall mean, collectively, (a) the Closing Date Term Commitments, (b) the Delayed Draw Term Commitments and (c) any Other Term Commitments.

“Term Loans” shall mean, collectively, the Initial Term Loans, any Extended Term Loans and any Other Term Loans.

“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to such Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to such Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day, provided that, if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor for purposes of any calculation under this Agreement or the other Credit Documents.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate identified by the Administrative Agent in its reasonable discretion).

“Term SOFR Conforming Changes” shall mean, with respect to Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Administrative Agent (in consultation with the Borrower) determines may be appropriate to reflect the adoption and implementation of Term SOFR and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) determines is reasonably necessary in connection with the administration of the Credit Documents).

“Term SOFR Reference Rate” shall mean, for the applicable corresponding tenor, the forward-looking term rate based on SOFR.

“Test Period” shall mean, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to the Administrative Agent or have been filed with the SEC.

“Tiverton” shall mean Twin River-Tiverton, LLC, a Delaware limited liability company.

“Tiverton Casino Hotel” shall mean the Tiverton Casino Hotel, located in Tiverton, Rhode Island.

“Tiverton VLT Contract” shall mean that certain Master Video Lottery Terminal Contract by and between the Division and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC), dated November 23, 2005, as amended through the Closing Date, and as assigned to Tiverton, and as may be further amended from time to time as permitted by this Agreement.

“Trade Date” shall have the meaning provided in Section 13.05(k)(i).

“Tranche” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders: (a) Lenders having Initial Term Loans or Closing Date Term Commitments, (b) Lenders having unused Delayed Draw Term Commitments and (c) Lenders having such other Tranche of Term Loans or Term Commitments created pursuant to an Extension Amendment or a Refinancing Amendment, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Initial Term Loans or Closing Date Term Commitments, (b) unused Delayed Draw Term Commitments and (c) such other Tranche of Term Loans or Term Commitments created pursuant to an Extension Amendment or a Refinancing Amendment.

“Transaction Costs” shall mean shall mean fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Borrower and/or its Subsidiaries in connection with the Transactions.

“Transactions” shall mean, collectively, (a) the Closing Date Repayment, (b) the Twin River Casino Sale and Leaseback Transaction, (c) the entering into of this Agreement and the other Credit Documents and the borrowings hereunder on the Closing Date and (d) the payment of the Transaction Costs.

“Transfer Agreement” shall mean any trust or similar arrangement required by any Gaming/Racing Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming/Racing Facility.

“Transferred Guarantor” has the meaning set forth in Section 6.08.

“Treasury Rate” shall mean, as of the applicable prepayment date, the weekly average for the most recently completed week that has ended at least two (2) Business Days prior to such prepayment date of the yield to maturity of U.S. Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such Statistical Release is no longer published or available, any publicly available source of similar market data selected by the Borrower in good faith)) most nearly equal to the period from such prepayment date to the First Call Date; provided, however, that if the period from such prepayment date to the First Call Date is not equal to the constant maturity of a U.S. Treasury security for which a yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest 1/12 of a year) from the yields of U.S. Treasury securities for which such yields are given, except that if the period from such prepayment date to the First Call Date is less than one (1) year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one (1) year will be used.

“Trigger Event” shall mean the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility into trust or other similar arrangement required by any Gaming/Racing Authority from time to time.

“Twin River Casino” shall mean the Twin River Casino, located in Lincoln, Rhode Island.

“Twin River Casino Sale and Leaseback Transaction” shall mean the sale, contribution or other disposition of the owned or leased Real Property consisting of all or part of the Twin River Casino (and/or any individual parcels or land plots thereof) and any and all related assets and property (and/or the Equity Interests in one or more Persons that own all or a portion of such assets) pursuant to one or more sale and leaseback transactions or contribution and leaseback transactions (or, in each case, a bridge transaction in lieu thereof).

“Twin River Casino Sale and Leaseback Transaction Terms” shall mean the material terms of the Twin River Casino Sale and Leaseback Transaction described on Annex 1 to Exhibit A to the Commitment Letter.

“Type” has the meaning set forth in Section 1.03.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” shall mean the security agreement substantially in the form of Exhibit H, dated as of the Closing Date, by and among the Credit Parties and the Collateral Agent, as the same may be amended, supplemented or modified in accordance with the terms thereof and hereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.06(c)(ii).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable state or other jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unasserted Obligations” shall mean, at any time, contingent indemnity obligations in respect of which no claim or demand for payment has been made at such time.

“United States” shall mean the United States of America.

“Unrestricted Cash” shall mean, as of any date of determination, the sum of (x) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (regardless of whether held in a Collateral Account) plus (y) cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries that are restricted in favor of the Obligations (which may include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral); provided, however, that in no event shall “Unrestricted Cash” be less than zero.

“Unrestricted Subsidiaries” shall mean (a) as of the Closing Date, the Subsidiaries listed on Schedule 8.12(c), (b) any Subsidiary of the Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 9.12 and (c) other than Bally’s Chicago OpCo, any Subsidiary of an Unrestricted Subsidiary (in each case, unless such Subsidiary is no longer a Subsidiary of the Borrower or is subsequently designated as a Restricted Subsidiary pursuant to this Agreement).

“UTGR” shall mean UTGR, LLC, a Delaware limited liability company.

“Venue Documents” has the meaning set forth in Section 10.05(o).

“Venue Easements” has the meaning set forth in Section 10.05(o).

“Vessel” shall mean a gaming vessel, barge or riverboat and the fixtures and equipment located thereon.

“VLT” has the meaning set forth in the definition of “Consolidated EBITDA”.

“VLT Contract” shall mean that certain Master Video Lottery Terminal Contract, dated as of July 18, 2005, by and between the Division and UTGR, as amended through the Closing Date, and as may be further amended from time to time as permitted by this Agreement.

“Voting Stock” shall mean, with respect to any Person, the Equity Interests, participations, rights in, or other equivalents of, such Equity Interests, and any and all rights, warrants or options exchangeable for or convertible into such Equity Interests of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to the aggregate amount of any Indebtedness (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Indebtedness to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability by an ERISA Entity to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and, (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related, or ancillary, to any of those powers.

SECTION 1.02. Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP as in effect on the Closing Date consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, not to be unreasonably withheld). Notwithstanding the foregoing, for all purposes of this Agreement, (a) no Gaming/Racing Lease (nor any guaranty or support arrangement in respect thereof) shall constitute Indebtedness, a Lien, a Capital Lease or a Capital Lease Obligation regardless of how such lease (or any guaranty or support arrangement in respect thereof) may be treated under GAAP, (b) any interest portion of payments in connection with such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) shall not constitute Consolidated Interest Expense and (c) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under such Gaming/Racing Lease (and any guaranty or support arrangement in respect thereof) in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under such Gaming/Racing Lease not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of such Gaming/Racing Lease; provided that any “true-up” of rent paid in cash pursuant to such Gaming/Racing Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter. Notwithstanding anything to the contrary in this Agreement or any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated (provided that until such disposition shall have been consummated, notwithstanding anything to the contrary in this Agreement, the anticipated proceeds of such disposition (and use thereof, including any repayment of Indebtedness therewith) shall not be included in any calculation hereunder).

SECTION 1.03. Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type.” The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is an Initial Term Loan or a Term Loan of any particular Tranche of Term Loans created pursuant to an Extension Amendment or a Refinancing Amendment, each of which constitutes a Class. The “Type” of a Loan refers to whether such Loan is an ABR Loan or a SOFR Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

SECTION 1.04. Rules of Construction.

(a) In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) statutes and regulations include any amendments, supplements or modifications of the same from time to time and any successor statutes and regulations; (iv) unless otherwise expressly provided, any reference to any action of any Secured Party by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their reasonable discretion”; (v) time shall be a reference to time of day in New York, New York; (vi) Obligations shall not be deemed “outstanding” if such Obligations have been Paid in Full; and (vii) except as expressly provided in any Credit Document any item required to be delivered or performed on a day that is not a Business Day shall not be required until the next succeeding Business Day.

(b) In each Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) “amend” shall mean “amend, restate, amend and restate, supplement or modify”; and “amended,” “amending” and “amendment” shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, “from” shall mean “from and including”; “to” and “until” shall mean “to but excluding”; and “through” shall mean “to and including”; (iii) “hereof,” “herein” and “hereunder” (and similar terms) in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document; (iv) “including” (and similar terms) shall mean “including without limitation” (and similarly for similar terms); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) references to “the date hereof” shall mean the date first set forth above; (vii) “asset” and “property” shall have the same meaning and effect and refer to all Property; and (viii) a “fiscal year” or a “fiscal quarter” is a reference to a fiscal year or fiscal quarter of the Borrower.

(c) In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

(d) Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications are permitted by the Credit Documents; (ii) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, and (iii) for the avoidance of doubt, any reference herein to “the date hereof” or words of similar import shall refer to the date that this Agreement was initially entered into (February 11, 2026).

(e) This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Borrower and the other parties hereto, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agents merely because of the Agents’ or the Lenders’ involvement in their preparation.

(f) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.05. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.05.

(b) For purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.05, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.05.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated, or are reasonably expected to be initiated, within eighteen (18) months of the closing date of such Specified Transaction (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to any such cost savings, operating expense reductions, other operating improvements and synergies, the limitations and requirements set forth in clause (c) of the definition of Consolidated EBITDA (other than the requirement set forth in clause (c) of Consolidated EBITDA that steps have been initiated or taken) shall apply; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and clause (c) of the definition of “Consolidated EBITDA” shall not (i) exceed $15.0 million in the aggregate in such Test Period or (ii) be duplicative of one another.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment) any Indebtedness included in the calculations of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or the Consolidated First Lien Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility without a corresponding permanent reduction in the commitments with respect thereto), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period in the case of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a secured overnight financing rate, an interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

SECTION 1.06. Intermediate Unrestricted Subsidiary Transfer. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, any cash, Cash Equivalents, assets or other Property that is paid, contributed or otherwise transferred from the Borrower or any Restricted Subsidiary to an Unrestricted Subsidiary (the “Relevant Unrestricted Subsidiary”), whether directly or indirectly through one or more other Unrestricted Subsidiaries (any such payment, disposition or other transfer, an “Intermediate Unrestricted Subsidiary Transfer”) shall, if the cash, Cash Equivalents, assets or other Property, as applicable, received by the Relevant Unrestricted Subsidiary in respect of the Intermediate Unrestricted Subsidiary Transfer are, substantially concurrently with the consummation of such Intermediate Unrestricted Subsidiary Transfer, paid, contributed or otherwise transferred to a Restricted Subsidiary, be deemed to constitute an “Investment” hereunder and under any other Credit Document in such Restricted Subsidiary rather than in the Relevant Unrestricted Subsidiary to which such Intermediate Unrestricted Subsidiary Transfer was originally made.

SECTION 1.07. Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Agreement or any other Credit Document which requires the calculation of the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or the Consolidated First Lien Net Leverage Ratio, (ii) determining compliance with representations, warranties, Defaults or Events of Default or (iii) testing availability under baskets set forth in this Agreement or any other Credit Document (including baskets measured as a percentage of Consolidated EBITDA or of Consolidated Total Assets), in each case, in connection with a Limited Condition Transaction (a “Limited Condition Transaction” shall be defined as any Permitted Acquisition or other Acquisition not prohibited hereunder (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other acquisition), any permitted Investment and, in each case, any transactions in connection therewith, including the incurrence of Indebtedness, Liens and Asset Sales), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action (including actions in connection therewith) is permitted under this Agreement and the other Credit Documents shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, with respect to the incurrence of Indebtedness and Liens, the Limited Condition Transaction for which the proceeds will be used) (the “LCT Test Date”), and if, after giving effect on a Pro Forma Basis to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action (and actions in connection therewith) on the relevant LCT Test Date in compliance with such representation, warranty, absence of Default or Event of Default, ratio or basket, such representation, warranty, absence of Default or Event of Default, ratio or basket shall be deemed to have been complied with, in each case regardless of whether such provision makes reference to this Section 1.07, a Limited Condition Transaction or an LCT Election. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (a) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (b) in the case of any such ratio or basket related to Restricted Payments or prepayments of Other Junior Indebtedness, without giving effect to such Limited Condition Transaction and other transactions in connection therewith. Notwithstanding the foregoing, the amount of any Indebtedness that may be incurred under the Ratio Debt Amount determined at the time of signing of definitive documentation with respect to, or giving of notice with respect to, a Limited Condition Transaction may be recalculated, at the option of the Borrower, at the time of funding.

SECTION 1.08. Ratio Calculations; Negative Covenant Reclassification.

(a) With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Credit Document that does not require compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and/or the Consolidated First Lien Net Leverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) (any such amounts (which will include any related “grower” component), the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of such Credit Document that requires compliance with a financial ratio or test (including the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and/or the Consolidated First Lien Net Leverage Ratio, whether or not specifically required to be determined on a Pro Forma Basis) which may include any “builder” or “grower” amount (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts together with any amounts incurred to fund original issue discount and upfront fees shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts. If the Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Credit Document on the date definitive loan documents with respect thereto are executed by all parties thereto, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility).

(b) Notwithstanding anything in this Agreement or any other Credit Document to the contrary, (i) unless specifically stated otherwise herein, any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Credit Documents may be used together by any Credit Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (ii) any action or event permitted by this Agreement or the other Credit Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Credit Documents. For purposes of determining compliance with Article X, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions within the covenant Section of Article X, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories within such same Section at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified or divided (as if incurred at such later time) within such same Section by the Borrower in any manner not expressly prohibited by this Agreement, and such Lien, Investment, Indebtedness, Asset Sale, disposition, fundamental change, Restricted Payment, Affiliate transaction, contractual requirement or payment or prepayment of Indebtedness (or any portion thereof) within such same Section shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, Indebtedness, Asset Sales, dispositions, fundamental changes, Restricted Payments, Affiliate transactions, contractual requirements or payments or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions.

SECTION 1.09. Treatment of Subsidiaries Prior to Joinder. Each Subsidiary of the Borrower that is required to be joined as a Credit Party pursuant to Section 9.11 or 9.15 shall, until the deadline to complete such joinder pursuant to Section 9.11 or Section 9.15, as applicable (including, for the avoidance of doubt, any extension thereof in accordance with Section 9.11 or Section 9.15, as applicable), be deemed for the purposes of Article X to be a Credit Party from and after the Closing Date (or the date of formation or acquisition of such Subsidiary).

ARTICLE II.

CREDITS

SECTION 2.01. Loans.

(a) Closing Date Term Loans. Each Lender with a Closing Date Term Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make a Closing Date Term Loan to the Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Closing Date Term Commitment of such Lender. Closing Date Term Loans that are repaid or prepaid may not be reborrowed.

(b) Delayed Draw Term Loans. Each Lender with a Delayed Draw Term Commitment agrees, severally and not jointly, on the terms and conditions of this Agreement, to make Delayed Draw Term Loans to the Borrower in Dollars from time to time on any Business Day during the Delayed Draw Term Commitment Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Delayed Draw Term Commitment; provided, that there shall not be more than one (1) drawing of Delayed Draw Term Loans during the Delayed Draw Term Commitment Period. Delayed Draw Term Loans that are repaid or prepaid may not be reborrowed. The Borrower shall be entitled to request the Delayed Draw Term Loans pursuant to this Section 2.01(b) in a minimum amount of $500.0 million. Notwithstanding anything to the contrary contained herein, immediately after giving effect to the incurrence of such Delayed Draw Term Loans, the outstanding principal amount of such Delayed Draw Term Loans shall be automatically deemed to constitute Initial Term Loans thereafter for all purposes of this Agreement and the other applicable Credit Documents; it being understood and agreed that such outstanding Delayed Draw Term Loans shall be added to (and form part of) each then outstanding Borrowing of Initial Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender that holds outstanding Initial Term Loans and such Delayed Draw Term Loans will participate proportionately in each then outstanding Borrowing of Initial Term Loans (after giving effect to the conversion pursuant to this sentence). To the extent this clause (b) requires Delayed Draw Term Loans to be added to any then outstanding Borrowings of SOFR Loans, it is acknowledged that the effect thereof may result in such new Delayed Draw Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding SOFR Loans and which will end on the last day of such Interest Period).

(c) Limit on SOFR Loans. No more than ten (10) separate Interest Periods in respect of SOFR Loans may be outstanding at any one time in the aggregate under all of the facilities.

SECTION 2.02. Borrowings. Term Loans made pursuant to Section 2.01 may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with this Section 2.02. The Borrower shall give the Administrative Agent notice of each borrowing hereunder as provided in Section 4.05 in the form of a Notice of Borrowing. Unless otherwise agreed to by the Administrative Agent in its sole discretion, not later than 12:00 p.m. (Noon), New York City time, on the date specified for each borrowing in Section 4.05, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to the Administrative Agent, at an account specified by the Administrative Agent maintained at the Principal Office, in immediately available funds, for the account of the Borrower. Each borrowing of Delayed Draw Term Loans shall be made by each Delayed Draw Term Lender pro rata based on its Delayed Draw Term Commitment. Upon receipt of all requested funds, the amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower promptly on the Funding Date specified by the Borrower in the applicable Notice of Borrowing, by depositing the same by wire transfer of immediately available funds in the account or accounts of the Borrower or any other account or accounts, in each case as directed by the Borrower in the applicable Notice of Borrowing.

SECTION 2.03. [Reserved].

SECTION 2.04. Termination and Reductions of Commitments.

(a) The aggregate amount of Closing Date Term Commitments shall be automatically and permanently reduced to zero immediately upon the funding of the Closing Date Term Loans on the Closing Date.

(b)

(i) The Borrower shall have the right at any time or from time to time (without premium or penalty) to terminate the Delayed Draw Term Commitments in their entirety; provided, however, that the Borrower shall give notice of such termination as provided in Section 4.05 (and, upon the date specified in any such notice, the termination shall become effective; provided that the Borrower may make any such notice conditional as set forth in Section 4.05).

(ii) Unless previously terminated, the aggregate amount of the Delayed Draw Term Commitments shall be automatically and permanently reduced to zero on the Delayed Draw Term Commitment Termination Date.

(c) Any Commitment once terminated or reduced may not be reinstated.

(d) Each reduction or termination of any of the Commitments applicable to any Tranche pursuant to this Section 2.04 shall be applied ratably among the Lenders with such a Commitment, as the case may be, in accordance with their respective Commitment, as applicable.

SECTION 2.05. Fees.

(a) The Borrower shall pay to the Administrative Agent, for the account of each applicable Lender, on the Closing Date, an upfront fee and a closing fee in the amounts specified in the Fee Letter.

(b) Upon the repayment (or prepayment) in full of the Delayed Draw Term Loans, the Borrower shall pay to the Administrative Agent, for the account of each Lender of Initial Term Loans, on a pro rata basis based on the amount of Initial Term Loans held by such Lender on the date of such repayment (or prepayment, as applicable), an exit fee in an amount equal to 3.00% of the Delayed Draw Term Loans actually funded on the Delayed Draw Term Funding Date. For the avoidance of doubt, no such exit fee shall be payable if the Delayed Draw Term Funding Date does not occur.

(c) The Borrower shall pay to the Administrative Agent, for its own account, the administrative fee specified in the Fee Letter.

(d) The Borrower shall pay to Auction Manager, for its own account, in connection with any Borrower Loan Purchase, such fees as may be agreed between the Borrower and the Auction Manager.

SECTION 2.06. Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

SECTION 2.07. Several Obligations of Lenders. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.

SECTION 2.08. Notes; Register.

(a) At the request of any Lender, its Loans of a particular Class shall be evidenced by a promissory note, payable to such Lender (or its nominee) and otherwise duly completed, substantially in the form of Exhibits A-1 and A-2 of such Lender’s Closing Date Term Loans and Delayed Draw Term Loans, respectively; provided that any promissory notes issued in respect of Other Term Loans or Extended Term Loans shall be in such form as mutually agreed by the Borrower and the applicable Lender.

(b) The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to the Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender (or its nominee) on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender (or its nominee) on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender (or its nominee) to make any such recordation or endorsement or any error in such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under such Note.

(c) The Borrower hereby designates the Administrative Agent to serve as its nonfiduciary agent, solely for purposes of this Section 2.08, to maintain a register (the “Register”) on which it will record the name and address of each Lender, the Commitment from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders (and the related interest thereon) and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. The entries in the Register shall be prima facie evidence of the information noted therein (absent manifest error), and the parties hereto shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of the Credit Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice. No assignment shall be effective unless recorded in the Register; provided, however, that the Administrative Agent agrees to record in the Register any assignment entered into pursuant to the terms hereof promptly after the effectiveness of such assignment.

SECTION 2.09. Optional Prepayments and Conversions or Continuations of Loans.

(a) Subject to Section 4.04, the Borrower shall have the right to prepay Loans (without premium or penalty, except as provided in Section 2.09(c)), or to convert Loans of one Type into Loans of another Type or to continue Loans of one Type as Loans of the same Type, at any time or from time to time. The Borrower shall give the Administrative Agent notice of each such prepayment, conversion or continuation as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder; provided that the Borrower may make any such notice conditional as set forth in Section 4.05). Each Notice of Continuation/Conversion shall be substantially in the form of Exhibit C. If SOFR Loans are prepaid or converted other than on the last day of an Interest Period therefor, the Borrower shall at such time pay all expenses and costs required by Section 5.05. Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Article XI, in the event that any Event of Default shall have occurred and be continuing, the Administrative Agent may (and, at the request of the Required Lenders, shall), upon written notice to the Borrower, have the right to suspend the right of the Borrower to convert any Loan into a SOFR Loan, or to continue any Loan as a SOFR Loan, in which event all Loans shall be converted (on the last day(s) of the respective Interest Periods therefor) or continued, as the case may be, as ABR Loans.

(b) The amount of any optional prepayments described in Section 2.09(a) shall be applied to prepay the outstanding Term Loans on a pro rata basis.

(c) Except as set forth in Section 2.11(b), to the extent the Borrower makes any prepayment of Initial Term Loans pursuant to this Section 2.09, Section 2.10(a)(ii) or Section 13.04(b) or otherwise after an acceleration of the Initial Term Loans (in each case, either before or after the occurrence of an Event of Default, an acceleration of the Obligations or the commencement of any proceeding under any Debtor Relief Laws (with such prepayment date being determined as of the date of acceleration or commencement of such proceeding as if the Obligations had been voluntarily prepaid on such date)) the Borrower shall, on the date such prepayment occurs, pay to the Administrative Agent, for the ratable account of each applicable Lender, a prepayment price equal to the sum of:

(i) 100.0% of the aggregate principal amount of the Initial Term Loans so prepaid, plus

(ii) (w) to the extent such prepayment date occurs prior to the First Call Date, the Make-Whole Premium, (x) to the extent such prepayment date occurs on or after the First Call Date but prior to the date that is two (2) years after the Closing Date, 4.0% of the aggregate principal amount of the Initial Term Loans so prepaid, (y) to the extent such prepayment date occurs on or after the date that is two (2) years after the Closing Date but prior to the date that is three (3) years after the Closing Date, 2.00% of the aggregate principal amount of the Initial Term Loans so prepaid and (z) to the extent such prepayment date occurs on or after the date that is three (3) years after the Closing Date, 0.00% of the aggregate principal amount of the Initial Term Loans so prepaid; provided that, to the extent any such prepayment occurs in connection with a Reduced Call Protection Transaction, the premium otherwise payable pursuant to clauses (w)-(y) of this clause (ii) shall be deemed to be 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid; plus

(iii) accrued and unpaid interest, if any, on the Initial Term Loans so prepaid to, but excluding, the prepayment date.

SECTION 2.10. Mandatory Prepayments.

(a) The Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in Section 2.10(b)):

(i) Casualty Events. Within five (5) Business Days after the Borrower or any Restricted Subsidiary receives any Net Available Proceeds from any Casualty Event or any disposition pursuant to Section 10.05(l) (or notice of collection by the Administrative Agent of the same), in an aggregate principal amount equal to 100% of such Net Available Proceeds (it being understood that applications pursuant to this Section 2.10(a)(i) shall not be duplicative of Section 2.10(a)(iii) below); provided, however, that:

(x) if no Event of Default is then continuing or would arise therefrom, the Net Available Proceeds thereof shall not be required to be so applied on such date to the extent that the Borrower delivers an Officer’s Certificate to the Administrative Agent stating that an amount equal to such proceeds is intended to be used to fund the acquisition of Property (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) used or usable in the business of (A) if such Casualty Event relates to any Credit Party, any Credit Party or (B) if such Casualty Event relates to any other Company, any Company, or repair, replace or restore the Property or other Property used or usable in the business of (A) if such Casualty Event relates to any Credit Party, any Credit Party or (B) if such Casualty Event relates to any other Company, any Company (in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, to the extent applicable and, notwithstanding the foregoing, if the Property is subject to a Gaming/Racing Lease, may be applied in accordance with the provisions of such Gaming/Racing Lease (it being understood that such Property so repaired, replaced, restored or otherwise acquired may be owned by the Landlord under such Gaming/Racing Lease and leased to the Borrower or any Restricted Subsidiary under such Gaming/Racing Lease)), in each case within (A) twelve (12) months following receipt of such Net Available Proceeds or (B) if the Borrower or the relevant Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (1) one hundred and eighty (180) days following the date of such legally binding commitment and (2) twelve (12) months following receipt of such Net Available Proceeds (provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of a Casualty Event to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the applicable Casualty Event), and

(y) if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to this Section 2.10(a)(i) is not so used within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

(ii) Debt Issuance. Within five (5) Business Days after receipt by the Borrower any of its Restricted Subsidiaries of any Net Available Proceeds from any Debt Issuance (including, for purposes of this Section 2.10(a)(ii), Credit Agreement Refinancing Indebtedness) on or after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds of such Debt Issuance; provided, that notwithstanding anything to the contrary in this Section 2.10(a) or Section 2.10(b) regarding the application of mandatory prepayments, the Net Available Proceeds of Credit Agreement Refinancing Indebtedness shall be applied to the repayment of the applicable Refinanced Debt.

(iii) Asset Sales. Within five (5) Business Days after receipt by the Borrower or any of its Restricted Subsidiaries of any Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) or, to the extent required thereby, Section 10.05(s), in each case, an aggregate principal amount equal to 100% of the Net Available Proceeds from such Asset Sale (it being understood that applications pursuant to this Section 2.10(a)(iii) shall not be duplicative of Section 2.10(a)(i) above); provided, however:

(x) an amount equal to the Net Available Proceeds from any Asset Sale pursuant to Section 10.05(c) shall not be required to be applied as provided above on such date if (1) no Event of Default is then continuing; or would arise therefrom and (2) the Borrower delivers an Officer’s Certificate to the Administrative Agent stating that an amount equal to such Net Available Proceeds is intended to be reinvested, directly or indirectly, in assets (which may be pursuant to an acquisition of Equity Interests of a Person that directly or indirectly owns such assets) otherwise permitted under this Agreement of (A) if such Asset Sale was effected by any Credit Party, any Credit Party and (B) if such Asset Sale was effected by any other Company, any Company, in each case within (x) twelve (12) months following receipt of such Net Available Proceeds or (y) if the Borrower or the relevant Subsidiary enters into a legally binding commitment to reinvest such Net Available Proceeds within twelve (12) months following receipt thereof, within the later of (A) one hundred and eighty (180) days following the date of such legally binding commitment and (B) twelve (12) months following receipt of such Net Available Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended) (provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an Asset Sale to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the earlier of execution of a definitive agreement for such Asset Sale and the consummation of such Asset Sale); and

(y) if all or any portion of such Net Available Proceeds is not reinvested in assets in accordance with the Officer’s Certificate referred to in clause (x) above within the period specified by clause (x) above, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

(iv) [Reserved].

(v) [Reserved].

(vi) Prepayments Not Required. Notwithstanding any other provisions of this Section 2.10(a), to the extent that any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Available Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10(a) so long as applicable local law does not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds is permitted under the applicable local law, an amount equal to such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation. To the extent the Borrower determines in good faith that repatriation of any of or all the Net Available Proceeds of any Asset Sale or Casualty Event with respect to any property or assets of Foreign Subsidiaries would result in a material (as determined by the Borrower in its reasonable discretion) adverse Tax liability to the Borrower or any of its Subsidiaries (including any material (as determined by the Borrower in its reasonable discretion) adverse withholding Tax), the applicable mandatory prepayment shall be reduced by the Net Available Proceeds so affected (the “Restricted Amount”) until such time as the Borrower determines in good faith that repatriation of the Restricted Amount may occur without incurring such material Tax liability, at which time, an amount equal to any such Net Available Proceeds shall be reinvested pursuant to Section 2.10(a)(i) or (iii), as applicable, or applied pursuant to Section 2.10(b) within five (5) Business Days of such repatriation.

(vii) Prepayments of Other First Lien Indebtedness. Notwithstanding the foregoing provisions of Section 2.10(a)(i), (ii), (iii) or otherwise, any Net Available Proceeds from any such Casualty Event, Debt Issuance or Asset Sale otherwise required to be applied to prepay the Loans may, at the Borrower’s option, be applied to prepay the principal amount of Other First Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Casualty Event, Debt Issuance or Asset Sale is required under the terms of such Other First Lien Indebtedness (with any remaining Net Available Proceeds applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other First Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other First Lien Indebtedness at such time) of such Net Available Proceeds relative to the Lenders, in which case such Net Available Proceeds may only be applied to prepay the principal amount of Other First Lien Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other First Lien Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Available Proceeds the declined amount of such Net Available Proceeds shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Available Proceeds would otherwise have been required to be applied if such Other First Lien Indebtedness was not then outstanding). Any such application to Other First Lien Indebtedness shall reduce any prepayments otherwise required hereunder by an equivalent amount.

(b) Application. The amount of any mandatory prepayments described in Section 2.10(a) shall be applied to prepay Loans as follows:

(i) First, to the outstanding Term Loans, in amounts, order of maturity and to Tranches, all as directed by the Borrower; provided that mandatory prepayments may not be directed to a later maturing Class of Term Loans without at least pro rata repayment of any related earlier maturing Class of Term Loans; and

(ii) Second, after application of prepayments in accordance with clause (i) above, the Borrower shall be permitted to retain any such remaining excess;

provided, that the Net Available Proceeds of any Credit Agreement Refinancing Indebtedness shall be applied to the applicable Refinanced Debt.

The Borrower shall notify the Administrative Agent by written notice of any prepayment required pursuant to this Section 2.10 as provided in Section 4.05 (provided, for the avoidance of doubt, that failure to deliver such notice shall not affect the Borrower’s obligation to make such prepayment). Each such notice shall specify the Tranche of Term Loans to be prepaid, the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

Notwithstanding the foregoing, any Lender holding Term Loans may elect, by written notice to Administrative Agent at least one (1) Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans, pursuant to this Section 2.10(a)(i) or (iii) which amounts may be retained by the Borrower (the “Declined Amounts”).

Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of SOFR Loans on the last day of the then next-expiring Interest Period for SOFR Loans (with all interest accruing thereon for the account of the Borrower) or (ii) prepaid immediately, together with any amounts owing to the Lenders under Section 5.05. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(c) [Reserved].

(d) Prepayment of Initial Term Loans. Any prepayment of Initial Term Loans pursuant to Section 2.10(a)(ii) made prior to the date that is three (3) years after the Closing Date shall be subject to the premium described in Section 2.09(c).

SECTION 2.11. Replacement of Lenders.

(a) The Borrower shall have the right to replace any Lender (the “Replaced Lender”) with one or more other Eligible Assignees (collectively, the “Replacement Lender”), if (x) such Lender is charging the Borrower increased costs pursuant to Section 5.01 or requires the Borrower to pay any Covered Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 5.06 or such Lender becomes incapable of making SOFR Loans as provided in Section 5.03 when other Lenders are generally able to do so, (y) such Lender is a Defaulting Lender or (z) such Lender is subject to a Disqualification; provided, however, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender or the Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender, (ii) at the time of any such replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by a Replacement Lender) and (B) all accrued, but theretofore unpaid, fees owing to the Lender pursuant to Section 2.05 with respect to the Loans being assigned, as the case may be, (iii) all obligations of the Borrower owing to such Replaced Lender (other than those specifically described in clause (i) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by a Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if the Borrower were prepaying a SOFR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement, as the case may be and (iv) in the case of any such replacement resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.06, such replacement will result in a reduction in such compensation or payments thereafter. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans and Commitments of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within three (3) Business Days (or such shorter period as is acceptable to the Administrative Agent) after the Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment.

(b) If the Borrower receives a notice from any applicable Gaming/Racing Authority or otherwise reasonably determines that any Lender is subject to a Disqualification (and such Lender is notified by the Borrower and the Administrative Agent in writing of such Disqualification), the Borrower shall have the right to replace such Lender with a Replacement Lender in accordance with Section 2.11(a) or prepay the Loans held by such Lender, in each case, in accordance with any applicable provisions of Section 2.11(a), even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 2.11(a) to the contrary). Any such prepayment shall be deemed an optional prepayment, as set forth in Section 2.09, and shall not be required to be made on a pro rata basis with respect to Loans of the same Tranche as the Loans held by such Lender (and, in any event, shall not be subject to any prepayment premium described in Section 2.09(c)). Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any Requirement of Law and/or any Gaming/Racing License), as the case may be, and shall be accompanied by evidence demonstrating that such Lender is subject to a Disqualification or such transfer or redemption is otherwise required pursuant to Gaming/Racing Laws and/or any Gaming/Racing License. Upon receipt of a notice in accordance with the foregoing, the Replaced Lender shall cooperate with the Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law and/or any Gaming/Racing License). Further, if the transfer or prepayment is triggered by notice from a Gaming/Racing Authority that the Lender is subject to a Disqualification, commencing on the date such Gaming/Racing Authority serves the notice of Disqualification upon the Borrower, to the extent prohibited by any Requirement of Law and/or by any Gaming/Racing License: (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from the Borrower for services or otherwise in respect of the Loans.

SECTION 2.12. [Reserved].

SECTION 2.13. Extensions of Loans and Commitments.

(a) The Borrower may, at any time when an Event of Default has not occurred and is continuing, request that all or a portion of the Term Loans of any Tranche (an “Existing Term Loan Tranche”) be modified to constitute another Tranche of Term Loans in order to extend the scheduled final maturity date thereof and/or to extend the date of any amortization payment thereon (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.13. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Loan Tranche from which they are to be modified as existing on the effective date of the Extension Amendment except (i) the final maturity date and the scheduled amortization, if any, applicable to the Extended Term Loans shall be set forth in the applicable Extension Amendment and the scheduled amortization, if any, of such Existing Term Loan Tranche shall be adjusted to reflect the amortization schedule (including the principal amounts payable pursuant thereto), if any, in respect of the Term Loans under such Existing Term Loan Tranche that have been extended as Extended Term Loans as set forth in the applicable Extension Amendment; provided, however, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Loan Tranche (determined without giving effect to the impact of prepayments on amortization of such Existing Term Loans Tranche), (ii) customary extension fees may be payable to the Lenders providing such Extended Term Loans to the extent provided in the applicable Extension Amendment and to the extent payable to all such Lenders and (iii) that the applicable Extension Amendment may provide for other terms that are not materially more favorable to the Borrower, when taken as a whole, than the terms of the Existing Term Loan Tranche, when taken as a whole, unless such terms are (x) added to the Term Loans under the Existing Term Loan Tranche or (y) applicable only after the Final Maturity Date in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 4.02, 4.07(b) or 13.04). Except as provided above, each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.09(b) and 2.10(b) applicable to Term Loans) and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or other applicable Law or otherwise after giving effect to the extension of any Term Loans, including, without limitation, the procurement of title insurance endorsements reasonably requested by and satisfactory to the Administrative Agent. Each Lender under the applicable Existing Term Loan Tranche shall have the right to participate in the Extended Term Loans on a pro rata basis on the same terms and conditions (including economic terms and conditions) as each other Lender under such Existing Term Loan Tranche. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche modified to constitute Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Tranche shall constitute a separate Tranche and Class of Term Loans from the Existing Term Loan Tranche from which they were modified.

(b) [Reserved].

(c) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond (or such shorter period as is agreed to by the Administrative Agent in its sole discretion). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Term Loan Tranche subject to such Extension Request modified to constitute Extended Term Loans shall notify Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Term Loan Tranche that it has elected to modify to constitute Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Term Loan Tranche subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to such Extension Elections shall be modified to constitute Extended Term Loans on a pro rata basis based on the amount of Term Loans included in such Extension Elections. The Borrower shall have the right to withdraw any Extension Request upon written notice to the Administrative Agent in the event that the aggregate amount of Term Loans of the Existing Term Loan Tranche subject to such Extension Request is less than the amount of Extended Term Loans requested pursuant to such Extension Request.

(d) Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be substantially in the form of Exhibit Q or such other form as is reasonably acceptable to Administrative Agent). Each Extension Amendment shall be executed by the Borrower, the Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans). An Extension Amendment may, subject to Section 2.13(a), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of any Extended Term Loans).

SECTION 2.14. Defaulting Lender Provisions.

(a) Notwithstanding anything to the contrary in this Agreement, if a Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Tranche Lenders” and “Majority Delayed Draw Term Lenders” in Section 1.01 and in Section 13.04;

(ii) such Defaulting Lender shall not be entitled to any fees accruing pursuant to Section 2.05 or any default interest accruing pursuant to Section 3.02(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees or default interest that otherwise would have been required to have been paid to such Defaulting Lender); and

(iii) any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if so determined by the Administrative Agent, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Loan; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.14(a)(iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Subject to Section 13.21, the provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder.

SECTION 2.15. Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans (or unused Term Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans or Extended Term Loans), in the form of Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment; provided the Borrower shall notify the Lenders of its intent to incur or issue such Credit Agreement Refinancing Indebtedness and first offer the Lenders a bona fide right to provide their respective pro rata shares of the principal amount of such Credit Agreement Refinancing Indebtedness, on terms proposed by the Lenders (it being understood that, if a Lender does not respond to such notice within ten (10) Business Days after the Borrower’s delivery of the same, such Lender shall be deemed to have declined to provide its pro rata share of the principal amount of such Credit Agreement Refinancing Indebtedness). Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5.0 million and (y) an integral multiple of $1.0 million in excess thereof.

(b) The effectiveness of any such Credit Agreement Refinancing Indebtedness shall be subject solely to the satisfaction of the following conditions to the reasonable satisfaction of the Administrative Agent: (i) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (b)), any Credit Agreement Refinancing Indebtedness in respect of Term Loans will have a maturity date that is not prior to the maturity date of, and a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced (determined without giving effect to the impact of prepayments on amortization of Term Loans being refinanced); (ii) the aggregate principal amount of any Credit Agreement Refinancing Indebtedness shall not exceed the principal amount so refinanced, plus, accrued interest, plus, any premium or other payment required to be paid in connection with such refinancing, plus, the amount of reasonable and customary fees and expenses of the Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (iii) to the extent reasonably requested by the Administrative Agent, receipt by Administrative Agent and the Lenders of customary legal opinions and other documents; (iv) to the extent reasonably requested by the Administrative Agent, execution of amendments to the Mortgages by the applicable Credit Parties and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; (v) to the extent reasonably requested by the Administrative Agent, delivery to the Administrative Agent of title insurance endorsements reasonably satisfactory to the Administrative Agent; and (vi) execution of a Refinancing Amendment by the Credit Parties, the Administrative Agent and the Lenders providing such Credit Agreement Refinancing Indebtedness.

(c) The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Security Documents continue to secure all the Obligations and continue to be perfected under the UCC or other applicable Law or otherwise after giving effect to the applicable Refinancing Amendment.

(d) Upon the effectiveness of any Refinancing Amendment pursuant to this Section 2.15, any Person providing the corresponding Credit Agreement Refinancing Indebtedness that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of such Refinancing Amendment, and (i) any Other Term Loans resulting from such Refinancing Amendment shall be deemed to be Term Loans hereunder (to the extent funded) and (ii) any Other Term Commitments resulting from such Refinancing Amendment shall be deemed to be Term Commitments hereunder. Notwithstanding anything to the contrary contained herein, the Borrower, the Collateral Agent and the Administrative Agent may (and each of the Collateral Agent and the Administrative Agent are authorized by each other Secured Party to) execute such amendments and/or amendments and restatements of any Credit Documents as may be necessary or advisable to effectuate the provisions of this Section 2.15. Such amendments may include provisions allowing any Other Term Loans to be treated on the same basis as Initial Term Loans in connection with declining prepayments.

(e) Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15. This Section 2.15 shall supersede any provisions in Sections 4.02, 4.07(b) or 13.04 to the contrary.

ARTICLE III.

PAYMENTS OF PRINCIPAL AND INTEREST

SECTION 3.01. Repayment of Loans.

(a) [Reserved].

(b) Initial Term Loans. The Borrower hereby promises to pay to Administrative Agent, for the account of the Lenders with Initial Term Loans, the then outstanding and unpaid principal amount of the Initial Term Loans of such Lenders in full on the Initial Term Loan Maturity Date.

(c) Extended Term Loans; Other Term Loans. Extended Term Loans shall mature as specified in the applicable Extension Amendment pursuant to which such Extended Term Loans were established, subject, however, to Section 2.13(a). Other Term Loans shall mature as specified in the applicable Refinancing Amendment pursuant to which such Other Term Loans were established, subject, however, to Section 2.15(a).

SECTION 3.02. Interest.

(a) The Borrower hereby promises to pay to Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made or maintained by such Lender to the Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

(i) during such periods as such Loan is an ABR Loan, the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin applicable to such Loan, and

(ii) during such periods as such Loan is a SOFR Loan, for each Interest Period relating thereto, Term SOFR for such Loan for such Interest Period, plus the Applicable Margin applicable to such Loan.

(b) To the extent permitted by Law, upon the occurrence and during the continuance of an Event of Default under Section 11.01(b), 11.01(c), 11.01(g) or 11.01(h), all outstanding Obligations shall automatically and without any action by any Person, bear interest at the Default Rate. Interest which accrues under this clause (b) shall be payable from time to time on demand.

(c) Accrued interest on each Loan (other than PIK Interest (if any) which shall be capitalized in accordance with clause (d) below) shall be payable in cash (i) in the case of each ABR Loan, (x) quarterly in arrears on each Quarterly Date, (y) on the date of any repayment or prepayment in full of all outstanding ABR Loans of any Tranche of Loans (but only on the principal amount so repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in the case of each SOFR Loan, (x) on the last day of each Interest Period applicable thereto and, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment thereof or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower.

(d) Notwithstanding clause (c) above, the Borrower may, upon not less than ten (10) days’ written notice substantially in the form of Exhibit E or such other form as is reasonably acceptable to the Administrative Agent (such notice, a “PIK Election Notice”) to the Administrative Agent prior to (x) the first day of the applicable Interest Period, in the case of SOFR Loans, or (y) the first day of the applicable Quarter, in the case of ABR Loans (or, in each case, such later date as is agreed to by the Administrative Agent in its reasonable discretion), elect to pay a portion (not to exceed the PIK Cap) of the accrued interest on the applicable Loans for such Interest Period or Quarter, as applicable, in kind (such portion, the “PIK Interest” and the remainder of the accrued interest for such Interest Period or Quarter, the “Cash Interest”). If the Borrower makes an election pursuant to this clause (d) (such election, a “PIK Election”) with respect to any Interest Period or Quarter, then (i) the PIK Interest shall be payable in kind (x) in the case of SOFR Loans, on the last day of such Interest Period (or, if such Interest Period is longer than three months, on each date occurring at three-month intervals after the first day of such Interest Period) or (y) in the case of ABR Loans, on the applicable Quarterly Date, and shall automatically be capitalized and added to the principal amount of the applicable Loans outstanding on the applicable interest payment date, and (ii) the Cash Interest shall be payable in cash on the applicable interest payment date in accordance with clause (c) above. All references herein to the principal amount of any Loan shall include all PIK Interest that has been capitalized thereon as of the date of determination. For the avoidance of doubt, (A) interest shall compound on PIK Interest previously paid, and (B) if the Borrower does not timely make a PIK Election pursuant to this clause (d), then interest on the applicable Loans for the applicable Interest Period or Quarter shall be payable solely in cash on the applicable interest payment date in accordance with clause (c) above.

(e) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time. The Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Term SOFR Conforming Changes in connection with the use or administration of Term SOFR.

ARTICLE IV.

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

SECTION 4.01. Payments.

(a) All payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Credit Parties under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at its account at the Principal Office, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date may, at the discretion of the Administrative Agent, be deemed to have been made on the next succeeding Business Day). The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) The Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Sections 2.09 and 2.10, if applicable) to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Class and Type of Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied.

(c) Each payment received in cash by the Administrative Agent under this Agreement or any Note for the account of any Lender shall be paid by the Administrative Agent to such Lender in immediately available funds (x) if the payment was actually received by the Administrative Agent prior to 12:00 p.m. (Noon), New York City time on any day, on such day and (y) if the payment was actually received by the Administrative Agent after 12:00 p.m. (Noon), New York City time, on any day, by 1:00 p.m., New York City time, on the following Business Day.

(d) If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension at the rate then borne by such principal.

SECTION 4.02. Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing of Loans of a particular Class from the Lenders under Section 2.01 shall be made from the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders pro rata according to the amounts of their respective Commitments of such Class; (b) except as otherwise provided in Section 5.04, SOFR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Term Commitments (in the case of the making of Loans) or their Term Loans (in the case of conversions and continuations of Loans); (c) except as otherwise provided in Section 2.10(b), Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment or prepayment of principal of any particular Class of Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) except as otherwise provided in Section 2.10(b), Section 2.13, Section 2.14, Section 2.15, Section 13.04 or Section 13.05(d), each payment of interest on Term Loans shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

SECTION 4.03. Computations. Interest on SOFR Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable.

SECTION 4.04. Minimum Amounts. Except for mandatory prepayments made pursuant to Section 2.10 and conversions or prepayments made pursuant to Section 5.04, and except as otherwise set forth in Section 2.01(b), each Borrowing, conversion and partial prepayment of principal of Loans shall be in an amount at least equal to $5.0 million with respect to ABR Loans and $5.0 million with respect to SOFR Loans and, in each case, in multiples of $100,000 in excess thereof or, if less, the remaining Term Loans. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of SOFR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any SOFR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

SECTION 4.05. Certain Notices. Notices by the Borrower to the Administrative Agent of terminations or reductions of the Commitments, of Borrowings, conversions, continuations and prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent by telephone not later than 1:00 p.m., New York City time (promptly followed by written notice via facsimile or electronic mail), on at least the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, conversion, continuation or prepayment or the first day of such Interest Period specified in the table below (unless otherwise agreed to by the Administrative Agent in its sole discretion), provided that the Borrower may make any such notice conditional upon one or more conditions precedent the occurrence of which is capable of being verified by the Administrative Agent (including, without limitation, the occurrence of a Person’s acquisition or sale or any incurrence of indebtedness or issuance of Equity Interests), in which case such notice may be revoked if such conditions precedent are not satisfied.

NOTICE PERIODS

Notice	Number of Business Days or U.S. Securities Business Days Prior
Termination or reduction of Commitments	3 Business Days
Borrowing of, or conversions into, ABR Loans	1 Business Day
Optional prepayment of ABR Loans	1 Business Day
Mandatory prepayments	3 Business Days
Borrowing or optional prepayment of, conversions into, continuations as, or duration of Interest Periods for, SOFR Loans	3 Business Days

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of Borrowing, conversion, continuation or prepayment shall specify the Class of Loans to be borrowed, converted, continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, converted, continued or prepaid and the date of borrowing, conversion, continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Borrower fails to select the Type of Loan within the time period and otherwise as provided in this Section 4.05, such Loan (if outstanding as a SOFR Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan or (if outstanding as an ABR Loan) will remain as, or (if not then outstanding) will be made as, an ABR Loan. In the event that the Borrower has elected to borrow or convert Loans into SOFR Loans but fails to select the duration of any Interest Period for any SOFR Loans within the time period and otherwise as provided in this Section 4.05, such SOFR Loan shall have an Interest Period of one month.

SECTION 4.06. Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Effective Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

SECTION 4.07. Right of Setoff, Sharing of Payments; Etc.

(a) If any Event of Default shall have occurred and be continuing, each Credit Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by applicable law), subject to obtaining the prior written consent of the Administrative Agent, to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Credit Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Credit Party), in which case it shall promptly notify such Credit Party thereof; provided, however, that such Lender’s failure to give such notice shall not affect the validity thereof; and provided further that no such right of setoff, banker’s lien or counterclaim shall apply to any funds held for further distribution to any Governmental Authority.

(b) Each of the Lenders agrees that, if it should receive (other than pursuant to Section 2.10(b), Section 2.11, Section 2.13, Section 2.15, Article V, Section 13.04 or Section 13.05(d) or as otherwise specifically provided herein) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents (including any guarantee), or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower hereby consents to the foregoing arrangements.

(c) The Borrower agrees that any Lender so purchasing such a participation may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Credit Party. If, under any Debtor Relief Law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

(e) Notwithstanding anything to the contrary contained in this Section 4.07, in the event that any Defaulting Lender exercises any right of setoff, (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the terms of this Agreement and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

ARTICLE V.

YIELD PROTECTION, ETC.

SECTION 5.01. Increased Costs.

(a) If any Change in Law shall:

(i) subject any Lender to any Tax (except for any (A) Covered Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) with respect to this Agreement, any Note or any Loan made by it, any deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender, in each case, that is not otherwise included in the determination of Term SOFR hereunder; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or participation therein;

and the result of any of the foregoing is to materially increase the cost to such Lender of making, converting into, continuing or maintaining SOFR Loans (or of maintaining its obligation to make any SOFR Loans), then, in any such case, the Borrower shall, within ten (10) days of written demand therefor, pay such Lender any additional amounts necessary to compensate such Lender for such increased cost; provided that requests for additional compensation due to increased costs shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements. If any Lender becomes entitled to claim any additional amounts pursuant to this clause (a), it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled.

(b) A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error. Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other Obligations payable hereunder.

(c) In the event that any Lender shall have determined that any Change in Law affecting such Lender or its Applicable Lending Office or the Lender’s holding company with regard to capital or liquidity requirements, does or shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder, the Commitments of such Lender, or the Loans made by such Lender, to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the amount payable to the affected Lender and the basis for such request), the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that requests for additional compensation due to increased costs shall be limited to circumstances generally affecting the banking market and for which it is the general policy or practice of such requesting Lender to demand such compensation in similar circumstances under comparable provisions of other similar agreements.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs incurred or reductions suffered and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 5.02. Inability To Determine Interest Rate.

Subject to Section 5.07, if prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or

(ii) the Required Lenders determine in good faith that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such SOFR Loans (in each case, “Impacted Loans”), then the Administrative Agent shall give electronic mail or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereof. If such notice is given, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans, or if the Borrower does not make such revocation, (x) any SOFR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to SOFR Loans shall be converted to, or continued as, ABR Loans and (z) any outstanding SOFR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent agrees to do if the circumstances giving rise to such notice cease to exist), no further SOFR Loans shall be made, or continued as such, nor shall Borrower have the right to convert Loans to, SOFR Loans.

SECTION 5.03. Illegality. Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain SOFR Loans (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans of any other Type into, SOFR Loans shall be suspended until such time as such Lender may again make and maintain SOFR Loans (in which case the provisions of Section 5.04 shall be applicable).

SECTION 5.04. Treatment of Affected Loans. If the obligation of any Lender to make SOFR Loans or to continue, or to convert ABR Loans into, SOFR Loans shall be suspended pursuant to Section 5.03, such Lender’s SOFR Loans shall be automatically converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such SOFR Loans (or on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s SOFR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s SOFR Loans shall be applied instead to its ABR Loans; and

(ii) all Loans which would otherwise be made or continued by such Lender as SOFR Loans shall be made or continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be converted into SOFR Loans shall remain as ABR Loans.

If such Lender gives notice to the Borrower with a copy to the Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the conversion of such Lender’s SOFR Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans are outstanding, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

SECTION 5.05. Compensation.

(a) The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (excluding any loss of profits or margin) which such Lender may sustain or incur as a consequence of (1) default by the Borrower in payment when due of the principal amount of or interest on any SOFR Loan, (2) default by the Borrower in making a borrowing of, conversion into or continuation of SOFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) the Borrower making any prepayment other than on the date specified in the relevant prepayment notice, or (4) the conversion or the making of a payment or a prepayment (including any repayments or prepayments made pursuant to Sections 2.09 or 2.10 or as a result of an acceleration of Loans pursuant to Section 11.01 or as a result of the replacement of a Lender pursuant to Section 2.11 or 13.04(b)) of SOFR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (excluding any loss of profits or margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.

(b) Any Lender requesting compensation pursuant to this Section 5.05 will furnish to the Administrative Agent and the Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive. Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

SECTION 5.06. Net Payments.

(a) All payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws require the deduction or withholding of any Tax in respect of any such payment by the Administrative Agent, a Credit Party or any other applicable withholding agent, then (i) the applicable withholding agent shall be entitled to withhold or make such deductions as are determined in the good faith discretion of the applicable withholding agent to be required, (ii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (iii) to the extent that the withholding or deduction is made on account of Covered Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions are made (including withholding or deductions applicable to additional sums payable under this Section 5.06), the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made. The Borrower shall furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes by a Credit Party pursuant to this Section 5.06 documentation reasonably satisfactory to the Administrative Agent evidencing such payment by the applicable Credit Party. The Credit Parties shall jointly and severally indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender (as applicable) upon its written request, within ten (10) days after demand therefor, for the amount of any Covered Taxes payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such recipient (including Covered Taxes imposed or asserted on amounts payable under this Section 5.06) and for any other reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Covered Taxes were correctly or legally imposed. Such written request shall include a certificate of such Lender or the Administrative Agent setting forth in reasonable detail the basis of such request and such certificate, absent manifest error, shall be conclusive.

(b) In addition, the Credit Parties agree to (and shall timely) pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.11(a)) (Taxes payable pursuant to this Section 5.06(b) referred to as “Other Taxes”).

(c) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Laws and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (c)(ii), (iii) and (iv) of this Section 5.06) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) agrees to the extent it is legally eligible to do so to deliver to the Borrower and the Administrative Agent on or prior to the date it becomes a party to this Agreement, and from time to time upon the reasonable request of the Borrower or the Administrative Agent, whichever of the following is applicable: (1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, two executed copies of (x) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) two executed copies of IRS Form W-8ECI; (3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a CFC related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no interest payments in connection with any Credit Documents are effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or (4) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where such Non-U.S. Lender is a partnership or a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(iii) Each Lender that is a U.S. Person shall deliver at the time(s) and in the manner(s) prescribed by applicable Law, on or prior to the date it becomes a party to this Agreement, and from time to time upon the reasonable request of the Borrower or the Administrative Agent, to the Borrower and the Administrative Agent (as applicable), a properly completed and duly executed IRS Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding.

(iv) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA, and to determine the amount to deduct and withhold, if any, from such payment. For purposes of Section 5.06(c)(iv), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(v) Any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, if any.

(vi) Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor the Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.06(c).

(d) On or before the date the Administrative Agent becomes a party to this Agreement, if the Administrative Agent is a U.S. Person, it shall deliver to the Borrower two executed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding. Otherwise, the Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of Lenders are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Credit Parties to be treated as a U.S. Person with respect to such payments (and the Credit Parties and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments, with the effect that the Credit Parties can make payments to the Administrative Agent without deduction or withholding of any Tax imposed by the United States). The Administrative Agent hereby assumes primary U.S. withholding for purposes of Chapters 3 and 4 of the Code, backup withholding and IRS Form 1099 information reporting obligations with respect to all amounts paid to it by the Credit Parties under the Credit Documents. Notwithstanding anything to the contrary in this Section 5.06(d), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(e) Any Lender requiring the Borrower to pay any Covered Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to this Section 5.06 agrees to use (at the Credit Parties’ expense) commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or to assign its rights and obligations hereunder to an Affiliate if, in the judgment of such Lender, the making of such change or assignment would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not subject such Lender to any unreimbursed cost or expense and would not be otherwise disadvantageous to such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of an overpayment of Taxes from a Governmental Authority with respect to an amount of Taxes actually paid to or on behalf of the Administrative Agent or such Lender by the Borrower or any other Credit Party pursuant to this Section 5.06, then the Administrative Agent or such Lender shall notify the Borrower of such refund and forward the proceeds of such refund (or relevant portion thereof) to the Borrower (but only to the extent of indemnity payments made under this Section 5.06 with respect to the Taxes giving rise to such refund) as reduced by any reasonable expense or liability incurred by the Administrative Agent or such Lender in connection with obtaining such refund (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.06(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this Section 5.06(f), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.06(f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(g) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Covered Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Covered Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.05(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (g).

(h) Each party’s obligations under this Section 5.06 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(i) For the avoidance of doubt, for purposes of this Section 5.06, the term “applicable Law” includes FATCA.

SECTION 5.07. Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Credit Document:

(a) [Reserved].

(b) Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of Alternate Base Rate based upon the Benchmark will not be used in any determination of Alternate Base Rate.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation, use and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.07.

(e) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f) The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to this Section 5.07, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(g) Definitions. As used in this Section 5.07:

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” shall mean, as of the Closing Date, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to this Section 5.07, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(a) [reserved]; and

(b) for purposes of Section 5.07(b), the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and/or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE VI.

GUARANTEES

SECTION 6.01. The Guarantees. Each (a) Guarantor that is a Domestic Credit Party, jointly and severally with each other Guarantor, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration, demand or otherwise) of the principal of and interest and fees (including any interest, fees, costs, expenses, or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition or function equivalent thereof) on the Loans and Commitments made by the Lenders to, and the Notes held by each Lender of, the Borrower, and (b) Domestic Credit Party, jointly and severally with each other Credit Party, hereby guarantees as primary obligor and not as surety to each Secured Party and its successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest, fees and all other amounts (including any interest, fees, costs, expenses or charges that would accrue but for the provisions of the Bankruptcy Code or other applicable Debtor Relief Law after the filing of any bankruptcy or insolvency petition or functional equivalent thereof) of all other Obligations from time to time owing to the Secured Parties by any other Credit Party under any Credit Document, any Credit Swap Contract entered into with a Swap Provider or any Secured Cash Management Agreement entered into with a Cash Management Bank, in each case now or hereinafter created, incurred or made, whether absolute or contingent, liquidated or unliquidated and strictly in accordance with the terms thereof; provided, that (i) the obligations guaranteed shall exclude obligations under any Swap Contract or Cash Management Agreements with respect to which the applicable Swap Provider or Cash Management Bank, as applicable, provides notice to the Borrower that it does not want such Swap Contract or Cash Management Agreement, as applicable, to be secured, and (ii) as to each Guarantor that is a Domestic Credit Party the obligations guaranteed by such Guarantor hereunder shall not include any Excluded Swap Obligations in respect of such Guarantor (such obligations being guaranteed pursuant to clauses (a) and (b) above being herein collectively called the “Guaranteed Obligations” (it being understood that each Domestic Credit Party’s Guaranteed Obligations shall not include any Obligations with respect to which such Domestic Credit Party is the primary obligor)). Each Domestic Credit Party, jointly and severally with each other Credit Party, hereby agrees that if any other Credit Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Domestic Credit Party will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 6.02. Obligations Unconditional. The obligations of the Domestic Credit Parties under Section 6.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for Payment in Full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any of the Domestic Credit Parties with respect to its respective guaranty of the Guaranteed Obligations which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Domestic Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iii) the release of any other Credit Party pursuant to Section 6.08 or the applicable provisions of the Foreign Guaranty;

(iv) any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Credit Documents;

(v) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(vi) any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vii) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(viii) any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Administrative Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Domestic Credit Party would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Domestic Credit Party hereby expressly waives any and all benefits which might otherwise be available to such Domestic Credit Party as a surety under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433, and in the event that Nevada law applies to this Agreement or any portion hereof, Guarantors that are Domestic Credit Parties, and each of them, hereby waive the provisions of Section 40.430 of the Nevada Revised Statutes; or

(ix) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Domestic Credit Party as a guarantor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Domestic Credit Party as a guarantor of the Guaranteed Obligations, or of such Domestic Credit Party under the guarantee contained in this Article VI or of any security interest granted by any Domestic Credit Party in its capacity as a guarantor of the Guaranteed Obligations, whether in a proceeding under the Bankruptcy Code or any other Debtor Relief Laws or in any other instance.

The Domestic Credit Parties hereby expressly waive diligence, presentment, demand of payment, protest, marshaling and all notices whatsoever, and any requirement that any Secured Party thereof exhaust any right, power or remedy or proceed against any Credit Party under this Agreement, the Notes, the Credit Swap Contracts or the Secured Cash Management Agreements or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Domestic Credit Parties waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party thereof upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Domestic Credit Parties and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Domestic Credit Parties hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Credit Party or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Domestic Credit Parties and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

For the avoidance of doubt, nothing in this Section 6.02 shall permit amendments to the Credit Documents or an acceleration of the Obligations other than as set forth in the Credit Documents.

SECTION 6.03. Reinstatement. The obligations of the Domestic Credit Parties under this Article VI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party in respect of the Guaranteed Obligations is rescinded or avoided or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Domestic Credit Parties agree, jointly and severally with each other Credit Party, that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission, avoidance or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or other law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of, or material breach by, such Secured Party.

SECTION 6.04. Subrogation; Subordination. Each Domestic Credit Party hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation, contribution or otherwise, against any Credit Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of any Credit Party now or hereafter owing to any Domestic Credit Party by reason of any payment by such Domestic Credit Party under the Guarantee in this Article VI is hereby subordinated to the prior Payment in Full of the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, each Domestic Credit Party agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of any other Credit Party to such Domestic Credit Party until the Obligations shall have been Paid in Full. If an Event of Default has occurred and is continuing, and any amounts are paid to the Domestic Credit Parties in violation of the foregoing limitation, such amounts shall be collected, enforced and received by such Domestic Credit Party as trustee for the Secured Parties and be paid over to the Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Domestic Credit Party under the other provisions of the guaranty contained herein.

SECTION 6.05. Remedies. The Domestic Credit Parties jointly and severally agree that, as between the Credit Parties and the Lenders, the obligations of any Credit Party under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article XI (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article XI) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable arising under the Bankruptcy Code or any other Debtor Relief Laws) as against such other Credit Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the other Domestic Credit Parties for purposes of Section 6.01.

SECTION 6.06. Continuing Guarantee. The guarantee in this Article VI is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 6.07. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, including any Debtor Relieft Laws, if the obligations of any Domestic Credit Party under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Domestic Credit Party, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 6.08. Release of Guarantors. If, in compliance with the terms and provisions of the Credit Documents, (i) the Equity Interests of any Guarantor that is a Domestic Credit Party are directly or indirectly sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a Person or Persons, none of which is the Borrower or a Restricted Subsidiary, (ii) any Restricted Subsidiary is designated as or becomes an Excluded Subsidiary or (iii) any Restricted Subsidiary that is a Domestic Credit Party and is merged, consolidated, liquidated or dissolved in accordance with Section 10.05 and is not the surviving entity of such transaction (a “Liquidated Subsidiary”), such Transferred Guarantor, Excluded Subsidiary or Liquidated Subsidiary, as applicable, upon the consummation of such sale, transfer, designation or such Person becoming an Excluded Subsidiary or merger, consolidation, dissolution or liquidation, as applicable, such Transferred Guarantor, Excluded Subsidiary or Liquidated Subsidiary, as applicable, shall (without limiting the obligations of any surviving or successor entity to any Liquidated Subsidiary to become or remain a Guarantor) be automatically released from its obligations under this Agreement (including under Section 13.03) and the other Credit Documents, and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of Equity Interests in any Transferred Guarantor or any Unrestricted Subsidiary to the Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary or reasonably requested by the Borrower or the applicable Guarantor to effect and evidence each release described in this Section 6.08 in accordance with the relevant provisions of the Security Documents and this Agreement (provided that, notwithstanding the foregoing, a Guarantor that is a Domestic Credit Party shall not be released from its Guarantee hereunder solely due to becoming an Excluded Subsidiary of the type described in clause (d) of the definition thereof due to a disposition of less than all of the Equity Interests of such Guarantor to an Affiliate of any Credit Party, unless, in each case, (x) such transaction was entered into for a bona fide business purpose (as defined below) with a bona fide third party, (y) such transaction was not entered into for the primary purpose of releasing the Transferred Guarantor from its Guarantee or releasing the Liens granted by such Transferred Guarantor, in each case, pursuant to the Credit Documents, and (z) prior to and immediately after giving effect to the consummation of such transaction, no Event of Default has occurred and is continuing). For purposes of this Section 6.08, “bona fide business purpose” shall mean any bona fide business purpose (as determined by the Borrower in good faith), including the sale or issuance (including any issuance at less than fair market value) of any Equity Interests or equity-linked securities to bona fide third parties in connection with obtaining or retaining a Gaming/Racing License, or the right or ability to purchase, build, develop, manage or operate a casino or other gaming property (including any Gaming/Racing Facility) for regulatory or political reasons.

SECTION 6.09. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.09, or otherwise under the Guarantee, as it relates to such Domestic Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 6.09 shall remain in full force and effect until the Payment in Full of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 6.09 constitute, and this Section 6.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 6.10. Right of Contribution. Each Domestic Credit Party hereby agrees that to the extent that a Credit Party (a “Funding Credit Party”) shall have paid more than its Fair Share (as defined below) of any payment made hereunder, such Domestic Credit Party shall be entitled to seek and receive contribution from and against any other Credit Party hereunder which has not paid its Fair Share of such payment. Each Domestic Credit Party’s right of contribution shall be subject to the terms and conditions of Section 6.04. The provisions of this Section 6.10 shall in no respect limit the obligations and liabilities of any Domestic Credit Party to the Secured Parties, and each Domestic Credit Party shall remain liable to the Secured Parties for the full amount guaranteed by such Domestic Credit Party hereunder. “Fair Share” shall mean, with respect to a Credit Party as of any date of determination, an amount equal to (i) the ratio of (A) the Adjusted Maximum Amount (as defined below) with respect to such Credit Party to (B) the aggregate of the Adjusted Maximum Amounts with respect to all Credit Parties multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Article VI in respect of the Guaranteed Obligations. “Adjusted Maximum Amount” shall mean, with respect to a Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Credit Party under this Article VI; provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Credit Party for purposes of this Section 6.10, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Credit Party. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party.

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01. Conditions to Initial Extensions of Credit.

The obligation of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Corporate Documents and Good Standing Certificates. The Administrative Agent shall have received (i) copies of the Organizational Documents of each Credit Party and evidence of all corporate or other applicable authority for each Credit Party (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of the Credit Documents to which each such Credit Party is intended to be a party as of the Closing Date, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of such Credit Party (or the member or manager or general partner of such Credit Party, as applicable) and (ii) a good standing (or equivalent) certificate for each Credit Party from the relevant authority of its jurisdiction of organization, dated as of a recent date (in each case to the extent applicable).

(b) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of the Borrower, dated the Closing Date, certifying that the conditions set forth in Sections 7.01(l), 7.01(o), 7.01(s) and 7.01(t) have been satisfied.

(c) Opinions of Counsel. The Administrative Agent shall have received the following opinions, each of which shall be addressed to the Administrative Agent, the Collateral Agent and the Lenders, dated the Closing Date and covering such matters as the Administrative Agent shall reasonably request in a manner customary for transactions of this type:

(i) an opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel to the Credit Parties; and

(ii) opinions of local counsel to the Credit Parties in such jurisdictions as are set forth in Schedule 7.01.

(d) Notes. The Administrative Agent shall have received copies of the Notes, duly completed and executed, for each Lender that requested a Note at least three (3) Business Days prior to the Closing Date.

(e) Term Loan Credit Agreement. The Administrative Agent shall have received this Agreement executed and delivered by a duly authorized officer of each Credit Party.

(f) Pari Passu Intercreditor Agreement. The Administrative Agent shall have received the Pari Passu Intercreditor Agreement duly authorized, executed and delivered by each of the parties thereto.

(g) Filings and Lien Searches. Subject to the last paragraph of this Section 7.01, the Administrative Agent shall have received (i) UCC financing statements in form appropriate for filing in the jurisdiction of organization of each Credit Party, (ii) results of lien searches conducted in the jurisdictions in which the Credit Parties are organized and (iii) security agreements or other agreements in appropriate form for filing in the United States Patent and Trademark Office and United States Copyright Office, in each case, with respect to intellectual property of the Credit Parties to the extent required pursuant to the Security Documents.

(h) Security Documents. (i) The Administrative Agent shall have received the U.S. Security Agreement and the Initial Perfection Certificate, in each case duly authorized, executed and delivered by the applicable Credit Parties, and (ii) subject to the last paragraph of this Section 7.01, the Specified Collateral Agent shall have received, to the extent required pursuant to the U.S. Security Agreement and not prohibited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws and/or any Gaming/Racing Licenses), (1) original stock or equivalent certificates representing the certificated Pledged Securities (as defined in the U.S. Security Agreement) required to be delivered to the Specified Collateral Agent pursuant to the U.S. Security Agreement, accompanied by original undated stock powers or similar instruments executed in blank, and (2) the promissory notes, intercompany notes, instruments, and chattel paper identified under the name of such Credit Parties in Schedule 6 to the Initial Perfection Certificate (other than such certificates, promissory notes, intercompany notes, instruments and chattel paper that constitute Excluded Property), accompanied by undated notations or instruments of assignment executed in blank, and all of the foregoing shall be reasonably satisfactory to the Collateral Agent in form and substance (in each case to the extent required to be delivered to the Specified Collateral Agent pursuant to the terms of the applicable Security Documents).

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in respect of the Closing Date Term Loans duly executed by the Borrower.

(j) Financial Statements. The Administrative Agent shall have received (i) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for each of the three most recently completed fiscal years of the Borrower ended at least 90 days before the Closing Date and (ii) the unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its Subsidiaries for each fiscal quarter of the Borrower ended after December 31, 2024 (other than the fourth fiscal quarter of any fiscal year) and at least 45 days before the Closing Date.

(k) [Reserved].

(l) Material Consents. The Borrower shall have received all material governmental consents required to incur the Initial Term Loans on the Closing Date (other than any governmental consent required by the Lenders to fund such Initial Term Loans).

(m) Closing Date Repayment. The Closing Date Repayment shall have been consummated, or substantially simultaneously with the initial extension of credit hereunder shall be consummated, and evidence thereof reasonably satisfactory to the Administrative Agent shall have been delivered to the Administrative Agent.

(n) [Reserved].

(o) Twin River Casino Sale and Leaseback Transaction. The Twin River Casino Sale and Leaseback Transaction shall have been consummated, or substantially simultaneously with the initial extension of credit hereunder shall be consummated, in all material respects in accordance with the Twin River Casino Sale and Leaseback Transaction Terms without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the Lead Arrangers (including in their respective capacity as Lenders hereunder), unless such amendment, waiver, consent or other modification shall have been consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

(p) Solvency. The Administrative Agent shall have received a certificate substantially in the form of Exhibit G from the chief financial officer or other equivalent officer of the Borrower with respect to the Solvency of the Borrower (on a consolidated basis with its Subsidiaries), immediately after giving effect to the consummation of the Transactions.

(q) Payment of Fees and Expenses. To the extent invoiced at least three (3) Business Days prior to the Closing Date (unless otherwise agreed by the Borrower), all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses of White & Case LLP) of the Administrative Agent, the Lead Arrangers and (in the case of fees only) the Lenders required to be paid by this Agreement or by the Commitment Letter or the Fee Letter, in each case, payable to the Administrative Agent, the Lead Arrangers and/or the Lenders in respect of the Transactions, shall have been, or shall substantially concurrently with the initial extension of credit hereunder be, paid to the extent due.

(r) Patriot Act. On or prior to the Closing Date, the Administrative Agent and each Lender shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or any Lender from the Credit Parties under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including, without limitation, the Patriot Act.

(s) Representations and Warranties. Each of the representations and warranties made by the Credit Parties in Article VIII or by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the Closing Date.

(t) Material Adverse Changes. Since December 5, 2025, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect.

For purposes of determining whether the conditions specified in this Section 7.01 have been satisfied on the Closing Date, by delivering an executed counterpart of this Agreement and funding the Closing Date Term Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, (a) to the extent that any Collateral (other than to the extent a Lien on such Collateral may be perfected by (x) the filing of a financing statement under the UCC with the Secretary of State (or other applicable filing office) in the applicable jurisdiction of organization of the Borrower or relevant Guarantor or (y) subject to the terms of the Pari Passu Intercreditor Agreement, the delivery of a stock or similar certificate representing the Equity Interests of the material Wholly Owned Subsidiaries of the Borrower that are Restricted Subsidiaries, in each case except to the extent the grant of a Lien on, or perfection of, such Collateral requires governmental or regulatory approval (including, without limitation, approval from any Gaming/Racing Authorities)), is not or cannot be provided and/or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so without undue burden, the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the initial extension of credit hereunder on the Closing Date, but shall be required to be delivered, provided and/or perfected within sixty (60) days (or (i) with respect to any Mortgages or Ship Mortgage, one hundred and eighty (180) days), or (ii) with respect to any Collateral the grant of which requires governmental or regulatory approval (including, without limitation, approval from any Gaming/Racing Authorities, three hundred and sixty-five (365) days) after the Closing Date (or, in each case, such longer period that is reasonably consented to by the Administrative Agent (such consent not to be unreasonably withheld (and without any requirement for consent to such extension by any Lender))), and (y) the provision of a Guarantee (or Collateral) by any Foreign Subsidiary (to the extent required pursuant to the terms hereof) or by any other Subsidiary for which the provision of such Guarantee requires governmental or regulatory approval (including, without limitation, approval from any Gaming/Racing Authorities) (the “Regulatory Guarantees”) shall not constitute a condition precedent to the initial extension of credit hereunder on the Closing Date, but shall be required to be delivered, provided and/or perfected within one hundred and eighty (180) days (or, with respect to the Regulatory Guarantees, three hundred and sixty-five (365) days) after the Closing Date (or, in each case, such longer period that is reasonably consented to by the Administrative Agent (such consent not to be unreasonably withheld (and without any requirement for consent to such extension by any Lender))).

SECTION 7.02. Conditions to All Extensions of Credit. The obligations of each Lender to make any Loan or otherwise extend any credit to the Borrower (other than as otherwise agreed in connection with a Limited Condition Transaction) requested to be made by it after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) No Default or Event of Default; Representations and Warranties True. Both immediately prior to the making of such Loan or other extension of credit and also after giving effect thereto and to the intended use thereof:

(i) no Default or Event of Default shall have occurred and be continuing; and

(ii) each of the representations and warranties made by the Credit Parties in Article VIII or by each Credit Party in each of the other Credit Documents to which it is a party shall be true and correct in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of an earlier date shall be required to be true and correct in all material respects only as such earlier date, and that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the applicable date).

(b) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing duly completed and complying with Section 4.05. Each Notice of Borrowing delivered by the Borrower hereunder shall constitute a representation and warranty by the Borrower that on and as of the date of such notice and on and as of the relevant borrowing date (both immediately before and immediately after giving effect to such borrowing) that the conditions in this Section7.02 have been satisfied.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents for itself and on behalf of its Restricted Subsidiaries and warrants to the Administrative Agent, the Collateral Agent and the Lenders that, at and as of the Closing Date (or such other date as may be expressly required by the Credit Documents):

SECTION 8.01. Corporate Existence; Compliance with Law.

(a) The Borrower and each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization; (ii)(A) has all requisite corporate or other power and authority, and (B) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing (to the extent applicable) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (ii)(B) and (iii) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any Restricted Subsidiary nor any of its Property is in violation of, nor will the continued operation of the Borrower’s or such Restricted Subsidiary’s Property as currently conducted violate, any Requirement of Law (including, without limitation, Gaming/Racing Laws, the Patriot Act and any zoning or building ordinance, code or approval or permits or any restrictions of record or agreements affecting the Real Property) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults would reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any Guarantor is an EEA Financial Institution.

SECTION 8.02. Financial Condition; Etc. The Borrower has delivered to the Administrative Agent or made publicly available (a) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for each of the three most recently completed fiscal years of the Borrower, ended at least ninety (90) days before the Closing Date and (b) the unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its Subsidiaries for each fiscal quarter ending after December 31, 2024 (other than the fourth fiscal quarter of any fiscal year) and at least forty-five (45) days prior to the Closing Date. All of said financial statements, including in each case the related schedules and notes, are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial position of the Borrower and its Subsidiaries as of the date of said balance sheets and the results of their operations for the periods covered thereby, subject (in the case of interim statements) to normal period-end audit adjustments and the absence of footnotes.

SECTION 8.03. Litigation. Except as set forth on Schedule 8.03, there is no Proceeding (other than any normal overseeing reviews of any Gaming/Racing Authority) pending against, or to the knowledge of any Responsible Officer of the Borrower, threatened in writing against, the Borrower or any of the Restricted Subsidiaries or any of their respective Properties before any Governmental Authority or private arbitrator that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) as of the Closing Date only, challenges the validity or enforceability of any of the Credit Documents.

SECTION 8.04. No Breach; No Default.

(a) None of the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (w) any Organizational Document of any Credit Party, (x) any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law), (y) any agreement or other documentation governing any Indebtedness of the Borrower and/or its Restricted Subsidiaries in a principal amount in excess of $100.0 million, or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party, (ii) result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation, or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to clause (i)(x), (i)(z), (ii) or (iii) above which would not reasonably be expected to result in a Material Adverse Effect.

(b) After giving effect to the Transactions to be consummated on the Closing Date, none of the Borrower or any Restricted Subsidiary is in default in any material respect under any Material Gaming/Racing Agreement or any Gaming/Racing License.

(c) No Default or Event of Default has occurred and is continuing.

SECTION 8.05. Action. The Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under each Credit Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by the Borrower and each Restricted Subsidiary of each Credit Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this Agreement has been duly and validly executed and delivered by each Credit Party party hereto and constitutes, and each of the Credit Documents to which it is a party when executed and delivered by such Credit Party will constitute, its legal, valid and binding obligation, enforceable against each Credit Party, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 8.06. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Borrower or any Restricted Subsidiary of the Credit Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions, except for: (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) the filings referred to in Section 8.14, (iv) waiver by the Gaming/Racing Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify and are not banks or licensed lending institutions, (v) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (vi) any required approvals (including prior approvals) of the requisite Gaming/Racing Authorities that any Agent, Lender or participant is required to obtain from, or any required filings with, requisite Gaming/Racing Authorities to exercise their respective rights and remedies under this Agreement and the other Credit Documents (as set forth in Section 13.13).

SECTION 8.07. ERISA, Foreign Employee Benefit Matters and Labor Matters.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 8.07, as of the Closing Date, no ERISA Entity maintains or contributes to any Pension Plan. Each Company is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan (other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect). The aggregate liabilities of any ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Plan is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Plan, other than to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except to the extent that would not reasonably be expected to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued, in each case, except to the extent that would not reasonably be expected to have a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or to the knowledge of any Responsible Officer of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries with respect to any Foreign Plan that would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no Credit Party sponsors, administers, contributes to or has any liability under or in respect of a Canadian Defined Benefit Plan. All contributions required to be made to any Canadian Pension Plan by any Credit Party have been timely made in accordance with the terms of the plan and applicable laws, other than to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (ii) the hours worked by and payments made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.

SECTION 8.08. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) (collectively, the “Tax Returns”) required to be filed with any taxing authority by, or with respect to, the Borrower and each of the Restricted Subsidiaries have been timely filed in accordance with all applicable Laws and each Tax Return is accurate and complete; and (ii) the Borrower and each of the Restricted Subsidiaries has timely paid all Taxes shown as due and payable on Tax Returns that have been so filed or that are otherwise due and payable (including in its capacity as a withholding agent), other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves (for the avoidance of doubt, taking into account any indemnity with respect to such Taxes provided by a third party to the Borrower or any of its Restricted Subsidiaries) have been provided in accordance with GAAP. Neither the Borrower nor any of the Restricted Subsidiaries has received written notice of any proposed or pending Tax assessment, audit or deficiency against the Borrower or such Restricted Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Credit Party is party to any tax sharing agreement (other than the Tax Sharing Agreement).

SECTION 8.09. Investment Company Act. Neither the Borrower nor any of the Restricted Subsidiaries is an “investment company,” or a company “controlled” by an “investment company” required to be regulated under the Investment Company Act of 1940, as amended.

SECTION 8.10. Environmental Matters. Except as set forth on Schedule 8.10 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and each of their businesses, operations and Real Property is in compliance with, and each has no liability under, any Environmental Law; (ii) each of the Borrower and the Restricted Subsidiaries has obtained, maintained and complied with all Permits required for, the conduct of their businesses and operations, and the ownership, operation and use of their assets, all as currently conducted, under any Environmental Law, all such Permits are valid and in good standing and, under the currently effective business plans of the Borrower and the Restricted Subsidiaries, no expenditures or operational adjustments are currently reasonably expected to be required in order to renew or modify such Permits; (iii) there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or, to the knowledge of any Responsible Officer of the Borrower or any of the Restricted Subsidiaries, formerly owned, leased, operated or used for waste disposal by the Borrower or any of the Restricted Subsidiaries, or any of their respective predecessors in interest that, in any of these situations, would reasonably be expected to result in liability to the Borrower or any of the Restricted Subsidiaries under any Environmental Law; (iv) there is no Environmental Action pending or, to the knowledge of any Responsible Officer of the Borrower or any of the Restricted Subsidiaries, threatened, against the Borrower or any of the Restricted Subsidiaries, including any Environmental Action relating either to the operations of the Borrower or the Restricted Subsidiaries or to real property currently or formerly owned, leased, operated or, to the knowledge of any Responsible Officer of the Borrower or any of the Restricted Subsidiaries, used for waste disposal by the Borrower or any of the Restricted Subsidiaries; (v) none of the Borrower or any of the Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any legally binding order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of the Borrower or any of the Restricted Subsidiaries is conducting or financing any Response Action pursuant to any Environmental Law with respect to any location; (vi) to the knowledge of any Responsible Officer of the Borrower or any of the Restricted Subsidiaries, no circumstances exist that would reasonably be expected to (a) form the basis of an Environmental Action against the Borrower or any of the Restricted Subsidiaries, or any of their Real Property, facilities or assets or (b) cause any such Real Property, facilities or assets to be subject to any restriction on ownership, occupancy, use or transferability under any Environmental Law and (vii) no Lien has been recorded or, to the knowledge of any Responsible Officer of the Borrower or any of the Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of the Borrower or any of the Restricted Subsidiaries.

SECTION 8.11. Use of Proceeds.

(a) The Borrower will use the proceeds of:

(i) Closing Date Term Loans made on the Closing Date for general corporate purposes, including the funding of a portion of the Closing Date Repayment and the payment of a portion of the Transaction Costs; and

(ii) Delayed Draw Term Loans made on and after the Closing Date for (x) the payment of the New York Casino Fees (whether directly or through one or more Subsidiaries), (y) replenishing cash on the balance sheet of the Borrower (or any of its Subsidiaries) that was previously applied by the Borrower (or any of its Subsidiaries) to pay the New York Casino Fees (or any portion thereof) and/or (z) payment of fees and expenses in connection therewith.

(b) Neither the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation U or Regulation X. The pledge of any Equity Interests by any Credit Party pursuant to the U.S. Security Agreement does not violate such regulations.

SECTION 8.12. Subsidiaries.

(a) Schedule 8.12(a) sets forth a true and complete list of the following: (i) all the Subsidiaries of the Borrower as of the Closing Date; (ii) the name and jurisdiction of incorporation or organization of each such Subsidiary as of the Closing Date; and (iii) as to each such Subsidiary, the percentage and number of each class of Equity Interests of such Subsidiary owned by the Borrower and its respective Subsidiaries as of the Closing Date.

(b) Schedule 8.12(b) sets forth a true and complete list of all the Immaterial Subsidiaries as of the Closing Date.

(c) Schedule 8.12(c) sets forth a true and complete list of all the Unrestricted Subsidiaries as of the Closing Date.

SECTION 8.13. Ownership of Property; Liens. (a) The Borrower and each of the Restricted Subsidiaries has good and valid legal and/or beneficial title to, or a valid (with respect to Real Property and Vessels) leasehold interest in (or subleasehold interest in or other right to occupy), all material assets and Property (including Mortgaged Real Property and Mortgaged Vessels) (tangible and intangible) owned or occupied by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), except for minor defects in title that do not interfere in any material respect with the ability of the Borrower or any Restricted Subsidiary to conduct its business as currently conducted or to utilize such assets and Properties for their intended purposes and (b) all such assets and Property are subject to no Liens other than Permitted Liens. All of the assets and Property owned by, leased to or used by the Borrower and each of the Restricted Subsidiaries in its respective businesses are in good operating condition and repair in all material respects (ordinary wear and tear and casualty and force majeure excepted) except in each case where the failure of such asset to meet such requirements would not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.14. Security Interest; Etc.

(a) Subject to applicable Gaming/Racing Laws, the Security Documents, once executed and delivered, will create, in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid and enforceable security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Agreed Security Principles or the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein), and (i) with respect to each Domestic Credit Party, upon (x) filing of financing statements in the offices of the Secretaries of State of such Domestic Credit Party’s jurisdiction of organization or formation or recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes) and (y) the taking of possession or control by the Collateral Agent or the Specified Collateral Agent, as applicable, of the Collateral with respect to which a security interest may be perfected only by possession or control which possession or control shall be given to the Collateral Agent or the Specified Collateral Agent, as applicable to the extent possession or control by the Collateral Agent or the Specified Collateral Agent is required by the U.S. Security Agreement and (ii), with respect to each Foreign Credit Party and each other grantor of any Collateral pursuant to any Foreign Security Document, upon taking of the actions contemplated by the applicable Security Documents, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth herein or in the Security Documents with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein) superior to and prior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

(b) Each Ship Mortgage, once executed and delivered by a Domestic Credit Party, will create, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable “preferred mortgage” upon the applicable Mortgaged Vessel within the meaning of Chapter 313 of Title 46 of the United States Code, subject to no Liens other than Permitted Liens and entitled to the benefits accorded a preferred mortgage on a vessel required under the laws and flag of the United States.

Notwithstanding anything herein (including this Section 8.14) or in any other Credit Document to the contrary, neither the Borrower nor any other Credit Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary other than a Foreign Credit Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Agreement or any other Credit Document.

SECTION 8.15. Licenses and Permits. The Borrower and each of its Restricted Subsidiaries hold all material governmental permits, licenses, franchises, certificates, waivers, authorizations, consents and approvals (including Gaming/Racing Licenses) necessary for the Borrower and its Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. None of the Permits has been modified in any way since the Closing Date in a manner that would reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming/Racing Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.

SECTION 8.16. Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Credit Party to any Secured Party prior to the Closing Date in connection with this Agreement and the other Credit Documents, but in each case excluding all projections and general industry or economic data, when taken as a whole and giving effect to all supplements and updates, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The pro forma financial information furnished in writing by or on behalf of any Credit Party to the Lenders prior to the Closing Date in connection with the Commitment Letter, this Agreement and the other Credit Documents, if any, was prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no Credit Party, however, makes any representation as to the ability of any Company to achieve the results set forth in any such projections.

SECTION 8.17. Solvency. As of the Closing Date, immediately prior to and immediately following the consummation of the Transactions occurring on the Closing Date, the Borrower (on a consolidated basis with its Restricted Subsidiaries) is and will be Solvent (after giving effect to Section 6.07).

SECTION 8.18. Senior Obligations. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Priority Lien Debt,” or “Senior Secured Financing” (or any comparable term) under, and as defined in, and entitled to the subordination and/or intercreditor, as applicable, provisions of any Permitted Second Priority Refinancing Debt, Permitted Unsecured Refinancing Debt and Ratio Debt that is purported to be subordinated to the Obligations.

SECTION 8.19. Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns or possesses adequate licenses or otherwise has the right to use all of the patents, patent applications, trademarks, trademark applications, industrial designs, service marks, service mark applications, trade names, domain names, copyrights, software, trade secrets, know-how and processes (collectively, the “Intellectual Property”) (including, as of the Closing Date, all Intellectual Property listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate) that are necessary for the operation of its business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect and, as of the Closing Date, all registrations listed in Schedules 8(a), 8(b) and 8(c) to the Initial Perfection Certificate are valid and in full force and effect, except where the invalidity of such registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened to the effect that the Borrower or any of its Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened to the effect that any such material Intellectual Property owned or licensed by the Borrower or any of its Restricted Subsidiaries or which the Borrower or any of its Restricted Subsidiaries otherwise has the right to use is invalid or unenforceable, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 8.20. Gaming/Racing Agreements. As of the Closing Date, a true, correct and complete copy (including any amendments, modifications, supplements or waivers) of each of the Material Gaming/Racing Agreements has been furnished to the Administrative Agent and all such Contractual Obligations are in full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Credit Party or any of their Restricted Subsidiaries are in default under any Material Gaming/Racing Agreement, and (ii) to the Borrower’s knowledge, no other party to any such Contractual Obligation is in default thereunder.

SECTION 8.21. [Reserved].

SECTION 8.22. Insurance. The Borrower and each of its Restricted Subsidiaries are insured by insurers of recognized financial responsibility (determined as of the date such insurance was obtained) against such losses and risks (other than wind and flood damage) and in such amounts as are prudent and customary in the businesses in which it is engaged, except to the extent that such insurance is not available on commercially reasonable terms. The Borrower and each of its Restricted Subsidiaries maintain all insurance required by Flood Insurance Laws (but shall not, for the avoidance of doubt, be required to obtain insurance with respect to wind and flood damage unless and to the extent required by such Flood Insurance Laws).

SECTION 8.23. Real Estate.

(a) Schedule 8.23(a) sets forth a true, complete and correct list of all Material Real Property owned and all Material Real Property leased by the Borrower or any of its Restricted Subsidiaries as of the Closing Date, including a brief description thereof, including, in the case of leases, the street address (to the extent available) and landlord name. The Borrower has delivered to Collateral Agent true, complete and correct copies of all such leases.

(b) Except as set forth on Schedule 8.23(b), as of the Closing Date, to the best of knowledge of any Responsible Officer of the Borrower, no Taking has been commenced or is contemplated with respect to all or any portion of the Material Real Property or for the relocation of roadways providing access to such Material Real Property that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 8.24. Leases.

(a) [Reserved].

(b) The Borrower and its Restricted Subsidiaries have paid all payments required to be made by it under all leases of Material Real Property where any of the Collateral is or may be located from time to time (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary, as the case may be, and any amounts that are due but not yet delinquent), except where failure to make such payments would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, each of the leases of Material Real Property is in full force and effect and will be or is, as applicable, the legal, valid, binding and enforceable against the Credit Party party thereto, in accordance with its terms, in each case, except as such enforceability may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) None of the leases of Material Real Property have been amended, modified or assigned in any manner that would reasonably be expected to result in a Material Adverse Effect. The Borrower has not received written notice of any existing breach, default, event of default or, to the best of knowledge of any Responsible Officer of the Borrower, event that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Credit Party to any of the leases of Material Real Property that would reasonably be expected to have a Material Adverse Effect.

SECTION 8.25. Mortgaged Real Property. Except as set forth on Schedule 8.25(a) or as would not reasonably be expected to have a Material Adverse Effect, with respect to each Mortgaged Real Property, as of the Closing Date (a) there has been issued a valid and proper certificate of occupancy or other local equivalent, if any, for the use then being made of such Mortgaged Real Property to the extent required by applicable Requirements of Law and there is no outstanding citation, notice of violation or similar notice indicating that the Mortgaged Real Property contains conditions which are not in compliance with local codes or ordinances relating to building or fire safety or structural soundness and (b) except as set forth on Schedule 8.25(b), there are no material disputes regarding boundary lines, location, encroachment or possession of such Mortgaged Real Property and no Responsible Officer of the Borrower has actual knowledge of any state of facts existing which could give rise to any such claim other than those that would not reasonably be expected to have a Material Adverse Effect; provided, however, that with respect to any Mortgaged Real Property in which the Borrower or a Restricted Subsidiary has a leasehold estate, the foregoing certifications shall be to the Borrower’s knowledge only.

SECTION 8.26. Material Adverse Effect. Since December 5, 2025, there shall not have occurred any event or circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 8.27. Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower, its Subsidiaries and, to the knowledge of the Borrower or its Subsidiaries, their respective directors, officers and employees, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower or its Subsidiaries being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary, or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law, Anti-Money Laundering Law or Sanctions.

ARTICLE IX.

AFFIRMATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

SECTION 9.01. Existence; Business Properties.

(a) The Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (in the case of the Borrower, in the United States), except in a transaction permitted by Section 10.05 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower and each of its Restricted Subsidiaries shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, approvals, patents, copyrights, trademarks and trade names (including Gaming/Racing Licenses) in the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all Gaming/Racing Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and at all times maintain and preserve all of its property and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and force majeure excepted) except where the failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 9.01(b) shall prevent (i) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving any Company or any other transaction in accordance with Section 10.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, Permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that such Company reasonably determines are not useful or necessary to its business.

(c) The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 9.02. Insurance.

(a) The Borrower and its Restricted Subsidiaries shall maintain with financially sound and reputable insurers (determined at the time such insurance is obtained) not Affiliates of the Borrower insurance on its Property in at least such amounts and against at least such risks as are customarily insured against by companies engaged in the same or a similar business and operating similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates; and furnish to the Administrative Agent, promptly upon written request (but not more than one time in any fiscal year unless an Event of Default has occurred and is continuing or upon the expiration or replacement (other than any expiration or replacement in connection with annual renewals) of any individual policy), information as to the insurance carried; provided that the Borrower and its Restricted Subsidiaries shall not be required to maintain insurance with respect to wind and flood damage on any property for any insurance coverage period unless, and to the extent, such insurance is required by an applicable Requirement of Law. Subject to Section 9.15, the Collateral Agent shall be named as an additional insured on all third-party liability insurance policies of the Domestic Credit Parties (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions), and the Collateral Agent shall be named as mortgagee/loss payee on all property and marine insurance policies of each such Domestic Credit Party.

(b) Each Domestic Credit Party shall deliver to Administrative Agent on behalf of the Secured Parties, (i) promptly following receipt of any notice from any insurer of cancellation of a material policy or material change in coverage from that existing on the Closing Date, a copy of such notice (or, if no copy is available, notice thereof), and (ii) promptly after such information has been received in written form by the Borrower or any of its Restricted Subsidiaries, information as to any claim for an amount in excess of $25.0 million with respect to any property and casualty insurance policy maintained by the Borrower or any of its Restricted Subsidiaries.

(c) If any portion of any Mortgaged Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, of any similar or equivalent Law, requirement, policy or practice applicable to any Foreign Credit Party, then the Borrower shall, or shall cause the applicable Credit Party to, on and after the date that such Mortgaged Real Property is required to be subject to Mortgage, (i) to the extent required pursuant to the Flood Insurance Laws or any Requirement of Law applicable to any Foreign Credit Party, maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Insurance Laws or any Requirement of Law applicable to any Foreign Credit Party and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) In the event that the proceeds of any insurance claim are paid after the Collateral Agent has exercised its right to foreclose after an Event of Default has occurred and is continuing, such proceeds shall be paid to the Applicable Collateral Agent for application in accordance with the provisions of the Pari Passu Intercreditor Agreement. The Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 9.02 during any redemption period.

SECTION 9.03. Taxes; Performance of Obligations.

The Borrower and each of its Restricted Subsidiaries shall timely file all material Tax Returns required to be filed by it and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (including in its capacity as a withholding agent), before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower and each of its Subsidiaries shall have set aside on its books adequate reserves (for the avoidance of doubt, taking into account any indemnity with respect to such Tax, assessment, charge, levy or claim provided by a third party to the Borrower or any of its Restricted Subsidiaries) in accordance with GAAP.

SECTION 9.04. Financial Statements, Etc. The Borrower shall deliver to the Administrative Agent for distribution by the Administrative Agent to the Lenders:

(a) Quarterly Financials. Within forty-five (45) days after the end of each fiscal quarter of the Borrower beginning with the first fiscal quarter ended after the Closing Date (other than the last fiscal quarter in any fiscal year), (x) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (y) customary management’s discussion and analysis of the important operational and financial developments of the Borrower and the Subsidiaries during such fiscal quarter;

(b) Annual Financials. Within ninety (90) days after the end of each fiscal year of the Borrower beginning with the first fiscal year ended after the Closing Date, (x) consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and, in the case of each such consolidated financial statements, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, other than resulting from (I) an upcoming maturity date within twelve (12) months under any Indebtedness, or (II) any prospective or actual default of any financial covenant, and (y) customary management’s discussion and analysis of the important operational and financial developments of the Borrower and the Subsidiaries during such fiscal year;

(c) Compliance Certificate. At the time it furnishes each set of financial statements pursuant to Section 9.04(a) or Section 9.04(b), a Compliance Certificate signed by a Responsible Officer of the Borrower;

(d) Notice of Default. Promptly after any Responsible Officer of any Company knows that any Default has occurred, a notice of such Default, breach or violation describing the same in reasonable detail and a description of the action that the Companies have taken and propose to take with respect thereto;

(e) Environmental Matters. Written notice of any (i) Environmental Action, (ii) Release of Hazardous Material, or (iii) violation of or liability arising under Environmental Law, in each case of the foregoing clauses (i) through (iii), which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) Annual Budgets. No later than ninety (90) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), which shall be accompanied by a certificate of a Responsible Officer of the Borrower stating that such projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such projections are incorrect or misleading in any material respect;

(g) Auditors’ Reports. Promptly upon receipt thereof, copies of all annual, interim or special reports issued to the Borrower or any Restricted Subsidiary by independent certified public accountants in connection with each annual, interim or special audit of the Borrower’s or such Restricted Subsidiary’s books made by such accountants, including any management letter commenting on the Borrower’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit; provided, however, that such reports shall only be made available to the Administrative Agent and to those Lenders who request such reports through the Administrative Agent;

(h) Lien Matters; Casualty and Damage to Collateral.

(i) Promptly upon the Borrower obtaining knowledge thereof, prompt written notice of (i) the incurrence of any Lien (other than a Permitted Lien) on the Collateral or any part thereof, (ii) any Casualty Event or other insured damage to any material portion of the Collateral or (iii) the occurrence of any other event that in the Borrower’s judgment is reasonably likely to materially adversely affect the aggregate value of the Collateral; and

(ii) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(b), a certificate of a Responsible Officer of the Borrower setting forth the information required pursuant to Schedules 1(a), 1(b), 2, 3(a), 3(b), 4, 5, 6, 7, 8(a), 8(b), 8(c), 9 and 10 to the Perfection Certificate or confirming that there has been no change in such information since the date of the Initial Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 9.04(h)(ii);

(i) Notice of Material Adverse Effect. Written notice of the occurrence of any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(j) ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Companies or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(k) Litigation. Promptly after the Borrower’s knowledge thereof, notice of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any of its Restricted Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect;

(l) Gaming/Racing Regulatory Matters. Promptly, and in any event within five (5) Business Days after (i) receipt by any officer of the Borrower or any Restricted Subsidiary of any written notice or communication of any Gaming/Racing Authority that could reasonably be interpreted (as determined by the Borrower in its good faith judgment) to cast doubt on whether a required Gaming/Racing License may be obtained when required or, with respect to issued Gaming/Racing Licenses, that states that such Gaming/Racing Authority is considering revoking or modifying such Gaming/Racing License (in whole or in part) in any respect materially adverse to the Lenders or (ii) a Responsible Officer of the Borrower having obtained knowledge that any party to any Material Gaming/Racing Agreement (other than the Borrower or any of its Subsidiaries) is in default thereunder in a manner that could reasonably be expected to result in a Material Adverse Effect, written notice thereof.

(m) [Reserved].

(n) Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act; and

(o) Miscellaneous. Promptly, such financial information, reports, documents and other information with respect to the Borrower or any of its Subsidiaries as Administrative Agent or the Required Lenders may from time to time reasonably request; provided that, notwithstanding the foregoing, nothing in this Section 9.04(o) shall require delivery of financial information, reports, documents or other information which constitutes attorney work product or is subject to confidentiality agreements or to the extent disclosure thereof would reasonably be expected to result in loss of attorney client privilege with respect thereto.

In addition, the Borrower shall conduct a quarterly conference call that the Lenders may attend to discuss the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for the most recently ended fiscal quarter, at a date and time to be determined by the Borrower with reasonable advance notice to the Administrative Agent.

Notwithstanding the foregoing, the obligations in Section 9.04(a) and 9.04(b) may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that in the case of Section 9.04(b), such Form 10-K is furnished together with an auditor’s report and opinion satisfying the requirements of Section 9.04(b).

Concurrently with the delivery of Section 9.04 Financials, the Borrower shall provide revenues, net income, Consolidated EBITDA (including the component parts thereof), Consolidated Net Indebtedness, Consolidated First Lien Net Indebtedness and cash and Cash Equivalents on hand of (x) the Borrower and its Restricted Subsidiaries, on the one hand, and (y) the Unrestricted Subsidiaries, on the other hand (with Consolidated EBITDA to be determined for such Unrestricted Subsidiaries as if references in the definition of Consolidated EBITDA were deemed to be references to the Unrestricted Subsidiaries) (the “Reconciliation Statements”); provided that, except with respect to any Bally’s NY Permitted Holdco, Bally’s NY Holding and their Subsidiaries (for which such Reconciliation Statements shall be required for so long as any of such Bally’s NY Permitted Holdco, Bally’s NY Holding or Subsidiary thereof is an Unrestricted Subsidiary hereunder), Reconciliation Statements shall be required to be delivered only in the event that, in the aggregate, the Unrestricted Subsidiaries account for greater than 10.0% of the Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis with respect to the Test Period ended on the last day of the period covered by such financial statements.

Reports and documents required to be delivered pursuant to this Section 9.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such reports and/or documents, or provides a link thereto on the Borrower’s website on the Internet at the website address specified below the Borrower’s name on the signature hereof or such other website address as provided in accordance with Section 13.02; or (ii) on which such reports and/or documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including the website of the SEC) or whether sponsored by Administrative Agent); provided that the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such reports and/or documents and the Administrative Agent shall post such reports and/or documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such reports and/or documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide the Compliance Certificate required by Section 9.04(c) to the Administrative Agent in the form of an original paper copy or a .pdf or facsimile copy of the original paper copy.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided however, that to the extent such Borrower Materials constitute information of the type subject to Section 13.10, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 9.05. Maintaining Records; Access to Properties and Inspections. The Borrower and its Restricted Subsidiaries shall keep proper books of record and account in which entries true and correct in all material respects and in material conformity with GAAP and all material Requirements of Law are made. The Borrower and its Restricted Subsidiaries will, subject to applicable Gaming/Racing Laws, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of the Borrower or such Restricted Subsidiary at reasonable times, upon reasonable notice and as often as reasonably requested, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Restricted Subsidiaries with the officers thereof and independent accountants therefor (provided the Borrower has the opportunity to participate in such meetings); provided that, in the absence of a continuing Default or Event of Default, only one such inspection by such representatives (on behalf of the Administrative Agent and/or any Lender) shall be permitted in any fiscal year (and such inspection shall be at the Administrative Agent and/or such Lenders’ expense, as applicable). Notwithstanding anything to the contrary in this Agreement, no Company will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its designated representative) or any Lender is then prohibited by law or contract or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 9.06. Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 8.11. The Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country, region or territory, that, at the time of such funding, is a Sanctioned Country, in each case in violation of Sanctions, or (C) in any manner that would result in the violation of applicable Sanctions or Anti-Money Laundering Laws by any Person.

SECTION 9.07. Compliance with Environmental Law. The Borrower and its Restricted Subsidiaries shall (i) comply with Environmental Law and will keep or cause all Real Property to be kept free of any Liens imposed under Environmental Law, (ii) make an appropriate response to any Environmental Action involving or affecting Borrower or any of its Restricted Subsidiaries and (iii) in the event of any Hazardous Material at, on, under or emanating from any Real Property which violates any Environmental Law, undertake and/or use commercially reasonable efforts to cause any of their respective tenants or occupants to undertake, at no cost or expense to the Administrative Agent, the Collateral Agent or any Lender, any action required pursuant to Environmental Law to mitigate and eliminate such condition, except in the case of each of the foregoing clauses (i) through (iii) where the failure to take such action could not reasonably be expected to have a Material Adverse Effect, provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP.

SECTION 9.08. Pledge or Mortgage of Real Property and Vessels.

(a) Subject to compliance with applicable Gaming/Racing Laws, if, after the Closing Date any Credit Party acquires any Property (other than (1) any Real Property, any Vessel or Replacement Vessel (other than leasehold interests in any Vessel or Replacement Vessel), (2) any Property that is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Property and to the extent such prohibition is not superseded by the applicable provisions of the UCC or other applicable Law or (3) Excluded Property), including, without limitation, pursuant to any Permitted Acquisition, or as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, such Credit Party shall (subject to the Agreed Security Principles and any applicable provisions set forth in the Security Documents with respect to limitations on grant of security interests in certain types of assets or Collateral and limitations or exclusions from the requirement to perfect Liens on such assets or Collateral) promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Documents, or such new or additional Security Documents or such other documents as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, security interests in such Property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)), subject to no Liens other than Permitted Liens, in each case, to the extent such actions are required by the Security Documents; provided, that notwithstanding the foregoing, (x) the Credit Parties shall not be required to take such actions with respect to any leasehold interest in any Vessel or Replacement Vessel entered into after the date hereof which leasehold interest has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) of less than $20.0 million (other than Excluded Property) and (y) the Credit Parties shall not be required to take such actions with respect to any leasehold interest in any Vessel or Replacement Vessel entered into after the Closing Date that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) in excess of $20.0 million (other than Excluded Property) if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the lessor (or any master lessor) under such lease (or any overlease) has not consented (or provided an acknowledgment, if applicable) to the granting of a Lien to secure the Obligations, except that such actions shall be required with respect to any such leasehold interest in any Vessel or Replacement Vessel that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or other improvements to be developed thereon) in excess of $20.0 million if such leasehold interest (i) is obtained pursuant to a sale and leaseback transaction by a Credit Party involving a Vessel or Replacement Vessel that constituted Collateral immediately prior to such sale and leaseback transaction and such sale and leaseback transaction is with an Affiliate of the Borrower or (ii) is obtained pursuant to an “opco/propco” transaction with a real estate investment trust or similar owner or investor in real property of which both parties are Affiliates of the Borrower; provided, that notwithstanding the foregoing, in the case of Vessels or Replacement Vessels owned by a Credit Party on the Closing Date, the delivery of the items required under this Section 9.08(c) shall not be required prior to the date specified in the last paragraph of Section 7.01.

(b) If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee or leasehold interest in Real Property that is (1) located in the United States and (2) has (or, in the case of a leasehold, such leasehold interest or estate has) a fair market value in excess of $20.0 million (other than Excluded Property) or (y) develops a Gaming/Racing Facility or acquires any property or assets ancillary to, or to be used in connection with, a Gaming/Racing Facility or other improvements thereon which are located on any fee or leasehold interest in Real Property that is (1) located in the United States and (2) has (including the reasonably anticipated fair market value of the Gaming/Racing Facility or property or assets ancillary thereto, or to be used in connection therewith and developed thereon or other improvements to be developed thereon to the extent owned by Borrower or a Restricted Subsidiary) a fair market value in excess of $20.0 million (other than Excluded Property), determined on an as-developed basis on any such Real Property or Gaming/Racing Facility (or related assets), in each case, with respect to which a Mortgage or other similar instrument was not previously entered into in favor of the Collateral Agent (in each case of the foregoing clauses (x) and (y), other than to the extent such Real Property (A) is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Real Property or (B) constitutes Excluded Property), such Credit Party shall promptly notify the Collateral Agent and, if requested by the Required Lenders or the Collateral Agent, within ninety (90) days of such request, or, as to any Lien that requires the consent of a third party, one hundred and eighty (180) days of such request (in each case, or such longer period that is reasonably acceptable to the Administrative Agent), (i) take such actions and execute such documents as the Collateral Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by the Collateral Agent or as shall be necessary in the opinion of counsel to the Collateral Agent to create on behalf of the Secured Parties a valid, perfected, mortgage Lien, subject only to Permitted Liens, including the following:

(1) a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, in form for recording in the recording office of the jurisdiction where such Mortgaged Real Property is situated, together with such other documentation as shall be required to create a valid mortgage Lien under applicable law, which Mortgage and other documentation shall be reasonably satisfactory to the Collateral Agent and shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, perfected, mortgage Lien on such Mortgaged Real Property subject to no Liens other than Permitted Liens; and

(2) with respect to each Mortgage and each Mortgaged Real Property, (x) to the extent reasonably requested by the Required Lenders or the Collateral Agent, for further delivery to each Lender, each of the items set forth in Section 9.15(a)(i)(F) at least seven (7) Business Days prior to the date of delivery of such Mortgage and (y) in each case to the extent reasonably requested by the Required Lenders or Collateral Agent, each of the items set forth in Sections 9.15(a)(i)(A) through 9.15(a)(i)(E);

provided, that notwithstanding the foregoing or anything contained in this Agreement to the contrary requiring a leasehold Real Property be subject to a Mortgage under clause (b) of this Section 9.08, (A) the Credit Parties shall not be required to grant a Mortgage on any leasehold interest in any Real Property, if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord or master landlord, as applicable, under such Lease has not consented (or provided an acknowledgment, if applicable) to the granting of a Mortgage on such Real Property or on all or any portion of other Real Property subject to or leased under the same Lease or overlease to the extent such consent is required under the terms of the Lease (and, for the avoidance of doubt, all such Real Property shall be deemed not to be Mortgaged Real Property hereunder or under any other Credit Document); except that leasehold Mortgages shall be required with respect to any such leasehold interest in Real Property obtained after the Closing Date that has a fair market value (including the reasonably anticipated fair market value of the Gaming/Racing Facility or property or assets ancillary thereto, or to be used in connection therewith and developed thereon or other improvements to be developed thereon) in excess of $20.0 million if such leasehold interest (i) is obtained pursuant to a sale and leaseback transaction by a Credit Party involving Real Property that constituted Collateral immediately prior to such sale and leaseback transaction and such sale and leaseback transaction is with an Affiliate of the Borrower or (ii) is obtained pursuant to an “opco/propco” transaction with a real estate investment trust or similar owner or investor in real property of which both parties are Affiliates of the Borrower and (B) the Credit Parties shall not be required to provide coverage under any title policy (or the issuance of any title policy itself) otherwise required under this Agreement with respect to any Real Property (regardless of when acquired), if the provision of such coverage or the issuance of such policy requires an estoppel, affidavit, consent, acknowledgment, or similar deliverable from a landlord, master landlord or other third party, and after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord, master landlord or other third party has not provided said estoppel, affidavit, consent or similar deliverable and, to the extent no title policy is required to be issued hereunder, the Borrower shall also not be required to provide the surveys described in this Section 9.08; provided, further, that, notwithstanding anything herein to the contrary, in the case of any Real Property owned or leased by a Credit Party on the Closing Date, the delivery of the items required under this Section 9.08(b) shall not be required prior to the date specified in the last paragraph of Section 7.01.

(c) If, after the Closing Date, any Credit Party (x) acquires, including, without limitation, pursuant to any Permitted Acquisition, a fee interest in any Vessel or a Replacement Vessel located in the United States with a fair market value in excess of $20.0 million (other than Excluded Property) or (y) develops a Gaming/Racing Facility or any property or assets ancillary to, or to be used in connection with, a Gaming/Racing Facility on a Vessel, or other improvements thereon, with a fair market value in excess of $20.0 million (other than Excluded Property), determined on an as-developed basis, on any such Vessel or a Replacement Vessel, in each case, with respect to which a Ship Mortgage or other similar instrument was not previously entered into in favor of the Collateral Agent (in each case of the foregoing clauses (x) and (y), other than to the extent such Vessel or Replacement Vessel (A) is subject to a Lien permitted under Section 10.02(i) or Section 10.02(k) securing Indebtedness to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of Liens securing the Obligations on such Vessel or Replacement Vessel or (B) constitutes Excluded Property), such Credit Party shall promptly notify Collateral Agent and, if requested by the Required Lenders or the Collateral Agent, within ninety (90) days of such request (or such longer period that is reasonably acceptable to the Administrative Agent) or, as to any Ship Mortgage that requires the consent of a third party, one hundred and eighty (180) days of such request (in each case, or such longer period that is reasonably acceptable to the Administrative Agent), (i) take such actions and execute such documents as the Collateral Agent shall reasonably require to confirm the Lien of an existing Ship Mortgage or other similar instrument, if applicable, or to create a new Ship Mortgage or other similar instrument on such Vessel or Replacement Vessel and (ii) cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, all documents and instruments reasonably requested by the Collateral Agent or as shall be necessary in the opinion of counsel to the Collateral Agent to create on behalf of the Secured Parties a legal, valid and enforceable first preferred ship mortgage (subject to the Pari Passu Intercreditor Agreement) under Chapter 313 of Title 46 of the United States Code (if applicable thereto) or other applicable Law subject only to Permitted Liens, including the following:

(1) a Ship Mortgage or other similar instrument reasonably satisfactory to the Collateral Agent, granting in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage (subject to the Pari Passu Intercreditor Agreement) on each such Vessel or Replacement Vessel under Chapter 313 of Title 46 of the United States Code or other applicable Law subject only to Permitted Liens, executed and delivered by a duly authorized officer of the appropriate Credit Party, together with such certificates, affidavits and instruments (including abstracts of title and/or affidavits of citizenship) as shall be reasonably required in connection with filing or recordation thereof and to grant a Lien on each such Vessel or Replacement Vessel; and

(2) with respect to each Ship Mortgage or other similar instrument and each such Vessel or Replacement Vessel, in each case to the extent reasonably requested by the Required Lenders or the Collateral Agent, copies of insurance policies as required by each Ship Mortgage or other similar instrument, if applicable, which insurances shall comply with the insurance requirements contained in Section 9.02 and the applicable Ship Mortgage or other similar instrument;

provided, that notwithstanding the foregoing, in the case of Vessels or Replacement Vessels owned by a Credit Party on the Closing Date, the delivery of the items required under this Section 9.08(c) shall not be required prior to the date specified in the last paragraph of Section 7.01.

(d) Notwithstanding anything contained in Sections 9.08(a), 9.08(b) and 9.08(c) to the contrary, in each case, it is understood and agreed that no Lien(s), Mortgage(s) and/or Ship Mortgage(s) in favor of the Collateral Agent on any after acquired Property of the applicable Credit Party shall be required to be granted or delivered at such time as provided in such Sections (as applicable) as a result of such Lien(s), Mortgage(s) and/or Ship Mortgage(s) being prohibited by the applicable Gaming/Racing Authorities or applicable Law; provided, however, that the Borrower has used its commercially reasonable efforts to obtain such approvals (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto).

(e) With respect to Lien(s), Mortgage(s) and/or Ship Mortgage(s) relating to any Property acquired (or leased) by any Credit Party after the Closing Date or any Property of any Additional Credit Party or with respect to any Guarantee of any Additional Credit Party, in each case that were not granted or delivered pursuant to Section 9.08(d) or Section 9.11(b), as the case may be, at such time as the Borrower reasonably believes such prohibition no longer exists, the Borrower shall (and with respect to any items requiring approval from Gaming/Racing Authorities, the Borrower shall use commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto) to seek the approval from the applicable Gaming/Racing Authorities for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee and, if such approval is so obtained), comply with Sections 9.08(a), 9.08(b) and/or 9.08(c) or with Section 9.11, as the case may be.

(f) Notwithstanding anything to the contrary in this Agreement, any Security Document or any other Credit Document, (A) the Administrative Agent may grant extensions of time or waivers of requirements for the grant or perfection of security interests in or the obtaining of insurance (including title insurance) and surveys with respect to particular assets (including extensions beyond the Closing Date for the grant or perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Credit Documents, (B) Liens required to be granted from time to time pursuant to this Agreement and the other Credit Documents, or any other requirements of, this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower, (C) the requirements of this Section 9.08 with respect to Foreign Credit Parties shall be subject to the Agreed Security Principles, and (D) the Administrative Agent and the Borrower may make such modifications to the Agreed Security Principles and the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and the Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary in connection with any project or transactions otherwise permitted hereunder or the addition of guarantees or Collateral of any Foreign Credit Party required by this Agreement and the other Credit Documents.

SECTION 9.09. Security Interests; Further Assurances.

(a) Each Credit Party shall, promptly, upon the reasonable request of the Collateral Agent, and so long as such request (or compliance with such request) does not violate any Gaming/Racing Law or, if necessary, is approved by the applicable Gaming/Racing Authority (which the Borrower hereby agrees to use commercially reasonable efforts to obtain) or require any third party consent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Collateral Agent reasonably necessary or desirable to create, protect, perfect or correct manifest errors or for the continued validity, perfection and priority of the Liens on the Collateral covered or purported to be covered thereby (subject to any applicable provisions set forth herein and in the Security Documents with respect to limitations on grant of security interests in certain types of Collateral and limitations or exclusions from the requirement to perfect Liens on such Collateral and any applicable Requirements of Law including, without limitation, any Gaming/Racing Laws) subject to no Liens other than Permitted Liens; provided that, notwithstanding anything to the contrary herein or in any other Credit Document, in no event shall any Company be required to enter into control agreements with respect to its deposit accounts, securities accounts or commodity accounts. In the case of the exercise by the Collateral Agent or the Lenders or any other Secured Party of any power, right, privilege or remedy pursuant to any Credit Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, the Borrower and each of its Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that the Collateral Agent or the Lenders may be so required to obtain. If the Collateral Agent reasonably determines that it is required by applicable Requirement of Law to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA. Notwithstanding the foregoing, the requirements of this Section 9.09 with respect to Foreign Credit Parties shall be subject to the Agreed Security Principles.

(b) The Borrower shall cause the Equity Interests issued by each Credit Party which are owned by another Credit Party to be pledged in favor of the Collateral Agent pursuant to a Security Document in form and substance reasonably satisfactory to the Collateral Agent and governed by the laws of the jurisdiction of organization of the Credit Party that has issued such Equity Interests (except to the extent such Equity Interests would otherwise constitute Excluded Property (as defined in the U.S. Security Agreement) or “Excluded Assets” or any similar defined term in any Credit Document or would be excluded from the requirement to grant a security interest thereon pursuant to Section 11(g) of the Agreed Security Principles, in each case, because the pledge or assignment thereof, or grant of a security interest therein, would constitute a violation of any applicable Requirements of Law (including any Gaming/Racing Laws) or require the consent of any Governmental Authority (including any Gaming/Racing Authority) which has not been obtained); provided that, at the election of the Collateral Agent, the Equity Interests issued by any Credit Party organized in Canada or any province thereof which are owned by a Domestic Credit Party may be pledged pursuant to the U.S. Security Agreement.

SECTION 9.10. Gaming/Racing Agreements.

(a) The Borrower shall, or shall cause another Credit Party or Restricted Subsidiary to, provide to the Administrative Agent (i) notice of its intention to execute and deliver any renewal, amendment, modification, replacement or supplement of or to any Material Gaming/Racing Agreement, in each case, that would materially adversely affect the interests of the Lenders, at least five (5) Business Days prior to entering into any such renewal, amendment, modification, replacement or supplement (or such later time as agreed to by the Administrative Agent) (enclosing in such notice a copy of the then current drafts of all documentation related to such Material Gaming/Racing Agreement renewal, amendment, modification, replacement or supplement), (ii) copies of any other renewal, amendment, modification, replacement or supplement to any Material Gaming/Racing Agreement promptly after execution thereof and (iii) upon and after such notice, such information regarding such renewal, amendment, modification, replacement or supplement to any Material Gaming/Racing Agreement as the Administrative Agent shall reasonably request.

(b) The Borrower and each Restricted Subsidiary shall (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under each Material Gaming/Racing Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (ii) promptly notify the Administrative Agent in writing of the giving of any notice of any default or termination by any party under any Material Gaming/Racing Agreement of which it is aware and (iii) use commercially reasonable efforts to exercise their rights and remedies under each Material Gaming/Racing Agreement in order to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the other party under each Material Gaming/Racing Agreement, except in the case of each of the foregoing clauses (i) and (iii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 9.11. Additional Credit Parties.

(a) Upon (i) any Credit Party creating or acquiring any Subsidiary that is a Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date, (ii) any Restricted Subsidiary of a Credit Party ceasing to be an Excluded Subsidiary or (iii) any Revocation that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary (other than any Excluded Subsidiary) of a Credit Party (such Restricted Subsidiary referenced in clause (i), (ii) or (iii) above, an “Additional Credit Party”), such Credit Party shall, assuming and to the extent that it does not violate any Gaming/Racing Law or assuming and to the extent it obtains the approval of the Gaming/Racing Authority to the extent such approval is required by applicable Gaming/Racing Laws (which the Borrower hereby agrees to use commercially reasonable efforts to obtain), (A) cause each such Restricted Subsidiary to promptly (but in any event within 45 days (or 95 days, in the event of any Discharge of any Indebtedness in connection with the acquisition of any such Subsidiary) after the later of such event described in clause (i), (ii) or (iii) above or receipt of such approval (or such longer period of time as the Administrative Agent may agree to in its sole discretion)), execute and deliver all such agreements, guarantees, documents and certificates (including Joinder Agreements or the Foreign Guaranty, as applicable, any amendments to the Credit Documents and a Perfection Certificate (solely in the case of Domestic Subsidiaries)) as the Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Guarantor and (B) promptly (I) execute and deliver to the Collateral Agent such amendments to or additional Security Documents as Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Restricted Subsidiary which are owned by any Credit Party (other than Excluded Property), (II) deliver to the Specified Collateral Agent the certificates (if any) representing such Equity Interests together with in the case of such Equity Interests, undated stock powers endorsed in blank, (III) cause such new Restricted Subsidiary to take such actions necessary or advisable (including executing and delivering a Joinder Agreement (solely in the case of Domestic Subsidiaries) or new or additional Security Documents) to grant to the Collateral Agent for the benefit of the Secured Parties, a perfected security interest in the collateral described in (subject to any requirements set forth herein and in the Security Documents with respect to limitations on grant of security interests in certain types of assets or Collateral and limitations or exclusions from the requirement to perfect Liens on such Collateral and excluding acts with respect to perfection of security interests and Liens not required under, or excluded from the requirements under, this Agreement and the Security Documents) the Security Documents and all other Property of such Restricted Subsidiary (other than Excluded Property) in accordance with the provisions of Section 9.08 with respect to such new Restricted Subsidiary, or by Law or as may be reasonably requested by the Collateral Agent, and (IV) deliver to Collateral Agent all legal opinions reasonably requested by the Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date pursuant to Section 7.01(c); provided, however, that the Borrower shall use its commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto) to obtain such approvals for any Mortgage(s), Ship Mortgage(s) and Lien(s) (including pledge of the Equity Interests of such Subsidiary) to be granted by such Restricted Subsidiary and for the Guarantee of such Restricted Subsidiary as soon as reasonably practicable; provided, further, that any Mortgages or Ship Mortgages required to be delivered pursuant to this Section 9.11 shall be delivered within ninety (90) days (or such later date as the Administrative Agent may agree to in its sole discretion) after the later of acquisition thereof or receipt of applicable approvals. All of the foregoing actions shall be at the sole cost and expense of the Credit Parties and, in the case of Foreign Credit Parties, shall be subject to the Agreed Security Principles.

(b) Notwithstanding the foregoing in this Section 9.11 to the contrary, it is understood and agreed that no Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee of the applicable Additional Credit Party shall be required to be granted or delivered at such time as provided in this Section 9.11 as a result of such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee being prohibited by the applicable Gaming/Racing Authorities, any other applicable Governmental Authorities or applicable Law; provided, however, that the Borrower has used its commercially reasonable efforts (which shall not include the payment of consideration other than reasonable attorneys’ fees and other reasonable expenses incidental thereto) to obtain such approvals for such Lien(s), Mortgage(s), Ship Mortgage(s) and/or Guarantee.

SECTION 9.12. Limitation on Designations of Unrestricted Subsidiaries.

(a) The Borrower may, on or after the Closing Date, designate any Subsidiary of the Borrower as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only with the consent of the Required Lenders (it being understood and agreed that (w) in no event shall any Designation be made with respect to any Subsidiary that owns Material Property, (x) the Subsidiaries listed on Schedule 8.12(c) shall be “Unrestricted Subsidiaries” as of the Closing Date, (y) no consent shall be required to designate any Bally’s NY Permitted Holdco as an “Unrestricted Subsidiary” and (z) no consent or Designation shall be required for any Subsidiary that qualifies as an “Unrestricted Subsidiary” under clause (c) of the definition thereof). Upon any such Designation after the Closing Date, the Borrower and its Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the fair market value of the Investment of the Borrower or any of its Restricted Subsidiaries in such Unrestricted Subsidiary at such time.

(b) The Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement.

(c) All Designations and Revocations occurring after the Closing Date must be evidenced by an Officer’s Certificate of the Borrower delivered to the Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of Section 9.12(a) (in the case of any such Designations) and of Section 9.12(b) (in the case of any such Revocations).

(d) If the Borrower designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 9.12, the Obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by the Administrative Agent or the Collateral Agent. At the Borrower’s request, the Administrative Agent and the Collateral Agent will execute and deliver any instrument evidencing such termination and the Collateral Agent shall take all actions reasonably requested by the Borrower in order to effect such termination and release of such Liens and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be reasonably requested by the Borrower to effect such release). Any such foregoing actions taken by the Administrative Agent and/or the Collateral Agent shall be at the sole cost and expense of the Borrower.

(e) Notwithstanding anything else herein to the contrary, (x) in no event shall any Unrestricted Subsidiary hold any Indebtedness issued by, or Liens on the assets of, the Borrower or any Restricted Subsidiary and (y) in no event shall any Unrestricted Subsidiary hold any Equity Interests in Intralot or, except for any Bally’s NY Permitted Holdco, in Bally’s NY Holding.

SECTION 9.13. Limitation on Designation of Immaterial Subsidiaries.

(a) At the Borrower’s election, the Borrower may at any time, designate a Restricted Subsidiary as an Immaterial Subsidiary, but only to the extent that such designation is consistent with the definition of “Immaterial Subsidiary”. Upon any Immaterial Subsidiary’s (whether designated as such on the Closing Date or thereafter pursuant to the preceding sentence) ceasing to satisfy any of the requirements set forth in the definition of such term, the Borrower shall notify the Administrative Agent thereof and shall take the actions required pursuant to Section 9.11 (or Section 9.12, if such Subsidiary, upon ceasing to be an Immaterial Subsidiary, shall be designated as an Unrestricted Subsidiary in accordance with Section 9.12) and the applicable Subsidiary shall cease to be an Immaterial Subsidiary.

(b) Any designation of a Subsidiary as an Immaterial Subsidiary, or revocation of any such designation, must be evidenced by an Officer’s Certificate of the Borrower delivered to the Administrative Agent with the Responsible Officer executing such certificate certifying compliance with the foregoing provisions of Section 9.13(a).

(c) If the Borrower designates a Guarantor as an Immaterial Subsidiary in accordance with this Section 9.13, the Obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect and all Liens granted by such Guarantor under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests and debt obligations of such Guarantor shall be terminated and released and of no further force and effect, in each case, without any action required by the Administrative Agent or the Collateral Agent. At the Borrower’s request, the Administrative Agent and the Collateral Agent will execute and deliver any instrument evidencing such termination and the Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). Any such foregoing actions taken by the Administrative Agent and/or the Collateral Agent shall be at the sole cost and expense of the Borrower.

SECTION 9.14. Distributions from Bally’s Chicago OpCo and Bally’s NY Holding.

(a) Unless the Administrative Agent (acting at the direction of the Required Lenders) otherwise consents, the Borrower and its Restricted Subsidiaries will cause any dividends or similar distributions from Bally’s Chicago OpCo to a Bally’s Chicago UnSub, or the net cash proceeds of any sale of any Equity Interests of Bally’s Chicago OpCo that is received by a Bally’s Chicago UnSub, to promptly be distributed by such Bally’s Chicago UnSub to the Borrower or its Restricted Subsidiaries; provided that, in the case of any distribution by BCI, such distribution shall only be required to the extent permitted by the Organizational Documents of BCI; provided, further, that, notwithstanding the foregoing, BCI may utilize any such dividends, distributions or net cash proceeds to repay subordinated loans owed to Bally’s Chicago Holding, but only to the extent that Bally’s Chicago Holding distributes the net proceeds of such repayment to the Borrower or any of its Restricted Subsidiary promptly upon receipt thereof.

(b) Unless the Administrative Agent (acting at the direction of the Required Lenders) otherwise consents, the Borrower and its Restricted Subsidiaries will cause any dividends or similar distributions from Bally’s NY Holding, or the net cash proceeds of any sale of any Equity Interests of Bally’s NY Holding or any of its Subsidiaries that is an Unrestricted Subsidiary hereunder, in each case received by the Borrower or any of its Subsidiaries and except for any payments payable to any third parties, to be either (x) reinvested in Bally’s NY Holding or any of its Subsidiaries to fund the construction, development, expansion or other investment in, or operation of, the New York Gaming Facility and resort operated by Bally’s NY Holding or its Subsidiaries, (y) promptly applied to prepay, repay, redeem or discharge any debt financing incurred by Bally’s NY Holding or any of its Subsidiaries in connection the construction, development, expansion or other investment in, or operation of, the New York Gaming Facility and resort operated by Bally’s NY Holding or its Subsidiaries and/or (z) to the extent not applied in accordance with clauses (x) or (y) above and received by an Unrestricted Subsidiary, promptly distributed to the Borrower or any Restricted Subsidiary.

SECTION 9.15. Post-Closing Matters. The Borrower will cause to be delivered or performed, as applicable, each of the following:

(a) Mortgage Matters. On or before the date specified in the last paragraph of Section 7.01:

(i) Mortgaged Real Property. The Administrative Agent shall have received with respect to each Mortgaged Real Property identified on Schedule 1.01(C): (A) a Mortgage in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, which Mortgage shall, when recorded, be effective to create in favor of the Collateral Agent on behalf of the Secured Parties a valid, enforceable and perfected first priority Lien (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)) on such Mortgaged Real Property subordinate to no Liens other than Permitted Liens, (B) with respect to each Mortgage, legal opinions, each of which shall be addressed to the Administrative Agent, the Collateral Agent and the Lenders, dated the effective date of such Mortgage and covering such matters as the Administrative Agent shall reasonably request, including, but not limited to, the enforceability of such Mortgage and the due authorization, execution and delivery of such mortgage, in a manner customary for transactions of this type and otherwise in form and substance reasonably satisfactory to the Administrative Agent, (C) with respect to each Mortgage, a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first priority Lien (except to the extent limited by applicable Requirements of Law (including, without limitation, any Gaming/Racing Laws)) on the Mortgaged Real Property described therein, free of any other Liens except Permitted Liens, in amounts and in form and substance reasonably acceptable to the Administrative Agent, together with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request; provided that, if coverage under any title policy (or the issuance of any title policy itself) requires an estoppel, affidavit, consent or similar deliverable from any landlord, master landlord or other third party, the Credit Parties shall not be required to provide such coverage (or policy) if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), the landlord, master landlord or third party has not provided such estoppel, affidavit, consent or similar deliverable (and, to the extent no title policy is required to be issued hereunder, the Borrower shall also not be required to provide the surveys described in clause (D) below), (D) such surveys (including existing surveys together with affidavits of no-change) sufficient for the title company to remove all standard survey exceptions from the mortgage title policy relating to such Mortgaged Real Property and issue the survey-related endorsements otherwise in form and substance reasonably satisfactory to the Administrative Agent, (E) with respect to each Mortgage and/or each Mortgaged Real Property, such fixture filings, insurance certificates, consents, estoppels, memoranda of lease, Governmental Real Property Disclosure Requirements, certificates, affidavits, instruments, returns and other documents as shall be deemed reasonably necessary by the Administrative Agent to effectuate the terms of this provision, in each case, in form and substance reasonably acceptable to the Administrative Agent and any other signatory thereto; provided that, if after the exercise of commercially reasonable efforts by the Credit Parties (which shall not include the payment of consideration other than reasonable attorneys’ fees and other expenses incidental thereto), any third party required to provide the same has not done so, the same (or any deliverable requiring the same) shall not be required, and (F) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each such Mortgaged Real Property, and if such Mortgaged Real Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Credit Party relating thereto together with evidence of insurance as required pursuant to Section 9.02(c), in each case under this clause (F), in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that notwithstanding anything in this Agreement or any Credit Document, no Mortgaged Real Property identified on Schedule 1.01(C) shall constitute Excluded Property solely as a result of the failure by the Borrower or any of its Restricted Subsidiaries to obtain any landlord’s (or master landlord’s) consent required by any lease entered into in respect of such Mortgaged Real Property.

(b) Additional Post-Closing Deliverables. Each of the documents and other agreements set forth on Schedule 9.15 shall be delivered or performed, as applicable, within the respective time frames specified therein (or, in each case, such later date as is permitted by the Administrative Agent in its sole discretion).

SECTION 9.16. Limitation on Lines of Business. Neither the Borrower nor any Restricted Subsidiary shall directly or indirectly engage to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business.

SECTION 9.17. Limitation on Changes to Fiscal Year. Neither the Borrower nor any Restricted Subsidiary shall change its fiscal year end to a date other than December 31 of each year (provided that any Restricted Subsidiary acquired or formed, or Person designated as an Unrestricted Subsidiary, in each case, after the Closing Date may change its fiscal year to match the fiscal year of the Borrower).

ARTICLE X.

NEGATIVE COVENANTS

Each Credit Party, for itself and on behalf of its Restricted Subsidiaries, covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that until the Obligations have been Paid in Full (and each Credit Party covenants and agrees that it will cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to any such Restricted Subsidiary until the Obligations have been Paid in Full):

SECTION 10.01. Indebtedness. The Borrower and its Restricted Subsidiaries will not incur any Indebtedness, except:

(a) (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, and (ii) Indebtedness incurred under Revolving Credit Facilities (and Permitted Refinancing thereof), provided that, on or after October 1, 2026, any revolving borrowing by the Borrower or any Restricted Subsidiary under such Revolving Credit Facilities that would result in the aggregate principal amount of all revolving borrowings of the Borrower and the Restricted Subsidiaries outstanding thereunder exceeding $350.0 million shall be subject to the prior written consent of the Required Lenders;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 10.01, and any Permitted Refinancings thereof;

(c) Indebtedness (i) under any Swap Contracts (including, without limitation, any Interest Rate Protection Agreements); provided that such Swap Contracts are entered into for bona fide hedging activities and not for speculative purposes, and (ii) subject to the consent of the Administrative Agent (acting at the direction of the Required Lenders), under any Specified Swap Contracts;

(d) intercompany Indebtedness of the Borrower and the Restricted Subsidiaries to the Borrower or other Restricted Subsidiaries to the extent permitted pursuant to Section 10.04;

(e) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(f) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds, completion guarantees and letters of credit provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business (including to support the Borrower’s or any of its Restricted Subsidiaries’ applications for Gaming/Racing Licenses or for the purposes referenced in this clause (f));

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(h) Indebtedness (other than Indebtedness referred to in Section 10.01(b)) in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate principal amount not to exceed at any time outstanding, the greater of $16.3 million and 10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended and, without duplication, Permitted Refinancings thereof;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) guarantees by the Borrower or Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Borrower or any Restricted Subsidiary under this Section 10.01; provided that, if any such guarantee is incurred by a Credit Party in respect of Indebtedness incurred by a Non-Credit Party, such guarantee shall only be permitted if constituting an Investment that is permitted under Section 10.04;

(k) Indebtedness of a Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries after the date hereof in connection with a Permitted Acquisition or other Acquisition permitted hereunder; provided, however, that such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(l) Indebtedness that has been Discharged;

(m) Escrowed Indebtedness;

(n) unsecured Indebtedness of the kind described in clause (d) of the definition of “Indebtedness” so long as, in the case of any such Indebtedness other than earn-out obligations, at the time of incurrence thereof, subject to Section 1.07, (i) no Event of Default shall have occurred and be continuing after giving effect thereto and (ii) immediately after giving effect thereto, the Consolidated First Lien Net Leverage Ratio will not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date;

(o) Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt and Permitted Refinancings of any of the foregoing;

(p) Indebtedness of Joint Ventures in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not, at any time outstanding, exceed the greater of $16.3 million and 10% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, and, without duplication, any Permitted Refinancings thereof;

(q) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount outstanding at any time not to exceed the greater of $32.6 million and 20.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (provided, that Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(q) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(r) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(s) Investments under Section 10.04(k), Section 10.04(l) and Section 10.04(m), in each case, consisting of guarantees;

(t) (A) Indebtedness of the Borrower or any Restricted Subsidiaries in respect of one or more series of senior unsecured notes or loans, senior secured first lien notes or loans, senior secured junior lien notes or loans or subordinated notes or loans that may be secured by the Collateral on a pari passu or junior basis with the Obligations, as applicable, that are issued or made pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (other than pursuant to this Agreement) (any such Indebtedness, “Ratio Debt”); provided that, in each case, subject to Section 1.07, (i) the aggregate principal amount of Ratio Debt issued or incurred pursuant to this Section 10.01(t) on such date shall not exceed the Ratio Debt Amount as of such date; (ii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Ratio Debt; (iii) other than customary “bridge” facilities (so long as the long term debt into which any such customary “bridge” facility is to be automatically converted satisfies the requirements of this clause (iii)) and, in the case of Ratio Debt that is secured by the Collateral on a pari passu basis with the Obligations, except for amortization payments in an amount per annum not to exceed 1.00% of the original aggregate principal amount of such Ratio Debt, if such Ratio Debt is (x) secured on a pari passu basis with the Obligations, such Ratio Debt shall have a maturity date and Weighted Average Life to Maturity (without giving effect to prepayments that reduce scheduled amortization) no shorter than any then-existing Tranche of Term Loans or (y) secured on a second lien (or other junior lien) basis or is unsecured, such Ratio Debt shall satisfy the definition of Permitted Junior Debt Conditions (other than clause (iv) thereof); (iv) if such Ratio Debt is secured (x) on pari passu basis with the Obligations, the holders of such Indebtedness (or their representative) shall be party to the Pari Passu Intercreditor Agreement or (y) on a second lien (or other junior lien) basis to the Obligations, the holders of such Indebtedness (or their representative) shall be party to a Second Lien Intercreditor Agreement (as “Second Priority Debt Parties”); (v) any Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(t)(A) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof and may only be guaranteed by any Credit Party to the extent such guarantee constitutes an Investment that is permitted under Section 10.04; (vi) except as set forth in subclauses (i) through (v) of this clause (t), the terms (excluding maturity, amortization, pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions) of any Ratio Debt shall be (as determined by the Borrower in good faith) substantially identical to the terms of the Initial Term Loans as existing on the date of incurrence of such Ratio Debt except, to the extent such terms (x) at the option of the Borrower (1) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any Ratio Debt (other than in the case of any Ratio Debt in the form of revolving Indebtedness), such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), (2) with respect to any such Indebtedness that is unsecured, are customary for issuances of “high yield” securities (as determined by the Borrower in good faith); provided that, if any financial maintenance covenant is added for the benefit of any such Ratio Debt (other than in the case of any Ratio Debt in the form of revolving Indebtedness), such financial maintenance covenant (together with any “equity cure” provisions) shall also be applicable to each corresponding Class (except to the extent such financial maintenance covenant applies only to periods after the maturity date applicable to such Class), or (3) are not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Initial Term Loans (except for covenants or other provisions applicable only to periods after the Final Maturity Date ) (it being understood that any Ratio Debt may provide for the ability to participate (i) with respect to any borrowings, voluntary prepayments or voluntary commitment reductions, on a pro rata basis, greater than pro rata basis or less than pro rata basis with the applicable Loans or facility and (ii) with respect to any mandatory prepayments, on a pro rata basis (only in respect of Ratio Debt that ranks pari passu with the Obligations) or less than pro rata basis with the applicable Loans (and on a greater than pro rata basis with respect to prepayments of any such Ratio Debt with the proceeds of permitted refinancing Indebtedness)), or (y) are (1) added to the Initial Term Loans, or (2) applicable only after the Final Maturity Date (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Ratio Debt (other than in the case of any Ratio Debt in the form of revolving Indebtedness), no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Class); and (vii) if such Ratio Debt is secured on pari passu basis with the Obligations and is in the form of term loan debt, then if the All-In Yield applicable to such Ratio Debt is greater than the All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Initial Term Loans, plus 50 basis points per annum, then the interest rate with respect to the Initial Term Loans shall be increased so as to cause the then applicable All-In Yield under this Agreement on the Initial Term Loans to equal the All-In Yield then applicable to such Ratio Debt, minus 50 basis points; provided, however, that any increase in All-In Yield due to such Ratio Debt having a higher “Term SOFR floor” or “Alternate Base Rate floor” shall, as the election of the Borrower, be reflected solely as an increase to the applicable Term SOFR floor or Alternate Base Rate floor, as applicable, for the Initial Term Loans; and (B) any Permitted Refinancing in respect thereof that satisfies clauses (A)(iv) and (A)(vi) above;

(u) [reserved];

(v) Indebtedness of Restricted Subsidiaries that are Non-Credit Parties in an aggregate amount not to exceed the greater of $16.3 million and 10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such time, so long as such Indebtedness is not guaranteed by any Credit Party (provided, that Indebtedness of Non-Credit Parties incurred pursuant to this Section 10.01(v) shall not exceed the Non-Credit Party Cap on the date of incurrence thereof) and, without duplication, Permitted Refinancings thereof;

(w) Indebtedness consisting of promissory notes issued by the Borrower to present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 10.06(f); provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood that, subject to the dollar limitation described below, such subordination provisions shall permit the payment of interest and principal in cash if no Event of Default has occurred and is continuing) and (ii) the aggregate amount of all cash payments (whether principal or interest) made by the Borrower in respect of such notes, when combined with the aggregate amount of Restricted Payments made pursuant to Section 10.06(f), shall not exceed in any fiscal year of the Borrower the greater of $8.2 million and 5.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with unused amounts in any fiscal year being carried over to succeeding fiscal years);

(x) Indebtedness incurred by the Borrower or the Restricted Subsidiaries in (i) a Permitted Acquisition, (ii) any other Investment expressly permitted hereunder or (iii) any Asset Sale, in the case of each of the foregoing clauses (i), (ii) and (iii), constituting customary indemnification obligations or customary obligations in respect of purchase price or other similar adjustments;

(y) Indebtedness in an amount equal to 100% of the Net Available Proceeds of any issuance or sale of Equity Interests or capital contribution received by the Borrower to the extent not otherwise utilized in this Article X;

(z) the Senior Unsecured Notes and Permitted Refinancings thereof;

(aa) [reserved];

(bb) (i) guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) and Gaming/Racing Leases or of other obligations that do not constitute Indebtedness for borrowed money, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business and (ii) Permitted Non-Recourse Guarantees; and

(cc) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (cc) above.

For purposes of determining compliance with this Section 10.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 10.01 and the calculation of the Ratio Debt Amount, if the use of proceeds from any incurrence, issuance or assumption of Indebtedness is to fund the refinancing of any Indebtedness, then such refinancing shall be deemed to have occurred substantially simultaneously with such incurrence, issuance or assumption so long as (1) such refinancing occurs on the same Business Day as such incurrence, issuance or assumption, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same Business Day as such incurrence, issuance or assumption (and such proceeds are ultimately used in the consummation of such offer or otherwise used to refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same Business Day as such incurrence, issuance or assumption or (4) the proceeds thereof are otherwise set aside to fund such refinancing pursuant to procedures reasonably agreed with the Administrative Agent. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Notwithstanding anything else herein to the contrary, prior to the Borrower or any Restricted Subsidiary incurring or issuing (but not assuming (except to the extent the applicable Indebtedness is incurred in contemplation of such assumption)) any Ratio Debt or Indebtedness pursuant to Section 10.01(q), in each case which constitutes debt for borrowed money (such Ratio Debt or Indebtedness, “ROFO Debt”), the Borrower shall notify the Lenders of its intent to incur or issue such ROFO Debt (the “ROFO Notice”) and afford the Lenders a right of first offer to provide their respective pro rata shares of the principal amount of such ROFO Debt, on terms proposed by the Lenders (it being understood that if any Lender does not wish to participate, then the Lenders that wish to participate may provide their pro rata shares of the share of any such non-participating existing Lender), and in the event that the Borrower declines to accept such proposal, or the Lenders decline to commit (or do not commit within ten (10) Business Days after the Borrower delivers the ROFO Notice to the Lenders) to provide the requested amount of such ROFO Debt, the Borrower may seek one or more third party banks, financial institutions, financial investors or other entities (each, a “Third Party Lender”) for purposes of participating in such ROFO Debt (with allocations among the Third Party Lenders to be determined by such Third Party Lenders and the Borrower); provided, that (x) the Borrower may not accept any proposals from such Third Party Lenders unless the terms and conditions offered by the Third Party Lenders with respect to such ROFO Debt (taken as a whole) are less onerous or more favorable to the Borrower and its Subsidiaries (as determined by the Borrower) than the terms and conditions offered by the Lenders with respect to such ROFO Debt (taken as a whole) and (y) if the Borrower declines to accept the Lenders’ proposal, or the Lenders decline to commit (or fail to timely commit), with respect to any incurrence or issuance of any ROFO Debt, then the Lenders shall not be afforded any further right of first offer with respect to such incurrence or issuance of such ROFO Debt.

SECTION 10.02. Liens. Neither the Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings and for which (i) adequate reserves have been established in accordance with GAAP or (ii) an indemnity with respect to such Taxes, assessments or governmental charges or levies has been provided by a third party to the Borrower or any of its Restricted Subsidiaries;

(b) Liens in respect of property of the Borrower or any Restricted Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue for a period of sixty (60) days or (ii) for amounts that are overdue for a period in excess of sixty (60) days that are being contested in good faith by appropriate proceedings (inclusive of amounts that remain unpaid as a result of bona fide disputes with contractors, including where the amount unpaid is greater than the amount in dispute), so long as adequate reserves have been established in accordance with GAAP;

(c) Liens listed on Schedule 10.02; provided, however, that (i) such Liens do not encumber any Property of the Borrower or any Restricted Subsidiary other than (x) any such Property subject thereto on the Closing Date, (y) after-acquired property that is affixed or incorporated into Property covered by such Lien and (z) proceeds and products thereof and (ii) the amount of Indebtedness secured by such Liens does not increase except as contemplated by Section 10.01(b);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, sub-division maps, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case, whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole; provided that upon request by the Borrower, the Collateral Agent shall, if so directed by the Applicable Collateral Agent or, if not so directed, in its reasonable discretion subordinate, on behalf of the Secured Parties, its Mortgage on any related Real Property to such easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions, sub-division maps, leases, reciprocal easement agreements and other similar charges or encumbrances in such form as is reasonably satisfactory to the Borrower and the Applicable Collateral Agent or Collateral Agent, as applicable;

(e) Liens arising out of judgments or awards not resulting in an Event of Default;

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (iv) Liens on deposits made to secure the Borrower’s or any of its Subsidiaries’ Gaming/Racing License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents or, in the case of clause (iii), proceeds of insurance policies;

(g) Leases with respect to the assets or properties of any Credit Party or its respective Subsidiaries, in each case entered into in the ordinary course of such Credit Party’s or Subsidiary’s business so long as each of the Leases entered into after the Closing Date with respect to Real Property constituting Collateral are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Credit Parties and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the Properties of the Credit Parties and their respective Subsidiaries, taken as a whole; provided that upon the request of the Borrower, the Collateral Agent shall enter into a customary subordination and non-disturbance and attornment agreement in connection with any such Lease;

(h) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or such Restricted Subsidiary in the ordinary course of business and (ii) that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Credit Party in the ordinary course of business, but in the case of this clause (ii) not to exceed $1.0 million in the aggregate at any one time;

(i) Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations (and refinancings or renewals thereof), in each case, incurred pursuant to Section 10.01(h); provided, however, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired, constructed, improved or leased at the time of the incurrence of such Indebtedness (plus, in the case of refinancings, any Increased Amounts) and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations (or in the case of refinancings which were previously financed pursuant to such Purchase Money Obligations or Capital Lease Obligations) (and directly related assets, including proceeds and replacements thereof) and do not encumber any other Property of the Borrower or any Restricted Subsidiary (it being understood that all Indebtedness to a single lender shall be considered to be a single Purchase Money Obligation, whether drawn at one time or from time to time and individual financings provided by one lender may be cross-collateralized to other financings provided by such lender);

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on assets of a Person existing at the time such Person is acquired or merged or amalgamated with or into or consolidated with the Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;

(l) in addition to Liens otherwise permitted by this Section 10.02, other Liens incurred with respect to any Indebtedness or other obligations of the Borrower or any of its Subsidiaries; provided, however, that the aggregate principal amount of such Indebtedness secured by such Liens at any time outstanding shall not exceed the greater of $32.6 million and 20.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended;

(m) licenses or sublicenses of Intellectual Property granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(n) (i) Liens pursuant to the Credit Documents, (ii) Liens securing Revolving Credit Facilities (and Permitted Refinancings thereof), in each case, permitted under Section 10.01(a)(ii) and subject to the Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement, as and to the extent applicable, and (iii) Liens securing Credit Swap Contracts, Credit Swap Contracts (as defined in the Existing First Lien Credit Agreement), Secured Cash Management Agreements and Secured Cash Management Agreements (as defined in the Existing First Lien Credit Agreement), in each case, ranking pari passu or junior to the Lien securing the Obligations and subject to the Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement, as and to the extent applicable;

(o) Permitted Vessel Liens;

(p) Liens arising under or imposed by applicable Gaming/Racing Laws and/or Gaming/Racing Authorities; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(q) (i) Liens pursuant to any Gaming/Racing Leases or any other leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property, any gaming assets and/or other property of the lessee under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord; provided that, without limiting the provisions of Section 9.08, the Borrower shall cause the Obligations to be secured by a junior Lien on any such personal property pursuant to an intercreditor agreement reasonably satisfactory to the Applicable Collateral Agent or the Administrative Agent, as applicable, (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease and (iii) in the case of any Real Property that constitutes a leasehold interest, any mortgages, Liens, security interest, restrictions, encumbrances or any other matters of record to which the fee simple interest (or any superior leasehold interest) is subject (and with respect to which none of the Credit Parties shall have any obligation whatsoever);

(r) [reserved];

(s) Prior Mortgage Liens with respect to the applicable Mortgaged Real Property so long as such Liens do not secure Indebtedness;

(t) Liens on cash and Cash Equivalents deposited to Discharge, redeem or defease Indebtedness that was permitted to so be repaid and on any cash and Cash Equivalents held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof;

(u) Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;

(v) Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt and subject to the Pari Passu Intercreditor Agreement and (ii) Permitted Second Priority Refinancing Debt and subject to a Second Lien Intercreditor Agreement (as “Second Priority Liens”);

(w) Liens securing Ratio Debt (other than such Ratio Debt described in clause (d)(iii) of the definition of “Ratio Debt Amount”), and Permitted Refinancings thereof, in each case, permitted under Section 10.01(t) and subject to the Pari Passu Intercreditor Agreement or a Second Lien Intercreditor Agreement (in the case of Liens intended to be subordinated to the Liens securing the Obligations, as “Second Priority Liens”), as and to the extent applicable;

(x) Liens solely on any cash earnest money deposits or escrows made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or Investment (including any other Acquisition) not prohibited by this Agreement;

(y) in the case of any non-Wholly Owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(z) Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(aa) Licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(bb) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(cc) Liens created by the applicable Transfer Agreement;

(dd) Liens securing Development Expenses;

(ee) Liens to secure Indebtedness incurred pursuant to Section 10.01(p); provided that such Liens do not encumber any Property other than the Property of any Joint Venture and the Equity Interests in the applicable Joint Venture;

(ff) Liens on Property of any Restricted Subsidiary that is not a Credit Party and in the Equity Interests of any applicable Non-Credit Party which Liens secure Indebtedness of Non-Credit Parties permitted under Section 10.01 or Permitted Non-Recourse Guarantees;

(gg) rights of first refusal under the Hard Rock Licensing Agreement (as in effect on the date hereof);

(hh) subject to the consent of the Administrative Agent (acting at the direction of the Required Lenders), Liens on any Property held by the Borrower or any Restricted Subsidiary pursuant to a Specified Swap Contract; and

(ii) without duplication, Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by this Section 10.02; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) Indebtedness secured by Liens ranking junior to the Liens securing the Obligations may not be refinanced pursuant to this clause (ii) with Liens ranking pari passu to the Liens securing the Obligations.

In connection with the granting of Liens of the types described in clauses (c), (d), (g), (i), (k), (l), (m), (n)(ii), (n)(iii), (o), (p), (q), (s), (t), (v), (w), (aa), (bb), (dd), (ee), (ff), (gg), (hh) and (ii) of this Section 10.02 by the Borrower of any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by entering into or amending appropriate lien subordination, non-disturbance, attornment or intercreditor agreements).

In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

SECTION 10.03. [Reserved].

SECTION 10.04. Investments, Loans and Advances. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, make any Investment, except for the following:

(a) Investments and commitments to make Investments outstanding on the Closing Date and identified on Schedule 10.04 and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock);

(b) Investments in cash and Cash Equivalents;

(c) the Borrower and its Restricted Subsidiaries may enter into Swap Contracts and Specified Swap Contracts to the extent permitted by Section 10.01(c);

(d) Investments (i) by the Borrower in any Restricted Subsidiary, (ii) by any Restricted Subsidiary in the Borrower and (iii) by a Restricted Subsidiary in another Restricted Subsidiary (provided that Investments pursuant to clauses (i) and (iii) by Credit Parties in Non-Credit Parties shall not exceed (x) $36.2 million in the aggregate outstanding at any time plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment); provided that, in each case, any intercompany loan (it being understood and agreed that intercompany receivables or advances made in the ordinary course of business do not constitute loans) in excess of $10.0 million individually shall be evidenced by a promissory note and, to the extent that the payee, holder or lender of such intercompany loan is a Credit Party, such promissory note shall be pledged (and delivered) by such Credit Party to the Specified Collateral Agent on behalf of the Secured Parties;

(e) the Borrower and its Restricted Subsidiaries may sell or transfer assets to the extent permitted by Section 10.05;

(f) Investments in securities of trade creditors or customers or suppliers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or suppliers or in settlement of delinquent or overdue accounts in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure or security enforcement by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(g) Investments made by the Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale (or transfer or disposition not constituting an Asset Sale) made in compliance with Section 10.05;

(h) Investments consisting of (i) moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors, managers and employees in the ordinary course of business, (ii) loans or advances to officers, directors, managers and employees in connection with such Persons’ purchase of Equity Interests of the Borrower (provided that the amount of such loans and advances described in this clause (h)(ii) shall be contributed to the Borrower in cash as common equity) and (iii) other loans or advances to officers, directors, managers and employees for any other purpose not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under the foregoing clauses (ii) and (iii) shall not exceed $35.0 million in the aggregate at any time outstanding;

(i) Permitted Acquisitions;

(j) extensions of trade credit (including to gaming customers) and prepayments of expenses in the ordinary course of business;

(k) in addition to Investments otherwise permitted by this Section 10.04, other Investments by the Borrower or any of its Restricted Subsidiaries in an amount not to exceed the sum of, subject to Section 1.07, the greater of (i) $32.6 million and 20.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended during the term of this Agreement; plus (ii) the Initial Restricted Payment Base Amount as of such date; plus (iii) the Specified 10.04(k) Investment Returns received on or prior to such date; plus (iv) any reduction in the amount of such Investments as provided in the definition of “Investment”;

(l) in addition to Investments otherwise permitted by this Section 10.04, Investments by the Borrower or any of its Restricted Subsidiaries; provided that, subject to Section 1.07, (i) the amount of such Investments to be made pursuant to this Section 10.04(l) do not exceed the Available Amount determined at the time such Investment is made, (ii) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing and (iii) except for Investments made in reliance on clauses (e), (f) or (g)(i) of the definition of “Available Amount”, immediately after giving effect thereto, the Consolidated First Lien Net Leverage Ratio will not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date;

(m) additional Investments so long as, at the time such Investment is made and after giving effect thereto, subject to Section 1.07, (x) no Event of Default has occurred and is continuing and (y) the Consolidated Total Secured Net Leverage Ratio is less than or equal to 2.50 to 1.00 on a Pro Forma Basis as of the most recent Calculation Date;

(n) payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;

(o) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary, in each case in accordance with the terms of this Agreement to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence (or were committed) on the date of such acquisition, merger, amalgamation or consolidation;

(p) Investments in the nature of pledges or deposits (i) with respect to leases or utilities provided to third parties in the ordinary course of business or (ii) under Sections 10.02(f), 10.02(j), 10.02(t), 10.02(x) or 10.02(hh);

(q) advances of payroll payments to employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(r) the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement;

(s) Investments in Joint Ventures or other non-Wholly Owned Subsidiaries of the Borrower or any of its Restricted Subsidiaries taken together with all other Investments made pursuant to this clause (s) that are at that time outstanding not to exceed the sum of (i) the greater of $16.3 million and 10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(t) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (t) that are at that time outstanding not to exceed the sum of (i) the greater of $16.3 million and 10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(u) Guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) and Gaming/Racing Leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) Investments to the extent that payment for such Investments is made with Equity Interests in Borrower (other than Disqualified Capital Stock);

(w) any Investment (i) deemed to exist as a result of a Person distributing a note or other intercompany debt or other Property to a parent of such Person (to the extent there is no cash consideration or services rendered for such distribution) and (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries;

(x) Investments in Joint Ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within, in close proximity to or otherwise for the benefit of any Property of the Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower) (provided that Investments pursuant to this clause (x) shall not exceed the sum of (i) the greater of $28.5 million and 17.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) in the aggregate outstanding at any time, plus (ii) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment);

(y) Restricted Payments permitted by Section 10.06 and Junior Prepayments permitted by Section 10.09;

(z) Investments in connection with the Twin River Casino Sale and Leaseback Transaction;

(aa) [reserved];

(bb) Investments consisting of purchases and acquisitions of inventory, supplies, materials, equipment, contract rights or licenses of intellectual property, in each case in this Section 10.04(bb) in the ordinary course of business;

(cc) Investments required by a Gaming/Racing Authority or made in lieu of payment of a tax or in consideration of a reduction in tax;

(dd) Permitted Non-Recourse Guarantees and the granting of Liens on the Equity Interests of Non-Credit Parties and Joint Ventures to secure Indebtedness and other obligations of Non-Credit Parties and Joint Ventures and Permitted Non-Recourse Guarantees; and

(ee) a one-time Investment in Bally’s NY Holding or its Subsidiaries (whether directly or indirectly through any Bally’s NY Permitted Holdco) in an aggregate amount not to exceed $500.0 million, which Investment may be used by Bally’s NY Holding or its Subsidiaries solely to pay New York Casino Fees, or to replenish cash that was previously applied to pay New York Casino Fees (or any portion thereof).

Any Investment in any person other than a Credit Party that is otherwise permitted by this Section 10.04 may be made through intermediate Investments in Restricted Subsidiaries that are not Credit Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary set forth in this Agreement, in no event shall (i) any Credit Party be permitted to make any Investment of Material Property in any Non-Credit Party or (ii) the Borrower or any Restricted Subsidiary make any Investment of Material Property in any Unrestricted Subsidiary; provided, that, for purposes of this paragraph, the term “Investment” shall not include any Non-Credit Party developing or acquiring (other than from the Borrower or any Restricted Subsidiary) Intellectual Property for use in the business of such Non-Credit Party; provided, further¸ that the foregoing shall not prohibit any Non-Credit Party from owning any Material Property for a moment in time as part of a step plan for a transaction otherwise permitted under the Credit Documents.

SECTION 10.05. Mergers, Consolidations and Sales of Assets. Neither the Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation (other than solely to change the jurisdiction of organization or type of organization (to the extent in compliance with the applicable provisions of the applicable Security Documents)), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any substantial part of its business, property or assets, except for:

(a) expenditures to make Capital Expenditures, Expansion Capital Expenditures and expenditures of Development Expenses by the Borrower and the Restricted Subsidiaries;

(b) sales or dispositions of used, worn out, obsolete or surplus Property or Property no longer used or useful in the business of the Borrower by the Borrower and the Restricted Subsidiaries in the ordinary course of business and the abandonment or other sale of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole; and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not have a Material Adverse Effect; and sales or transfers of inventory in the ordinary course of business;

(c) Asset Sales by the Borrower or any Restricted Subsidiary; provided that (i) at the time of such Asset Sale, no Event of Default then exists or would arise therefrom (except for any Asset Sale subject to a binding commitment that was executed at a time when no Event of Default then existed or would result therefrom), (ii) the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of this clause (c)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $24.5 million and 15.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (iii) the Net Available Proceeds therefrom shall be applied as specified in Section 2.10(a)(iii);

(d) Liens permitted by Section 10.02, Investments may be made to the extent permitted by Section 10.04, Restricted Payments may be made to the extent permitted by Section 10.06 and Junior Prepayments may be made to the extent permitted by Section 10.09;

(e) the Borrower and the Restricted Subsidiaries may dispose of cash and Cash Equivalents;

(f) the Borrower and the Restricted Subsidiaries may lease (as lessor or sublessor) real or personal property to the extent permitted under Section 10.02;

(g) licenses and sublicenses by the Borrower or any of its Restricted Subsidiaries of software and Intellectual Property in the ordinary course of business;

(h) (A) the Borrower or any Restricted Subsidiary may transfer or lease Property to or acquire or lease Property from Borrower or any Restricted Subsidiary; provided that the sum of (x) the aggregate fair market value of all Property transferred by Credit Parties to Restricted Subsidiaries that are Non-Credit Parties under this clause (A) plus (y) all lease payments made by Credit Parties to Restricted Subsidiaries that are Non-Credit Parties in respect of leasing of property by Credit Parties from Restricted Subsidiaries that are Non-Credit Parties shall not exceed $50.0 million in any fiscal year of the Borrower; (B) any Restricted Subsidiary may merge, amalgamate or consolidate with or into the Borrower (as long as the Borrower is the surviving Person) or any Guarantor (as long as the surviving Person is, or becomes substantially concurrently with such merger, amalgamation or consolidation, a Guarantor); (C) any Restricted Subsidiary may merge, amalgamate or consolidate with or into any other Restricted Subsidiary (so long as, if either Restricted Subsidiary is a Guarantor, the surviving Person is, or becomes substantially concurrently with such merger, amalgamation or consolidation, a Guarantor); and (D) any Restricted Subsidiary may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to the Borrower or any other Restricted Subsidiary or any other owner of Equity Interests in such Restricted Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 10.05); provided, however, that, in each case with respect to clauses (A), (B) and (C) of this Section 10.05(h) (other than in the case of a transfer to a Non-Credit Party permitted under clause (A) above), the Lien on such property granted in favor of the Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of this Agreement and the applicable Security Documents;

(i) voluntary terminations of Swap Contracts, Specified Swap Contracts and other assets or contracts in the ordinary course of business;

(j) conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;

(k) any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;

(l) the Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event;

(m) the Borrower and its Restricted Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) any transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility in connection with the occurrence of a Trigger Event;

(o) (i) the lease, sublease or license of any portion of any Property to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of the Borrower and the Restricted Subsidiaries taken as a whole; provided further that upon request by the Borrower, Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement in form reasonably satisfactory to the Collateral Agent or the Applicable Collateral Agent, as applicable, and the applicable Credit Party;

(p) the dedication of space or other dispositions of Property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of the Borrower and the Restricted Subsidiaries;

(q) dedications or dispositions of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by the Borrower or the Restricted Subsidiaries or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Borrower and the Restricted Subsidiaries; provided that upon request by the Borrower, the Collateral Agent shall, if so directed by the Applicable Collateral Agent, or, if not so directed, in its reasonable discretion, subordinate, on behalf of the Secured Parties, its Mortgage on such Real Property to such easement, right of way, right of access or similar agreement in such form as is reasonably satisfactory to the Administrative Agent or the Applicable Collateral Agent, as applicable, and the Borrower;

(r) any disposition of Equity Interests in a Restricted Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and the Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(s) dispositions of non-core assets acquired in connection with a Permitted Acquisition or other permitted Investment; provided, that (i) the amount of non-core assets that are disposed of in connection with any such Permitted Acquisition or other permitted Investment pursuant to this Section 10.05(s) does not exceed 25% of the aggregate purchase price for such Permitted Acquisition or other permitted Investment and (ii) to the extent that any such Permitted Acquisition or other permitted Investment is financed with the proceeds of Indebtedness of the Borrower or its Restricted Subsidiaries, then any proceeds from such Permitted Acquisition or other permitted Investment shall be used to prepay such Indebtedness (to the extent otherwise permitted hereunder) or the Loans in accordance with Section 2.10;

(t) other dispositions of assets with a fair market value of not more than the greater of $8.2 million and 5.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended;

(u) the Transactions;

(v) any issuance or sale by BCI of its Equity Interests to any Person in connection with any Bally’s Chicago Offering; and

(w) subject to the consent of the Administrative Agent (acting at the direction of the Required Lenders), any conveyance, sale or other disposition of the Equity Interests of any Person to any Person in connection with the obligations of the Borrower or any Restricted Subsidiary under any Specified Swap Contract.

To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 10.05 (including, for the avoidance of doubt, pursuant to any transaction permitted by or referred to in Section 10.04(d)) or in connection with a transaction approved by the Required Lenders, in each case, to a Person other than a Credit Party, such Collateral shall, except as set forth in the proviso to Section 10.05(h), be sold, transferred, distributed, contributed or otherwise disposed of free and clear of the Liens created by the Security Documents, and the Collateral Agent shall take all actions reasonably requested by the Borrower in order to effect the foregoing at the sole cost and expense of the Borrower and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release). To the extent any such sale, transfer, contribution, distribution or other disposition results in a Guarantor no longer constituting a Subsidiary of the Borrower, the Obligations of such Guarantor and all obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of the Administrative Agent and the Collateral Agent shall take such actions, at the sole expense of the Borrower, as are requested by the Borrower in connection with such termination.

Notwithstanding anything to the contrary set forth in this Agreement, in no event shall (i) any Credit Party be permitted to sell, transfer or otherwise dispose of Material Property (or of Equity Interests in any Restricted Subsidiary that owns Material Property) to any Non-Credit Party or (ii) the Borrower or any Restricted Subsidiary sell, transfer or otherwise dispose of Material Property to any Unrestricted Subsidiary; provided, that, for purposes of this paragraph, “sell”, “transfer” and “dispose of” shall not include: (a) any Non-Credit Party developing or acquiring (other than from the Borrower or any Restricted Subsidiary) Intellectual Property for use in the business of such Non-Credit Party; provided, further¸ that the foregoing shall not prohibit any Non-Credit Party from owning any Material Property for a moment in time as part of a step plan for a transaction otherwise permitted under the Credit Documents.

SECTION 10.06. Restricted Payments. Neither the Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, declare or make any Restricted Payment at any time, except, without duplication:

(a) [reserved];

(b) any Restricted Subsidiary of the Borrower may declare and make Restricted Payments to the Borrower or any Wholly Owned Subsidiary of the Borrower which is a Restricted Subsidiary;

(c) any Restricted Subsidiary of the Borrower, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as the Borrower or its respective Restricted Subsidiary that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof);

(d) the Borrower and its Restricted Subsidiaries may engage in transactions to the extent permitted by Section 10.05;

(e) the Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of Disqualified Capital Stock issued in compliance with the terms hereof;

(f) the Borrower may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan, employment agreement, severance agreement or like agreement; provided, however, that the aggregate amount of payments under this clause (f) when combined with the aggregate amount of cash payments made by the Borrower in respect of notes issued in reliance on Section 10.01(w) shall not exceed in any fiscal year of the Borrower the greater of $16.3 million and 10.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with unused amounts in any fiscal year being carried over to the immediately succeeding fiscal year);

(g) the Borrower and its Restricted Subsidiaries may (i) repurchase Equity Interests to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (ii) make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of the Borrower or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests;

(h) the Borrower and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law;

(i) the Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Initial Restricted Payment Base Amount as of the date of such Restricted Payment;

(j) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing, and (ii) except for Restricted Payments made in reliance on clauses (e), (f) or (g)(i) of the definition of “Available Amount”, immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.50 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount determined at the time such Restricted Payment is made;

(k) so long as (i) immediately before and after giving effect thereto no Event of Default has occurred and is continuing and (ii) immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 2.00 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, the Borrower and its Restricted Subsidiaries may make additional Restricted Payments;

(l) [reserved];

(m) the Borrower and the Restricted Subsidiaries may make Restricted Payments that are made in an amount equal to the amount of Excluded Contributions previously received and that the Borrower elects to apply under this clause (m) and do not increase the Available Amount; and

(n) the Borrower and the Restricted Subsidiaries may make payments of amounts necessary to repurchase or retire Equity Interests of the Borrower or any Subsidiary in the event of an Equity Holder Disqualification of the holder thereof or to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority; provided that, in the case of any such repurchase or retirement of Equity Interests of the Borrower or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, the Borrower or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming/Racing Authority and the Borrower was willing to purchase such Equity Interests on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority.

Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Credit Party be permitted to make any Restricted Payment of Material Property other than to the Borrower or any other Credit Party; provided, that, for purposes of this paragraph, the term “Restricted Payment” shall not include any Non-Credit Party developing or acquiring (other than from the Borrower or any Restricted Subsidiary) Intellectual Property for use in the business of such Non-Credit Party; provided, further¸ that the foregoing shall not prohibit any Non-Credit Party from owning any Material Property for a moment in time as part of a step plan for a transaction otherwise permitted under the Credit Documents.

SECTION 10.07. Transactions with Affiliates. Neither the Borrower nor any of its Restricted Subsidiaries shall enter into any transaction involving aggregate consideration in excess of $25.0 million, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary); provided, however, that notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries:

(a)  may enter into indemnification and employment and severance agreements and arrangements with directors, officers and employees (including employee compensation, benefit plans or arrangements and health, disability or similar insurance plans) and may pay customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, board managers and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(b) may enter into the Transactions and the transactions described in the Borrower’s SEC filings prior to the Closing Date or listed on Schedule 10.07 hereto as in effect on the Closing Date or any amendment thereto so long as such amendment is not adverse to the Lenders in any material respect;

(c) may make Investments and Restricted Payments permitted hereunder;

(d) may enter into the transactions contemplated by each applicable Transfer Agreement;

(e) may enter into customary expense sharing and tax sharing arrangements entered into between the Borrower, the Restricted Subsidiaries, Joint Ventures and Unrestricted Subsidiaries in the ordinary course of business pursuant to which such Unrestricted Subsidiaries and Joint Ventures shall reimburse the Borrower or the applicable Restricted Subsidiaries for certain shared expenses and taxes;

(f) may enter into transactions upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that with respect to any transaction (or series of related transactions) involving consideration of more than $25.0 million, such transaction shall be approved by the majority of the disinterested members of the board of directors of the Borrower;

(g) may enter into any transactions between or among the Borrower and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) and Joint Ventures that are entered into in the ordinary course of business of the Borrower and its Subsidiaries and Joint Ventures and, in the good faith judgment of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Subsidiaries and Joint Ventures, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and licensing arrangements;

(h) may enter into transactions with Persons who have entered into an agreement, contract or arrangement with the Borrower or any of its Restricted Subsidiaries to manage, own or operate a Gaming/Racing Facility because the Borrower and its Restricted Subsidiaries have not received the requisite Gaming/Racing Licenses or are otherwise not permitted to manage, own or operate such Gaming/Racing Facility under applicable Gaming/Racing Laws; provided that such transactions shall have been approved by a majority of the directors of the Borrower;

(i) may enter into transactions with any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director or directors of the Borrower;

(j) may enter into transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(k) may enter into transactions pursuant to the Tax Sharing Agreement;

(l) may issue Equity Interests in the Borrower to any Person; and

(m) Permitted Non-Recourse Guarantees and the pledge of Equity Interests in Non-Credit Parties and Joint Ventures to secure Indebtedness and other obligations of Non-Credit Parties and Joint Ventures and Permitted Non-Recourse Guarantees.

SECTION 10.08. [Reserved].

SECTION 10.09. Certain Payments of Indebtedness; Amendments to Certain Agreements.

(a) None of the Borrower or any of its Restricted Subsidiaries will, nor will they permit any Restricted Subsidiary to voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and mandatory prepayments shall be permitted) the Senior Unsecured Notes, any Indebtedness under any Disqualified Capital Stock or Other Junior Indebtedness or make any payment in violation of any subordination terms or intercreditor agreement applicable to any such Indebtedness (such payments, “Junior Prepayments”), except:

(i) the Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed the Initial Restricted Payment Base Amount as of the date of such Junior Prepayments;

(ii) so long as (x) immediately before and after giving effect thereto no Event of Default has occurred and is continuing and (y) except for Junior Prepayments made in reliance on clauses (e), (f) or (g)(i) of the definition of “Available Amount”, immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.90 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, the Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed the Available Amount determined at the time such Junior Prepayment is made;

(iii) so long as (x) immediately before and after giving effect thereto no Event of Default has occurred and is continuing and (y) immediately after giving effect thereto the Consolidated Total Net Leverage Ratio will not exceed 4.75 to 1.00 calculated on a Pro Forma Basis as of the most recent Calculation Date, the Borrower and its Restricted Subsidiaries may make additional Junior Prepayments;

(iv) a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions);

(v) the conversion of any such Indebtedness to Equity Interests (or exchange of any such Indebtedness for Equity Interests) of the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Capital Stock);

(vi) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof;

(vii) exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers;

(viii) prepayment, redemption, purchase, defeasance or satisfaction of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Permitted Acquisitions or Investments (including any other Acquisition) not prohibited by this Agreement;

(ix) [reserved];

(x) Junior Prepayments in respect of intercompany Indebtedness owing to the Borrower or its Restricted Subsidiaries will be permitted to the extent consistent with the subordination terms of any applicable intercompany subordinated promissory note documenting such intercompany Indebtedness;

(xi) prepayments, redemptions, purchases, defeasance or satisfaction of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Equity Interests permitted to be issued hereunder;

(xii) the Borrower and its Restricted Subsidiaries may make Junior Prepayments in an aggregate amount not to exceed an amount equal to the amount of Excluded Contributions previously received and that the Borrower elects to apply under this clause (xii) and do not increase the Available Amount; and

(xiii) the Borrower and the Restricted Subsidiaries may make payments of amounts necessary to repurchase, repay or retire Indebtedness of the Borrower or any Subsidiary in the event of a Disqualification of the holder thereof or to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority; provided that, in the case of any such repurchase, repayment or retirement of Indebtedness of the Borrower or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, the Borrower or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser or assignee for such Indebtedness and no suitable purchaser or assignee acceptable to the applicable Gaming/Racing Authority and the Borrower was willing to purchase or acquire such Indebtedness on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority.

(b) The Borrower shall not, and shall not permit any Restricted Subsidiary to amend, modify or change (i) in any manner materially adverse to the interests of the Lenders (x) its certificate of incorporation, by-laws, operating, management or partnership agreement or other Organizational Documents or the Tax Sharing Agreement or (y) any term or condition of any Other Junior Indebtedness Documentation unless in the case of any Other Junior Indebtedness Documentation, such amendment, modification or change would qualify as a Permitted Refinancing of such Other Junior Indebtedness or would otherwise be permitted to be incurred under Section 10.01 on such terms at such time or (ii) any Material Gaming/Racing Agreement or Comfort Letter if any such amendment, modification of change would (x) be materially less favorable to the interests of the Borrower or its Restricted Subsidiaries, as determined by the Borrower in its good faith judgment or (y) materially adversely affect the rights, remedies or eligibility of the Secured Parties under the Credit Documents.

SECTION 10.10. Limitation on Certain Restrictions Affecting Subsidiaries. None of the Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than any Excluded Subsidiary) of the Borrower to (i) pay dividends or make any other distributions on such Restricted Subsidiary’s Equity Interests or any other interest or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness or any other obligation owed to the Borrower or any of its Restricted Subsidiaries, (ii) make Investments in or to the Borrower or any of its Restricted Subsidiaries, (iii) transfer any of its Property to the Borrower or any of its Restricted Subsidiaries or (iv) in the case of any Guarantor, guarantee the Obligations hereunder or, in the case of any Credit Party, subject its portion of the Collateral to the Liens securing the Obligations in favor of the Secured Parties, except that each of the following shall be permitted:

(a) any such encumbrances or restrictions existing under or by reason of (v) any Gaming/Racing Lease (and any guarantee or support arrangement in respect thereof), (w) applicable Law (including any Gaming/Racing Law and any regulations, order or decrees of any Gaming/Racing Authority or other applicable Governmental Authority) or the Regulatory Agreement (as clarified and supplemented by the Comfort Letters and in effect on the Closing Date or as amended thereafter as permitted by this Agreement), (x) the Credit Documents, (y) the Existing First Lien Credit Documents, the documents governing any Revolving Credit Facility and/or any agreement with respect to any Permitted Refinancing thereof or (z) the Senior Unsecured Notes and any Permitted Refinancing thereof (so long as the restrictions in any such Permitted Refinancing, taken as a whole, are no more restrictive in any material respect to the Borrower and its Restricted Subsidiaries than those applicable to the Senior Unsecured Notes on the Closing Date);

(b) restrictions on the transfer of Property, or the granting of Liens on Property, in each case, subject to Permitted Liens;

(c) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Company;

(d) restrictions on the transfer of any Property, or the granting of Liens on Property, subject to a contract with respect to an Asset Sale or other transfer, sale, conveyance or disposition permitted under this Agreement;

(e) restrictions contained in the existing Indebtedness listed on Schedule 10.01 and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced;

(f) restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or other Acquisitions not prohibited hereunder after the Closing Date and Permitted Refinancings thereof, provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive than the restrictive provisions in the Indebtedness being refinanced, and any restrictions referred to in this clause (f) are limited to the Persons or assets being acquired and of the Subsidiaries of such Persons and their assets;

(g) with respect to clauses (i), (ii) and (iii) above, restrictions contained in any Indebtedness permitted hereunder, in each case, taken as a whole, to the extent not materially more restrictive than those contained in this Agreement;

(h) customary restrictions in joint venture arrangements or management contracts; provided, that such restrictions are limited to the assets of such joint ventures and the Equity Interests of the Persons party to such joint venture arrangements or the assignment of such management contract, as applicable;

(i) customary non-assignment provisions or other customary restrictions arising under licenses, leases and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to the assets subject to such licenses, leases and contracts and the Equity Interests of the Persons party to such licenses and contracts;

(j) restrictions contained in Indebtedness of Excluded Subsidiaries incurred pursuant to Section 10.01 and Permitted Refinancings thereof; provided that such restrictions apply only to the Excluded Subsidiaries incurring such Indebtedness and their Subsidiaries (and the assets thereof and Equity Interests in such Excluded Subsidiaries);

(k) restrictions contained in Indebtedness used to finance, or incurred for the purpose of financing, Expansion Capital Expenditures and/or Development Projects and Permitted Refinancings thereof, provided, that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness; and

(l) restrictions contained in subordination provisions applicable to intercompany debt owed by the Credit Parties; provided, that such intercompany debt is subordinated to the Obligations on terms at least as favorable to the Lenders as the subordination of such intercompany debt to any other obligations.

SECTION 10.11. Limitations on Bally’s NY Permitted Holdco and Bally’s Chicago UnSub.

(a) Neither the Borrower nor any of its Restricted Subsidiaries shall permit any Bally’s NY Permitted Holdco or any Bally’s Chicago UnSub to (x) incur, assume or become liable in respect of any Indebtedness, (y) create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof or (z) incur any Contingent Obligations, in each case, without the consent of the Administrative Agent (acting at the direction of the Required Lenders), except:

(i) intercompany Indebtedness owed to the Borrower or any Restricted Subsidiary (or, in the case of BCI, owed to Bally’s Chicago Holding);

(ii) Indebtedness of the type described in Section 10.01(e), (f), (g), (i) or (r);

(iii) Liens of the type described in Section 10.02(a), (b), (d), (e), (f), (g), (h), (j), (p) or (u); and

(iv) with respect to any Bally’s NY Permitted Holdco, Contingent Obligations in respect of Indebtedness incurred by Bally’s NY Holding or any Subsidiary thereof as well as Liens on the Equity Interests of Bally’s NY Holding owned by any Bally’s Permitted Holdco securing such Contingent Obligations, in each case to the extent required pursuant to the financing documents in respect of such Indebtedness and so long as such Indebtedness is non-recourse to the Borrower and its Restricted Subsidiaries;

(b) The Borrower shall not permit any Bally’s Chicago UnSub to create any consensual encumbrance or restriction on the ability of any Bally’s Chicago UnSub to pay dividends or make any other distributions, in each case, without the consent of the Administrative Agent (acting at the direction of the Required Lenders), except for encumbrances and restrictions of the type described in Section 10.10(a)(v) or (a)(w).

(c) The Borrower shall not permit any Bally’s Chicago UnSub to hold, as of the last day of any Quarter, any cash or Cash Equivalents without the consent of the Administrative Agent (acting at the direction of the Required Lenders), except:

(i) BCI may hold cash and Cash Equivalents in an amount (in addition to that permitted pursuant to the succeeding clauses (ii) and (iii)) not to exceed $5.0 million;

(ii) BCI may hold cash and Cash Equivalents reasonably expected by BCI to be required to maintain its corporate existence and to pay salary, bonus and other benefits payable to, and indemnities provided on behalf of, its officers, employees, directors or consultants, as well as payment of taxes, directors’ fees, general operating and overhead costs, in each case incurred in the ordinary course of business; and

(iii) BCI may hold cash and Cash Equivalents in an amount equal to third-party equity capital raised by BCI, plus amounts received from distributions from Bally’s Chicago OpCo that are reasonably anticipated to be used for the repayment of intercompany Indebtedness owed by BCI to Bally’s Chicago Holdings.

SECTION 10.12. Canadian Defined Benefit Plans. Without the prior written consent of the Administrative Agent, no Credit Party shall maintain, sponsor, administer, contribute to, participate in or assume or incur any liability under or in respect of any Canadian Defined Benefit Plan, unless (i) the Canadian Defined Benefit Plan is a “multi-employer pension plan” as that term is defined in the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction, and (ii) the funding obligations of a Credit Party under any such plan are limited to remitted fixed contributions in the ordinary course in accordance with the terms of such plan and/or any applicable collective bargaining agreement or participation agreement (and, for certainty, no Credit Party would have any funding obligations under such plan in respect of any unfunded liabilities or in the event of employer withdrawal).

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party pursuant to any Credit Document, or any representation, warranty or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party in any report, certificate, financial statement or other instrument furnished pursuant to any Credit Document, shall prove to have been false or misleading (i) in any material respect, if such representation and warranty is not qualified as to “materiality,” “Material Adverse Effect” or similar language, or (ii) in any respect, if such representation and warranty is so qualified, in each case when such representation or warranty is made, deemed made or furnished;

(b) default shall be made in the payment of (i) any principal of any Loan when and as the same shall become due and payable (whether at the stated maturity upon prepayment or repayment or by acceleration thereof or otherwise) or (ii) any interest on any Loans when and as the same shall become due and payable, and such default under this clause (ii) shall continue unremedied for a period of five (5) Business Days;

(c) default shall be made in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of (i) any covenant, condition or agreement contained in Section 9.14 and, unless such default has been waived, such default shall continue unremedied for a period of five (5) days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower and (ii) a Responsible Officer of the Borrower obtaining knowledge thereof or (ii) any covenant, condition or agreement contained in Section 9.01(a) (with respect to the Borrower only), Section 9.04(d), Section 9.16, Section 9.17 or in Article X;

(e) default shall be made in the due observance or performance by the Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Credit Document (other than those specified in Section 11.01(b), Section 11.01(c) or Section 11.01(d)) and, unless such default has been waived, such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower and (ii) a Responsible Officer of the Borrower obtaining knowledge thereof;

(f) the Borrower or any of the Restricted Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or any event or condition occurs, if the effect of any failure or occurrence referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice but giving effect to applicable grace periods) to cause, such Indebtedness (other than Qualified Contingent Obligations) to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity; provided, however, that (w) the failure to observe any financial covenant contained in the Existing First Lien Credit Agreement or the agreements governing any Revolving Credit Facility permitted under Section 10.01(a)(ii) (or, in each case, any Permitted Refinancing thereof) shall not constitute an Event of Default hereunder unless and until such Indebtedness (for the avoidance of doubt, to the extent in excess of the amount set forth in clause (z) below) is declared to be or otherwise becomes due and payable prior to its specified maturity date as a result thereof, (x) clauses (i) and (ii) shall not apply to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in an Acquisition permitted hereunder, to the extent such offer is required as a result of, or in connection with, such Acquisition, (y) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Capital Stock (including any such event or condition which, pursuant to its terms may, at the option of the Borrower, be satisfied in cash in lieu of conversion into Qualified Capital Stock) shall not constitute an Event of Default pursuant to this Section 11.01(f) and (z) it shall not constitute an Event of Default pursuant to this Section 11.01(f) unless the aggregate amount of all such Indebtedness referred to in the foregoing clauses (i) and (ii) exceeds $100.0 million at any one time;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in either case under the Bankruptcy Code or any other Debtor Relief Laws, in each case seeking (i) relief in respect of the Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary), or of a substantial part of the property or assets of the Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary); (ii) the appointment of a receiver, trustee, custodian, sequestrator, monitor, conservator or similar official for the Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of the Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary); or (iii) the winding-up or liquidation of the Borrower or of any of the Restricted Subsidiaries (other than any Subject Subsidiary); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other Debtor Relief Laws; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 11.01(g); (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, monitor, conservator or similar official for the Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or for a substantial part of the property or assets of the Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) in any proceeding under the Bankruptcy Code or any Debtor Relief Laws; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted hereunder);

(i) one or more judgments for the payment of money in an aggregate amount in excess of $100.0 million (to the extent not covered by third party insurance) shall be rendered against the Borrower or any of the Restricted Subsidiaries (other than any Subject Subsidiary) or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action (to the extent such action is not effectively stayed) shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of the Restricted Subsidiaries to enforce any such judgment;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k) with respect to any material Collateral, any security interest or Lien purported to be created by the applicable Security Document shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the first priority Liens and rights, powers and privileges in each case purported to be created and granted under such Security Document in favor of Collateral Agent, or shall be asserted in writing by any Credit Party or any Affiliate thereof not to be a valid, perfected security interest in or Lien on the Collateral covered thereby, in each case, except (x) to the extent that any such perfection or priority is not required pursuant to this Agreement or the Security Documents or any loss thereof results from the failure of the Collateral Agent or the Specified Collateral Agent to maintain possession of certificates, instruments or other possessory collateral actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements, and, in the case of the Specified Collateral Agent, such loss of perfection or priority continues unremedied for a period of ten (10) days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower and (ii) a Responsible Officer of the Borrower obtaining knowledge thereof, and (y) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(l) any Guarantee shall cease to be in full force and effect or any of the Guarantors or Affiliates thereof repudiates in writing, or attempts in writing to repudiate, any of its obligations under any of the Guarantees (except to the extent such Guarantee ceases to be in effect in connection with any transaction permitted pursuant to Sections 9.12, 9.13 or 10.05);

(m) any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny in writing that it has any liability or obligation for the payment of principal or interest purported to be created under any Credit Document;

(n) there shall have occurred a Change of Control;

(o) there shall have occurred a License Revocation by any Gaming/Racing Authority, which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of the Borrower and/or the Restricted Subsidiaries that in the most recent Test Period accounted for ten percent (10.0%) or more of the Consolidated EBITDA (it being agreed that any License Revocation by a Rhode Island Gaming/Racing Authority shall be deemed to relate to operations accounting for greater than the ten percent (10.0%) of Consolidated EBITDA); provided, however, that such License Revocation continues for at least forty-five (45) consecutive days after the earlier of (x) the date of cessation of the affected operations as a result of such License Revocation and (y) the date that none of the Borrower, nor any of its Restricted Subsidiaries nor the Lenders receive the net cash flows generated by any such operations; or

(p) the provisions of the Pari Passu Intercreditor Agreement or, following such Second Lien Intercreditor Agreement being entered into, any Second Lien Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms;

then, and in every such event (other than an event described in Section 11.01(g) or 11.01(h) with respect to the Borrower), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, the prepayment premium set forth in Section 2.09(c) and any unpaid accrued fees (including, for the avoidance of doubt, any prepayment premium payable pursuant to Section 2.05(b)) and all other liabilities and Obligations of the Borrower accrued hereunder and under any other Credit Document (other than Credit Swap Contracts and Secured Cash Management Agreements), shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Credit Document (other than Credit Swap Contracts and Secured Cash Management Agreements) to the contrary notwithstanding and (iii) exercise any other right or remedy provided under the Credit Documents or at law or in equity; and in any event described in Section 11.01(g) or 11.01(h) above with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, the prepayment premium set forth in Section 2.09(c) and any unpaid accrued fees and all other liabilities and Obligations of the Borrower accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.

Notwithstanding the foregoing, (a) the Administrative Agent shall provide any Landlord under any Gaming/Racing Lease (but only to the extent the Borrower has provided the Administrative Agent with a copy of such Gaming/Racing Lease together with a certificate signed by a Responsible Officer of the Borrower certifying such lease as a Gaming/Racing Lease) with copies of notices issued by the Administrative Agent or the Lenders of any event or occurrence under the Credit Documents that enables or permits the Lenders (or the Administrative Agent) to accelerate the maturity of the Indebtedness outstanding under the Credit Documents and (b) in the event of a default by the Borrower or any of its Restricted Subsidiaries in the performance of any of their respective Obligations under any of the Credit Documents, including, without limitation, any default in the payment of any sums payable under any such agreement, when due or within any cure period provided for therein (if any), then, in each and every such case, subject to applicable Gaming/Racing Laws and the terms of such Gaming/Racing Lease and upon prior written notice to the Borrower or any of its Restricted Subsidiaries specifying the default and that it is curing the default as provided under the applicable Gaming/Racing Lease, such Landlord shall have the right, but not the obligation, to cure or remedy the default or defaults or cause the default or defaults to be cured or remedied (to the extent susceptible to cure or remedy) prior to the end of any applicable notice and cure periods set forth in such Credit Documents, and any such tender of payment or performance by such Landlord shall be accepted by the Administrative Agent, the Collateral Agent and the Lenders and shall constitute payment and/or performance by the applicable Company for purposes of the Credit Documents; provided such Landlord’s right to cure such default shall not be any greater than the rights of the obligors under the Credit Documents to cure such default.

SECTION 11.02. Application of Proceeds. Subject in all respects to the provisions of the Pari Passu Intercreditor Agreement and any Second Lien Intercreditor Agreement then in effect, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies, or otherwise received after acceleration of the Loans, shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or the Collateral Agent, as applicable is entitled to indemnification pursuant to the provisions of any Credit Document;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization and of any receiver of any part of the Collateral appointed pursuant to the applicable Security Documents including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of the Obligations;

(d) Fourth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (c) of this Section 11.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Credit Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be. Each Cash Management Bank or Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE XII.

AGENTS

SECTION 12.01. Appointment. Each of the Lenders hereby irrevocably appoints Ares Agent Services, L.P. to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents (including as “trustee” or “mortgage trustee” under the Ship Mortgages), and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, in accordance with regulatory requirements of any Gaming/Racing Authority consistent with the intents and purposes of this Agreement and the other Credit Documents. Ares Agent Services, L.P. is hereby appointed Auction Manager hereunder, and each Lender hereby authorizes the Auction Manager to act as its agent in accordance with the terms hereof and of the other Credit Documents; provided, that the Borrower shall have the right to select and appoint a replacement Auction Manager from time to time by written notice to Administrative Agent, and any such replacement shall also be so authorized to act in such capacity. Each Lender agrees that the Auction Manager shall have solely the obligations in its capacity as the Auction Manager as are specifically described in this Agreement and shall be entitled to the benefits of Article XII, as applicable. Each of the Lenders hereby irrevocably authorize each of the Agents (other than the Administrative Agent, the Collateral Agent and the Auction Manager) to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article XII are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of the provisions of this Article XII, except to the extent set forth in this Section 12.01, Section 12.06 and Section 12.07(b). It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each reference in this Article XII to the Collateral Agent shall include the Collateral Agent in its capacity as “trustee” or “mortgage trustee” under the Ship Mortgages.

SECTION 12.02. Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties with respect to any Credit Party, any Lender or any other Person, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of any stay (whether automatic or not) in effect under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or, such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 13.04) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given in writing to such Agent by the Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or any comparable definition thereof or rates referred to in the definition thereof or with respect to any comparable or successor rate thereto.

Each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) acknowledges that the Administrative Agent and/or the Collateral Agent may act as the representative of other classes of indebtedness under the Pari Passu Intercreditor Agreement and any Second Lien Intercreditor Agreement.

SECTION 12.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XII shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that an Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

SECTION 12.06. Resignation of the Administrative Agent and the Collateral Agent.

(a) The Administrative Agent and the Collateral Agent may at any time give notice of their resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to the Borrower has occurred and is continuing) to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent and/or Collateral Agent, as applicable, gives notice of their resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower (unless an Event of Default specified in Section 11.01(b) or 11.01(c) or an Event of Default specified in Section 11.01(g) or 11.01(h) with respect to the Borrower has occurred and is continuing)) (the “Resignation Effective Date”), then the retiring Administrative Agent and/or Collateral Agent, as applicable, may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent and/or Collateral Agent, as applicable. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent and Collateral Agent is a Defaulting Lender pursuant to clauses (iii) or (v) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and Collateral Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent and/or Collateral Agent, as applicable, is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Secured Party directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as applicable, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and/or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.06). The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article XII and Section 13.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent or Collateral Agent.

(d) [Reserved].

(e) To the extent required by applicable Gaming/Racing Laws or the conditions of any Gaming/Racing License, the Administrative Agent and the Collateral Agent shall notify the applicable Gaming/Racing Authorities of any change in the Administrative Agent or the Collateral Agent. The Borrower shall provide advice and assistance to the Administrative Agent and the Collateral Agent in making such notifications.

(f) Each Lender represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.07. Nonreliance on Agents and Other Lenders.

(a) Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender acknowledges that in connection with Borrower Loan Purchases, (i) the Borrower may purchase or acquire Term Loans hereunder from the Lenders from time to time, subject to the restrictions set forth in the definition of Eligible Assignee and in Section 13.05(d), (ii) the Borrower currently may have, and later may come into possession of, information regarding such Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to enter into an assignment of such Loans hereunder (“Excluded Information”), (iii) such Lender has independently and without reliance on any other party made such Lender’s own analysis and determined to enter into an assignment of such Loans and to consummate the transactions contemplated thereby notwithstanding such Lender’s lack of knowledge of the Excluded Information and (iv) the Borrower shall have no liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, however, that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of the Borrower in the Standard Terms and Conditions set forth in the applicable assignment agreement. Each Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent, the Auction Manager or the other Lenders hereunder.

SECTION 12.08. Indemnification. The Lenders agree to reimburse and indemnify each Agent in its capacity as such ratably according with its “percentage” as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such “percentages” to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries; provided, however, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 12.08 shall survive the payment of all Obligations.

SECTION 12.09. No Other Duties. Anything herein to the contrary notwithstanding, none of the Administrative Agent, the Collateral Agent or any Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the Auction Manager or a Lender hereunder.

SECTION 12.10. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

SECTION 12.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 2.05, 2.09 and 13.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender (and each Secured Party by accepting the benefits of the Collateral) to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.05, 2.09 and 13.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

SECTION 12.12. Collateral Matters.

(a) Each Lender (and each other Secured Party by accepting the benefits of the Collateral) authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Secured Parties and to hold and enforce the Liens on the Collateral on behalf of the Secured Parties. The Collateral Agent is hereby authorized on behalf of all of the Secured Parties, without the necessity of any notice to or further consent from any Secured Party, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. The Lenders (and each other Secured Party by accepting the benefits of the Collateral) hereby authorize Collateral Agent to take the actions set forth in Section 13.04(g). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.12.

(b) The Collateral Agent shall have no obligation whatsoever to the Lenders, the other Secured Parties or any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent pursuant to the applicable Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in Section 12.01 or in this Section 12.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral or any part thereof, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral or any part thereof as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 12.13. Withholding Tax. To the extent required by any applicable Requirement of Law, an Agent may withhold from any payment to any Lender, an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.06, each Lender shall indemnify the relevant Agent, and shall make payable in respect thereof within ten (10) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other Governmental Authority as a result of the failure of the Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

SECTION 12.14. Secured Cash Management Agreements and Credit Swap Contracts. Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank or Swap Provider that obtains the benefits of Section 11.02, Article VI or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Credit Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be.

SECTION 12.15. ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Documents or any documents related hereto or thereto).

SECTION 12.16. Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Secured Party or other recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.16(b)(ii).

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge, redeem or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 12.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower or any other Credit Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(e) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or been deemed to be, a Lender hereunder or the holder of any Notes hereunder.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or Obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01. Waiver. No failure on the part of the Administrative Agent, the Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

SECTION 13.02. Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, telecopy or facsimile number or (subject to Section 13.02(b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person below its name on the signature pages hereof;

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on file with the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.02(b), shall be effective as provided in such Section 13.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article II, Article III or Article IV if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Articles by electronic communication. Each Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address (as described in the foregoing clause (i)) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each Credit Party, the Administrative Agent and the Collateral Agent may change its respective address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(d) Reliance by Agents and Lenders. Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Notice of Continuation/Conversion) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnitee from all Losses resulting from the reliance by such Indemnitee on each notice purportedly given by or on behalf of the Borrower (except to the extent resulting from such Indemnitee’s own gross negligence, bad faith or willful misconduct or material breach of any Credit Document) and believed by such Indemnitee in good faith to be genuine. All telephonic notices to and other communications with the Administrative Agent or the Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, as the case may be, and each of the parties hereto hereby consents to such recording.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (each, an “Agent Party”) have any liability to the Borrower, any other Credit Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any other Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 13.03. Expenses, Indemnification, Etc.

(a) The Credit Parties, jointly and severally, agree to pay or reimburse:

(i) Agents for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, expenses and disbursements of White & Case LLP, counsel to the Administrative Agent and the Collateral Agent, and one special gaming and local counsel in each applicable jurisdiction) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension of credit (including the Loans and Commitments) hereunder and (2) the negotiation, preparation, execution and delivery of any modification, supplement, amendment or waiver of any of the terms of any Credit Document (whether or not consummated or effective) requested by the Credit Parties;

(ii) each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses of such Agent or Lender (provided that any legal expenses shall be limited to the reasonable and documented fees, expenses and disbursements of one primary legal counsel for the Lenders and Agents taken as a whole selected by the Administrative Agent and of one special gaming and local counsel in each applicable material jurisdiction reasonably deemed necessary by Agents (and solely in the case of an actual or perceived conflict of interest, where the Persons affected by such conflict inform the Borrower in writing of the existence of an actual or perceived conflict of interest prior to retaining additional counsel, one additional of each such counsel for each group of similarly situated Secured Parties)) in connection with (1) any enforcement or collection proceedings resulting from any Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, corporate arrangement, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) following the occurrence and during the continuance of an Event of Default, the enforcement of any Credit Document, and (3) the enforcement of this Section 13.03; and

(iii) the Administrative Agent or the Collateral Agent, as applicable but without duplication, for all reasonable and documented costs, expenses, assessments and other charges (including reasonable and documented fees and disbursements of one counsel in each applicable material jurisdiction) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

Without limiting the rights of any Agent under this Section 13.03(a), each Agent, promptly after a request of the Borrower from time to time, will advise the Borrower of an estimate of any amount anticipated to be incurred by such Agent and reimbursed by the Borrower under this Section 13.03(a).

(b) The Credit Parties, jointly and severally, hereby agree to indemnify each Agent, each Lender and their respective Affiliates and their and their respective Affiliates’, directors, trustees, officers, employees, representatives, advisors, partners and agents (each, an “Indemnitee”) from, and hold each of them harmless against, any and all Losses incurred by, imposed on or asserted against any of them directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents (including the Transactions), any breach by any Credit Party of any representation, warranty, covenant or other agreement contained in any Credit Document in connection with any of the Transactions, the use or proposed use of any of the Loans or the use of any collateral security for the Obligations (including the exercise by any Agent or Lender of the rights and remedies or any power of attorney with respect thereto or any action or inaction in respect thereof), including all amounts payable by any Lender pursuant to Section 12.08 or any actual or threatened Proceeding relating to any of the foregoing, regardless of whether any such Indemnitee is a party thereto (and regardless of whether such matter is initiated by you, your equity holders, creditors or any other third party or by the Borrower or any of its Subsidiaries or Affiliates), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, but excluding (i) any such Losses arising from the gross negligence, bad faith or willful misconduct or material breach of any Credit Documents by such Indemnitee or its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) any such Losses relating to any dispute between and among Indemnitees that does not involve an act or omission by any Company or any of their respective Affiliates (other than any claims against the Administrative Agent, the Collateral Agent or the Lead Arrangers, in each case, acting in such capacities or fulfilling such roles) and (iii) any settlement effected without the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed); provided, however, this Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For purposes of this Section 13.03(b), a “Related Indemnified Person” of an Indemnitee shall mean (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers, trustees, partners or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents or advisors of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the facilities.

Without limiting the generality of the foregoing, the Credit Parties, jointly and severally, will indemnify each Agent, each Lender and each other Indemnitee from, and hold each Agent, each Lender and each other Indemnitee harmless against, any Losses incurred by, imposed on or asserted against any of them arising under or relating to any Environmental Law or Environmental Action or relating to any Hazardous Material, as a result of (i) the past, present or future operations of any Company (or any predecessor-in-interest to any Company), (ii) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor-in-interest) to the extent such Losses arise from or relate to (A) the parties’ relationship under the Credit Documents (including the exercise of remedies thereunder); (B) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility; or (C) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, or (iii) any presence, Release or threatened Release of any Hazardous Material at, on, under or from any such site or facility to the extent such Losses arise from or relate to (A) the parties’ relationship under the Credit Documents (including the exercise of remedies thereunder); (B) any Company’s (or such predecessor-in-interest’s) ownership, operation, lease or use of such site or facility; or (C) any aspect of the respective business or operations of any Company (or predecessor-in-interest), and, in each case shall include, without limitation, any and all such Losses for which any Company could be found liable, including any such Release or threatened Release that shall first occur after any Agent or Lender takes possession of any such site or facility following the exercise by such Agent or Lender, as the case may be, of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding paragraph or otherwise in Section 13.03(b).

To the extent that the undertaking to indemnify and hold harmless set forth in this Section 13.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any Law or public policy or otherwise, the Credit Parties, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.

To the fullest extent permitted by applicable Law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity and reimbursement obligations to the extent set forth in this Section 13.03 (including the Credit Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of any Credit Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

SECTION 13.04. Amendments and Waivers.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed or waived, unless such amendment, modification, change or waiver is in writing signed by each of the Credit Parties that is party thereto and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders); provided, however, that no such amendment, modification, change or waiver shall (and any such amendment, modification, change or waiver set forth below in clauses (i) through (viii) of this Section 13.04(a) shall only require the approval of the Agents and/or Lenders whose consent is required therefor pursuant to such clauses):

(i) extend the date for any scheduled payment of principal on any Loan or Note or extend the termination date of any of the Commitments, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) fees or premiums (including, without limitation, any Make-Whole Premium and any prepayment premium payable pursuant to Section 2.09(c)) thereon, or forgive or reduce the principal amount thereof, without the consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any Default or Event of Default or of any mandatory prepayment of the Loans or mandatory reduction in Commitments shall not constitute a postponement of any date scheduled for the payment of principal or interest or an extension or increase of any Commitment and any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction);

(ii) release (x) all or substantially all of the Collateral (except as provided in this Agreement or the Security Documents) under all the Security Documents or (y) all or substantially all of the Guarantors from the Guarantees (except as expressly provided in this Agreement), without the consent of each Lender;

(iii) amend, modify, change or waive (x) any provision of Section 11.02 or this Section 13.04 without the consent of each Lender, (y) any other provision of any Credit Document or any other provision of this Agreement that expressly provides that the consent of all Lenders or all affected Lenders is required, without the consent of each Lender directly and adversely affected thereby or (z) any provision of any Credit Document that expressly provides that the consent of the Required Tranche Lenders of a particular Tranche is required, without the consent of the Required Tranche Lenders of each applicable Tranche (in each case, except for technical amendments with respect to additional extensions of credit (including Extended Term Loans) pursuant to this Agreement which afford the benefits or protections to such additional extensions of credit of the type provided to the Term Loans);

(iv) (x) reduce the percentage specified in the definition of “Required Lenders” or “Required Tranche Lenders” or otherwise amend the definition of “Required Lenders” or “Required Tranche Lenders” without the consent of each Lender or (y) reduce the percentage specified in the definition of “Majority Delayed Draw Term Lenders” or otherwise amend the definition of “Majority Delayed Draw Term Lenders” without the consent of each Lender under the Delayed Draw Term Facility (provided that, (x) no such consent shall be required for technical amendments with respect to additional extensions of credit (including Extended Term Loans) pursuant to this Agreement, and (y) with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, Required Tranche Lenders and/or Majority Delayed Draw Term Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date);

(v) amend, modify, change or waive Section 4.02 or Section 4.07(b) in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each Lender directly and adversely affected thereby (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans);

(vi) impose any greater restriction on the ability of any Lender under a Tranche to assign any of its rights or obligations hereunder without the written consent of the Required Tranche Lenders for such Tranche; or

(vii) subordinate any Lien securing the Obligations to Liens securing any other Indebtedness or subordinate the Obligations in right of payment to any other Indebtedness (any such Indebtedness to which such Liens securing the Obligations or the Obligations, as applicable, are subordinated, the “Senior Indebtedness”), in each case, without the written consent of each Lender, other than any Lender that has been offered a bona fide opportunity to fund or otherwise provide its pro rata share of the Senior Indebtedness on the same terms as offered to all other providers (or their Affiliates) of the Senior Indebtedness;

provided, further, that (i) no such amendment, modification, change or waiver shall (A) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the total Commitments or a waiver of a mandatory prepayment shall not constitute an increase of the Commitment of any Lender), (B) [reserved], (C) [reserved], (D) without the consent of any applicable Agent, amend, modify, change or waive any provision as same relates to the rights or obligations of such Agent, (E) amend, modify, change or waive Section 2.10(b) in a manner that by its terms adversely affects the rights in respect of prepayments due to Lenders holding Loans of one Tranche differently from the rights of Lenders holding Loans of any other Tranche without the prior written consent of the Required Tranche Lenders of each adversely affected Tranche (such consent being in lieu of the consent of the Required Lenders required above in this Section 13.04(a)) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement (including Extended Term Loans) so that such additional extensions may share in the application of prepayments (or commitment reductions) with any Tranche of Term Loans); provided, however, the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Tranches, of any portion of such prepayment which is still required to be made is not altered, and (ii) only the consent of the Majority Delayed Draw Term Lenders shall be necessary to amend, modify or waive Section 7.02 (with respect to the making of Delayed Draw Term Loans). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (y), notwithstanding the fact that such amendment or modification actually results in such a reduction) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b) If, (x) in connection with any proposed amendment, modification, change or waiver of or to any of the provisions of this Agreement, the consent of the Required Lenders (or in the case of a proposed amendment, modification, change or waiver affecting a particular Class or Tranche, the Lenders holding a majority of the Loans and Commitments with respect to such Class or Tranche) is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, or (y) any Lender declines to consent to an extension of its Loans or Commitments under Section 2.13, the Borrower shall have the right, to either:

(A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if such non-consenting Lender’s consent is required or requested, as applicable, with respect to a particular Class or Tranche of Loans (or related Commitments), to replace only the Classes or Tranches of Commitments and/or Loans of such non-consenting Lender with respect to which such Lender’s individual consent is required, or requested, as applicable (such Classes or Tranches, the “Affected Classes”)) with one or more Replacement Lenders, so long as, at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, change or waiver; provided, further, that (i) at the time of any such replacement, the Replacement Lender shall enter into one or more Assignment Agreements (and with all fees payable pursuant to Section 13.05(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender (or, at the option of the Borrower if the respective Lender’s consent is required or requested with respect to less than all Classes or Tranches of Loans (or related Commitments), the Commitments and outstanding Loans of the Affected Classes), (ii) at the time of any replacement, the Replaced Lender shall receive an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of such Lender (other than any Loans not being acquired by the Replacement Lender) and (B) all accrued, but theretofore unpaid, fees (including, without limitation, any fee payable pursuant to Section 2.05(c), any Make-Whole Premium and any prepayment premium payable pursuant to Section 2.09(c)) and other amounts owing to the Lender with respect to the Loans being so assigned and (iii) all obligations of the Borrower owing to such Replaced Lender (other than those specifically described in clause (ii) above in respect of Replaced Lenders for which the assignment purchase price has been, or is concurrently being, paid, and other than those relating to Loans or Commitments not being acquired by the Replacement Lender, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if the Borrower were prepaying a SOFR Loan), as applicable, shall be paid in full to such Replaced Lender, as applicable, concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i), (ii) and (iii) above, as applicable, and the receipt of any consents that would be required for an assignment of the subject Loans and Commitments to such Replacement Lender in accordance with Section 13.05, the Replacement Lender, if any, shall become a Lender hereunder and the Replaced Lender, as applicable, shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Replaced Lender, except with respect to Loans and Commitments of such Replaced Lender not being acquired by the Replacement Lender; provided, that if the applicable Replaced Lender does not execute the Assignment Agreement within one (1) Business Day (or such shorter period as is acceptable to Administrative Agent) after the Borrower’s request, execution of such Assignment Agreement by the Replaced Lender shall not be required to effect such assignment; or

(B) terminate such non-consenting Lender’s Commitment and/or repay Loans held by such Lender (or, if such non-consenting Lender’s consent is required or requested, as applicable, with respect to a particular Class or Tranche of Loans, the Commitment and Loans of the Affected Class), in either case, upon one (1) Business Day’s (or such shorter period as is acceptable to the Administrative Agent) prior written notice to the Administrative Agent at the Principal Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders). Any such prepayment of the Loans or termination of the Commitments of such Lender shall be made together with accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) (or if the applicable consent requires or requests approval of all Lenders of a particular Class or Tranche but not all Lenders, then the Borrower shall terminate all Commitments and/or repay all Loans, in each case together with payment of all accrued and unpaid interest, fees and other amounts owing to such Lender (including all amounts, if any, owing pursuant to Section 5.05) under such Class or Tranche). Immediately upon any repayment of Loans by the Borrower pursuant to this Section 13.04(b)(B), such Loans repaid or acquired pursuant hereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

(c) The Administrative Agent and the Borrower may (without the consent of Lenders) amend any Credit Document to the extent (but only to the extent) necessary to reflect the existence and terms of Other Term Loans and Extended Term Loans. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document. In addition, upon the effectiveness of any Refinancing Amendment, the Administrative Agent, the Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). The Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any Refinancing Amendment. The Administrative Agent and the Collateral Agent may enter into (i) amendments to this Agreement and the other Credit Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.13 or incurred pursuant to Section 2.15, (ii) such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13 or Section 2.15 and (iii) such technical amendments as may be necessary to establish separate tranches or sub-tranches if the terms of a portion (but not all) of an existing Tranche is amended in accordance with Section 13.04(a).

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans (or any Tranche thereof in the case of additional Term Loans) and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and/or Required Tranche Lenders.

(e) Notwithstanding anything to the contrary herein, (i) upon five (5) Business Days’ prior written notice to the Lenders, any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender, unless the Required Lenders shall have objected within such five (5) Business Day period) solely to effect administrative changes or to correct administrative errors or omissions or to cure an ambiguity, defect or error (including, without limitation, to revise the legal description of any Mortgaged Real Property based on surveys), (ii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) to grant a new Lien or Guarantee for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming/Racing Authorities or Gaming/Racing Laws and (iii) any Credit Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) to permit any changes requested or required by any Governmental Authority that are not materially adverse to the Lenders (including any changes relating to qualifications as a permitted holder of debt, licensing or limits on Property that may be pledged as Collateral or available remedies). Notwithstanding anything to the contrary herein, (A) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments), (B) the Collateral Agent shall (and each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) hereby authorize the Collateral Agent to) enter into the Pari Passu Intercreditor Agreement upon the request of the Borrower in connection with the incurrence of Permitted First Priority Refinancing Debt or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi)), as applicable (or any amendments and supplements thereto in connection with the incurrence of additional Permitted First Priority Refinancing Debt or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi))), and (C) the Collateral Agent shall (and each of the Lenders (and each Secured Party by accepting the benefits of the Collateral) hereby authorize the Collateral Agent to) enter into any Second Lien Intercreditor Agreement upon the request of the Borrower in connection with the incurrence of Permitted Second Priority Refinancing Debt or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi), as applicable (or any amendments or supplements thereto in connection with the incurrence of additional Permitted Second Priority Refinancing Debt or Ratio Debt (and Permitted Refinancings thereof that satisfy Sections 10.01(t)(A)(iv) and 10.01(t)(A)(vi)))). Each Lender agrees to be bound by the terms of the Pari Passu Intercreditor Agreement and any Second Lien Intercreditor Agreement, from and after the effectiveness thereof, as if directly a party thereto. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Pari Passu Intercreditor Agreement and any Second Lien Intercreditor Agreement.

(f) Notwithstanding anything to the contrary herein, the applicable Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, without the consent of any other Person, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any Property or so that the security interests therein comply with applicable Requirements of Law or to release any Collateral which is not required under the Security Documents.

(g) Notwithstanding anything to the contrary herein, the Administrative Agent and the Collateral Agent shall (A) release any Lien granted to or held by the Administrative Agent or the Collateral Agent upon any Collateral (i) upon Payment in Full of the Obligations (other than (x) obligations under any Swap Contracts as to which acceptable arrangements have been made to the satisfaction of the relevant counterparties and (y) Cash Management Agreements not yet due and payable), (ii) upon the sale, transfer, distribution, contribution or other disposition of Collateral to the extent required pursuant to the penultimate paragraph in Section 10.05 (and the Administrative Agent or the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry) to any Person other than a Credit Party, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders to the extent required by Section 13.04(a)), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 6.08, (v) constituting Equity Interests in or property of an Unrestricted Subsidiary (except to the extent such Equity Interests in or property of such Unrestricted Subsidiary do not constitute Excluded Property under the U.S. Security Agreement or other applicable Security Document), (vi) subject to Liens permitted under Sections 10.02(i) or 10.02(k), in each case, to the extent the documents governing such Liens do not permit such Collateral to secure the Obligations, (vii) constituting Equity Interests in Intralot upon the satisfaction of the Intralot Release Conditions, as certified in an Officer’s Certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent or (vii) as otherwise may be provided herein or in the relevant Security Documents, and (B) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by the Borrower with respect to leases entered into by the Borrower and its Restricted Subsidiaries, to the extent requested by the Borrower and not materially adverse to the interests of the Lenders (including, without limitation, the Hard Rock SNDA (Retail Store Lease) and the Hard Rock SNDA (Restaurant Lease)) or, with respect to any Gaming/Racing Lease, to the extent requested by the applicable Landlord. In addition, subject to the consent of the Administrative Agent (acting at the direction of the Required Lenders), the Administrative Agent and the Collateral Agent may release any Lien granted to or held by the Administrative Agent or the Collateral Agent upon any Collateral constituting Equity Interests that are pledged to any counterparty to any Specified Swap Contract pursuant to the terms of such Specified Swap Contract

(h) Notwithstanding anything to the contrary herein or in any other Credit Document, upon request of the Borrower, upon the sale, disposition or other transfer by the Borrower of all or a portion of any Specified Real Property subject to a Mortgage (each, a “Specified Real Property Transfer”), the Administrative Agent and the Collateral Agent shall (i) partially release any Lien granted to or held by the Administrative Agent or the Collateral Agent on the Specified Real Property subject to the Specified Real Property Transfer and (ii) promptly (and in any event not later than three (3) Business Days prior to the consummation of the Specified Real Property Transfer) deliver to the Borrower (or such title agent as the Borrower may designate) an original, executed and notarized partial release of the applicable Mortgage (a “Partial Mortgage Release”) in recordable form, releasing the Specified Real Property subject to the Specified Real Property Transfer, and with authorization to record the Partial Mortgage Release in the county where the Specified Real Property is located upon the closing of such Specified Real Property Transfer; provided, that no additional Real Property deliverables or updates to any existing Real Property deliverables previously delivered to the Administrative Agent and/or the Collateral Agent (whether pursuant to Section 9.15 or otherwise pursuant to this Agreement or any other Credit Document), including, without limitation, title policy endorsements or searches, updated surveys, zoning reports or third party consents or approvals, shall be required to be delivered in connection with the Specified Real Property Transfer or Partial Mortgage Release with respect to such Specified Real Property (or any remaining Mortgaged Real Property that was subject to the same Mortgage as the Specified Real Property being sold, disposed of or transferred) under this Agreement or any other Credit Document.

SECTION 13.05. Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer) without the prior written consent of all of the Lenders and provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments, Loans or related Obligations hereunder except as provided in Section 13.05(b)) and the participant shall not constitute a “Lender” hereunder; and provided, further, that no Lender shall transfer, assign or grant any participation (x) to a natural person, (y) to a Person that is a Disqualified Lender as of the applicable Trade Date (unless consented to by the Borrower) or (z) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document; provided that such participation may provide that such Lender will not, without the consent of the participant, agree to any amendment, waiver or other modification described in Sections 13.04(a)(i) or 13.04(a)(ii) that directly affects such participant. In the case of any such participation, except as described below, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). The Borrower agrees that each participant shall be entitled to the benefits of Sections 5.01 and 5.06 (subject to the obligations and limitations of such Sections, including Section 5.06(c) (it being understood that the documentation required under Section 5.06(c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.05, provided that such participant (A) shall be subject to the provisions of Section 2.11 as if it were an assignee under clause (b) of this Section 13.05; and (B) shall not be entitled to receive any greater payment under Section 5.01 or 5.06, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 4.07 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) No Lender (or any Lender together with one or more other Lenders) may assign all or any portion of its Commitments, Loans and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Loans and Obligations) hereunder, except to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee) with the consent of (x) the Administrative Agent and (y) so long as no Event of Default pursuant to Section 11.01(b) or 11.01(c), or, with respect to the Borrower, 11.01(g) or 11.01(h), has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that (1) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, the aggregate amount of the Commitments or Loans subject to such assignment shall not be less than $250,000; (2) no such consent of the Borrower shall be necessary in the case of an assignment of Term Loans by a Lender to another Lender or an Affiliate or Approved Fund of a Lender and (3) the Borrower shall be deemed to have consented to any such assignment with respect to a Term Loan unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that the Ares Investors shall at all times hold not less than 50.1% of the Term Loan and unutilized Delayed Draw Term Commitments then outstanding. Each assignee shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided that (I) the Administrative Agent shall, unless it otherwise agrees in its sole discretion, receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (II) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 2.08, and (III) such assignments may be made on a pro rata basis among Commitments and/or Loans (and related Obligations). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations. To the extent of any assignment permitted pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans (provided that such assignment shall not release such Lender of any claims or liabilities that may exist against such Lender at the time of such assignment). At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and Administrative Agent in accordance with Section 5.06(c) the appropriate IRS Forms (and, if applicable, a U.S. Tax Compliance Certificate) as described in Section 5.06(c), as applicable.

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging or assigning a security interest in its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment of a security interest to a Federal Reserve Bank or other central banking authority. No pledge pursuant to this Section 13.05(c) shall release the transferor Lender from any of its obligations hereunder or permit the pledgee to become a lender hereunder without otherwise complying with Section 13.05(b).

(d) Notwithstanding anything to the contrary contained in this Section 13.05 or any other provision of this Agreement, the Borrower and its Subsidiaries may, but shall not be required to, purchase outstanding Term Loans pursuant to (x) the Auction Procedures established for each such purchase in an auction managed by Auction Manager and (y) through open market purchases, subject solely to the following conditions:

(i) at the Trade Date of the applicable assignment, no Event of Default has occurred and is continuing or would result therefrom;

(ii) immediately upon any Borrower Loan Purchase, the Term Loans purchased pursuant thereto shall be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Borrower) for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Credit Document, and (D) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document;

(iii) with respect to each Borrower Loan Purchase, the Administrative Agent shall receive (x) if such Borrower Loan Purchase is consummated pursuant to an open market purchase, a fully executed and completed Open Market Assignment and Assumption Agreement effecting the assignment thereof and (y) if such Borrower Loan Purchase is not consummated pursuant to an open market purchase, a fully executed and completed Borrower Assignment Agreement effecting the assignment thereof;

(iv) [reserved]; and

(v) neither the Borrower nor any of its Subsidiaries will be required to represent or warrant that they are not in possession of non-public information with respect to the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any purchase permitted by this Section 13.05(d).

The assignment fee set forth in Section 13.05(b) shall not be applicable to any Borrower Loan Purchase consummated pursuant to this Section 13.05(d).

(e) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases, in each case, subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to Administrative Agent an assignment agreement substantially in the form of Exhibit J or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not (i) receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to receive notice nor attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders or (ii) challenge the Administrative Agent and the Lenders’ attorney client privilege;

(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all Term Loans at such time outstanding (determined after giving effect to any substantially simultaneous cancellations thereof) (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iv) as a condition to each assignment pursuant to this clause (e), the Administrative Agent shall have been provided a copy of the applicable Affiliated Lender Assignment and Assumption in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such;

(v) Affiliated Lenders will not be required to represent or warrant that they are not in possession of non-public information with respect to the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 13.05(e); and

(vi) any Term Loans acquired by any Affiliated Lender may (but shall not be required to), with the consent of the Borrower, be contributed to the Borrower or any of its Restricted Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Law, be retired and cancelled promptly upon such contribution) and which may be converted into or exchanged for debt or equity securities that are permitted to be issued by such Person at such time; provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Tranche shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled.

(f) Notwithstanding anything in Section 13.04 or the definition of “Required Lenders” or “Required Tranche Lenders” to the contrary, for purposes of determining whether the Required Lenders or the Required Tranche Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) subject to Section 13.05(g), consented (or not consented) to any plan of reorganization pursuant to the Bankruptcy Code, (iii) otherwise acted on any matter related to any Credit Document, or (iv) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent, the Collateral Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or the Required Tranche Lenders have taken any actions; and

(ii) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders;

provided that, notwithstanding the foregoing, in respect of this Section 13.05(f), such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document that (1) requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be or (2) would affect any Affiliated Lender (in its capacity as a Lender) in a manner disproportionate to the effect on any Lender of the same Tranche that is not an Affiliated Lender or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, provided, further, that no amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document shall (i) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to the other Lenders of the same Tranche that are not Affiliated Lenders, (ii) increase the Commitments or obligations of any Affiliated Lender, (iii) extend the due dates for payments of interest and scheduled amortization (including at maturity) of any Term Loans owed to any Affiliated Lender, (iv) reduce the amounts owing to any Affiliated Lender or (v) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder in each case without the consent of such Affiliated Lender.

(g) Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Credit Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders of the same Class that are not Affiliated Lenders.

(h) Notwithstanding anything in Section 13.04 or the definition of “Required Lenders” to the contrary, any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases, in each case, provided that, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 13.04.

(i) [reserved].

(j) [reserved].

(k) (i) No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (k)(i) shall not be void, but the other provisions of this clause (k) shall apply, and nothing in this subsection (k) shall limit any rights or remedies available to the Credit Parties at law or in equity with respect to any Disqualified Lender and any Person that makes an assignment or participation to a Disqualified Lender in violation of this clause (k)(i).

(ii) If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (k)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) purchase or prepay any Term Loan held by Disqualified Lenders by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, (2) if such Disqualified Lender does vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) Administrative Agent shall have the right, and Borrower hereby expressly authorizes Administrative Agent, to provide the list of Disqualified Lenders to each Lender specifically requesting the same.

SECTION 13.06. Survival. The obligations of the Credit Parties under Sections 5.01, 5.05, 5.06, 13.03 and 13.19, the obligations of each Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 12.08, in each case shall survive the repayment of the Loans and the other Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments or Loans hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

SECTION 13.07. Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 13.08. Counterparts; Interpretation; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the Commitment Letter, which are not superseded and survive solely as to the parties thereto (to the extent provided therein). This Agreement shall become effective when the Closing Date shall have occurred, and this Agreement shall have been executed and delivered by the Credit Parties and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.09. Governing Law; Submission to Jurisdiction; Waivers; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS (EXCEPT AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH IN SUCH OTHER CREDIT DOCUMENT), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.10. Confidentiality. Each Agent and each Lender agrees to keep information obtained by it pursuant to the Credit Documents confidential in accordance with such Agent’s or such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to such Agent’s or such Lender’s Affiliates and its and its Affiliates’ respective employees, representatives, directors, partners, attorneys, auditors, agents, professional advisors or trustees who are advised of the confidential nature thereof and instructed to keep such information confidential or to any direct or indirect creditor or contractual counterparty in swap agreements or such creditor’s or contractual counterparty’s professional advisor (so long as such creditor, contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provisions of this Section 13.10) (it being understood that the disclosing Agent or Lender shall be responsible for such Person’s compliance with this paragraph), (b) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 13.10 or (y) presently is or hereafter becomes available to such Agent or such Lender on a non-confidential basis from a Person not an Affiliate of such Agent or such Lender not known to such Agent or such Lender to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any Law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited or impracticable) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission or self-regulatory organization (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Agent or such Lender is subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Agent or such Lender; provided that prior notice thereof is furnished to the Borrower, (e) to pledgees under Section 13.05(c), assignees, participants, prospective assignees or prospective participants, in each case who agree in writing to be bound by the provisions of this Section 13.10 or by provisions at least as restrictive as the provisions of this Section 13.10 (it being understood that any electronically recorded agreement from any Person listed above in this clause (e) in respect to any electronic information (whether posted or otherwise distributed on IntraLinks or any other electronic distribution system) shall satisfy the requirements of this clause (e)), (f) in connection with the exercise of remedies hereunder or under any Credit Document or to the extent required in connection with any litigation with respect to the Loans or any Credit Document, (g) to market data collectors, similar service providers to the lending industry and service providers to such Agent or such Lender in connection with the Transactions, the Commitments, the administration and management of this Agreement, the other Credit Documents and any related documents and for purposes of general portfolio, benchmarking and market data analysis, (h) to any other party hereto or (i) with Borrower’s prior written consent.

SECTION 13.11. Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

SECTION 13.12. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

SECTION 13.13. Gaming/Racing Laws and Liquor Laws.

(a) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to the Gaming/Racing Laws and the laws involving the sale, distribution and possession of alcoholic beverages and/or tobacco, as applicable (the “Liquor Laws”). Without limiting the foregoing, the Administrative Agent, each other Agent, each Lender and each participant acknowledges that (i) it is the subject of being called forward by any Gaming/Racing Authority or any Liquor Authority, in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Credit Documents, including with respect to the entry into and ownership and operation of the Gaming/Racing Facilities (including hosting lottery, betting, wagering, or other gaming activities thereon), the possession or control of gaming equipment, alcoholic beverages, a Gaming/Racing License, a liquor license and receipt of payments based on earnings, profits or receipts from gaming, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable Gaming/Racing Laws, Material Gaming/Racing Agreements with Governmental Authorities, and Liquor Laws and, only to the extent that required approvals, including prior approvals, are obtained from the requisite Governmental Authorities.

(b) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Administrative Agent, each other Agent, each Lender and each participant agrees to cooperate with each Gaming/Racing Authority and each Liquor Authority (and, in each case, to be subject to Section 2.11) in connection with the administration of their regulatory jurisdiction over the Borrower and the other Credit Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming/Racing Authorities and/or Liquor Authorities relating to the Administrative Agent, any other Agent, any of the Lenders or participants, the Borrower and its Subsidiaries or to the Credit Documents. Further, each Credit Party hereby expressly authorizes the Administrative Agent, the Collateral Agent, each other Agent, each Lender and each participant to cooperate with the applicable Gaming/Racing Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and its Subsidiaries, including, without limitation, to the extent not inconsistent with the internal policies of such Agent, Lender or participant and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such applicable Gaming/Racing Authorities and Liquor Authorities relating to the Agents, Lenders, participants or the Borrower or any Subsidiary thereof, or the Credit Documents. The parties hereto acknowledge that the provisions of this subsection (b) shall not be for the benefit of any Credit Party or any other Person other than the Agents, the Lenders and the participants.

(c) If during the continuance of an Event of Default under this Agreement or any of the Credit Documents it shall become necessary, or in the opinion of the Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found suitable under any Gaming/Racing Laws as a condition to receiving the benefit of any Collateral encumbered by the Credit Documents or otherwise to enforce the rights of the Agents and the Lenders under the Credit Documents, the Borrower and the other Credit Parties hereby agree to consent to the application for such license or finding of suitability and to execute such further documents as may be required in connection with the evidencing of such consent.

(d) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, to the extent any provision of this Agreement or any other Credit Document excludes any assets from the scope of the Collateral, or from any requirement to take any action to make effective or perfect any security interest in favor of the Collateral Agent or any other Secured Party in the Collateral, the representations, warranties and covenants made by the Borrower or any Restricted Subsidiary in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of Collateral Agent or any other Secured Party (including, without limitation, Article VIII) shall be deemed not to apply to such assets.

(e) No use of the term “operate” in this Agreement or any other Credit Document is intended to imply that any Person other than the State of Rhode Island (acting through the Division) operates the lotteries as provided in Section 15 of Article VI of the Rhode Island Constitution.

SECTION 13.14. Hard Rock License Agreement Matters.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, until such time as the Collateral Agent institutes an action to foreclose its Lien on the Hard Rock License Agreement in accordance with the terms of the Hard Rock License Agreement or the Borrower or PE Biloxi becomes (either voluntarily or involuntarily) subject to a bankruptcy, revenues from operation of the Hard Rock Hotel and Casino Biloxi shall be used first to satisfy the obligations of PE Biloxi under the Hard Rock License Agreement to Hard Rock Hotel Licensing, Inc., a Florida corporation, before payment of any other obligation (including any obligation to the Secured Parties) of PE Biloxi.

(b) Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, in the event of an Event of Default, a receiver may be appointed for PE Biloxi and such receiver shall be authorized to cure all defaults of PE Biloxi under the Hard Rock License Agreement. The receiver shall be subject to the approval of Hard Rock Hotel Licensing, Inc., a Florida corporation, which approval shall not be unreasonably withheld, conditioned or delayed.

SECTION 13.15. USA Patriot Act and Beneficial Ownership Regulation. Each Lender that is subject to the Patriot Act (as hereinafter defined) or the Beneficial Ownership Regulation to the extent required hereby, notifies Borrower and the Guarantors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Act and/or the Beneficial Ownership Regulation, and the Borrower and the Guarantors agree to provide such information (or, with respect to the Beneficial Ownership Regulation, a certification that the Borrower or any Guarantor qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) from time to time to any Lender.

SECTION 13.16. Waiver of Claims. Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Credit Parties hereby agree that the Borrower shall not acquire any rights as a Lender under this Agreement as a result of any Borrower Loan Purchase and may not make any claim as a Lender against any Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Credit Documents; provided, however, that, for the avoidance of doubt, the foregoing shall not impair the Borrower’s ability to make a claim in respect of a breach of the representations or warranties or obligations of the relevant assignor in a Borrower Loan Purchase, including in the standard terms and conditions set forth in the assignment agreement applicable to a Borrower Loan Purchase.

SECTION 13.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Collateral Agent, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person (except as expressly set forth in any commitment letters or engagement letters between the Administrative Agent, the Collateral Agent, the Lead Arrangers or such Lender and the Borrower or such Credit Party or Affiliate thereof) and (B) neither the Administrative Agent, the Collateral Agent, the Lead Arrangers nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or in other written agreements between the Administrative Agent, the Collateral Agent, the Lead Arrangers or any Lender on one hand and the Borrower, any other Credit Party or any of their respective Affiliates on the other hand; and (iii) the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent, the Lead Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. Each Credit Party agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other. To the fullest extent permitted by law, each of the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, any Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby (other than any agency or fiduciary duty expressly set forth in any commitment letter or engagement letter referenced in clause (ii)(A) above).

SECTION 13.18. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents or the Swap Contracts or (with respect to the exercise of rights against the collateral) Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, without the prior written consent of Administrative Agent. The provisions of this Section 13.18 are for the sole benefit of the Agents and the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

SECTION 13.19. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 13.19 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 13.19 shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate. If the Maximum Rate is calculated pursuant to this Section 13.19, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 13.19, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, the Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 13.20. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and the Agents’ and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Credit Document shall continue in full force and effect, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. In such event, each Credit Document shall be automatically reinstated (to the extent that any Credit Document was terminated) and the Borrower shall take (and shall cause each other Credit Party to take) such action as may be requested by the Administrative Agent and the Lenders to effect such reinstatement.

SECTION 13.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 13.22. Intercreditor Agreements. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in the event of any conflict or inconsistency between this Agreement and any other Credit Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between the Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement, on the one hand, and any other Credit Document, on the other hand, the terms of the Pari Passu Intercreditor Agreement or such Second Lien Intercreditor Agreement, as applicable, shall govern and control.

SECTION 13.23. Parallel Debt.

(a) Notwithstanding any other provision of this Agreement and solely for the purpose of taking maintaining, protecting and/or enforcing any Collateral created and governed, or expressed to be created and governed pursuant to Greek law or any other applicable foreign Law (as determined by the Collateral Agent), each Credit Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as agent, representative or trustee of the other Secured Parties, sums equal to and in the currency of each amount payable by that Credit Party to each of the other Secured Parties under each of the Credit Documents, Credit Swap Contracts and Secured Cash Management Agreements as and when that amount falls due for payment under the relevant Credit Document, Credit Swap Contract and Secured Cash Management Agreement.

(b) The Collateral Agent shall have its own independent right to demand payment of the amounts payable by a Credit Party under this Section 13.23, irrespective of any discharge of that Credit Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in proceedings commenced pursuant to any Debtor Relief Laws affecting that Credit Party, to preserve their entitlement to be paid those amounts.

(c) Any amount due and payable by a Credit Party to the Collateral Agent under this Section 13.23 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment of the corresponding amount under the other provisions of the Credit Documents, Credit Swap Contracts and Secured Cash Management Agreements, as applicable, and any amount due and payable by a Credit Party to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment of the corresponding amount under this Section 13.23.

(d) The rights of the Secured Parties (other than the Collateral Agent) to receive payment of amounts payable by each Credit Party under the Credit Documents, Credit Swap Contracts and/or Secured Cash Management Agreements, as applicable, are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 13.23.

(e) For the purpose of this Section 13.23, the Collateral Agent acts in its own name and not as an agent or a trustee or representative of the Secured Parties, and its claims in respect of the parallel debt shall not be held on trust. The security interest granted under the Credit Documents to the Collateral Agent to secure the parallel debt is granted to the Collateral Agent in its capacity as creditor of the parallel debt and shall not be held on trust.

(f) A defect affecting the Collateral Agent’s claim under this Section 13.23 against any Credit Party will not affect any claim and/or obligation of the other Lenders under the Credit Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BALLY’S CORPORATION

By:	/s/ Craig Eaton
	Name:	Craig Eaton
	Title:	Senior VP and Secretary

Address for Notices for the Borrower and each Subsidiary Guarantor:

Bally’s Corporation 100 Westminster Street Providence, RI 02903 Attention: Kim M. Barker; Mira Mircheva; Charles Diao Email: kbarker@ballys.com; mmircheva@ballys.com; cdiao@ballys.com

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

GUARANTORS:

AZTAR INDIANA GAMING COMPANY, LLC

BALLY’S KANSAS CITY, LLC

BALLY’S PENNSYLVANIA, LLC

BALLY’S-GALAXY ACQUISITION CORP.

DOVER DOWNS, LLC

MB DEVELOPMENT, LLC

PREMIER ENTERTAINMENT BILOXI LLC

PREMIER ENTERTAINMENT BLACK HAWK, LLC

PREMIER ENTERTAINMENT III, LLC

PREMIER ENTERTAINMENT LOUISIANA I, LLC

PREMIER ENTERTAINMENT SHREVEPORT, LLC

PREMIER ENTERTAINMENT TAHOE, LLC

PREMIER ENTERTAINMENT VICKSBURG, LLC

INTERSTATE RACING ASSOCIATION, LLC

MILE HIGH USA, LLC

RACING ASSOCIATES OF COLORADO, LTD.

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Senior VP and Secretary

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

BALLY’S INTERACTIVE, LLC

BALLY’S MANAGEMENT GROUP, LLC

BETWORKS (US) LLC

FANTASY DRAFT, LLC

FANTASY SPORTS SHARK, LLC

PREMIER ENTERTAINMENT FINANCE CORP.

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Senior VP and Secretary

TWIN RIVER-TIVERTON, LLC

UTGR, LLC

By:	/s/ Craig Eaton
	Name:	Craig Eaton
	Title:	President

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

CASINO QUEEN, LLC

LOUISIANA CASINO CRUISES, LLC

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

TROPICANA LAS VEGAS INTERMEDIATE HOLDINGS INC.

TROPICANA LAS VEGAS, INC.

By:	/s/ Craig Eaton
	Name:	Craig Eaton
	Title:	Secretary

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

BALLY’S INTERACTIVE (STADIUM) LLC

BALLY’S INTERACTIVE MARYLAND, LLC

BALLY’S MEDIA, LLC

BALLY’S STAR HOLDINGS, LLC

GAMESYS US LLC

PE SUB HOLDINGS, LLC

PE SUB INTERMEDIATE HOLDINGS, LLC

PREMIER ENTERTAINMENT PARENT, LLC

PREMIER ENTERTAINMENT SUB, LLC

THE SHOPS AT TROPICANA LAS VEGAS, LLC

By:	/s/ Craig Eaton
	Name:	Craig Eaton
	Title:	Manager

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

BALLY’S CHICAGO OPERATING COMPANY, LLC

By:	/s/ Ameet Patel
	Name:	Ameet Patel
	Title:	President

THE ROCK ISLAND BOATWORKS, LLC

ROCK ISLAND FOODSERVICE, LLC

By:	/s/ George Papanier
	Name:	George Papanier
	Title:	President and CEO

TELESCOPE DIGITAL INC.

By:	/s/ George Papanier
	Name:	George Papanier
	Title:	President, CEO, Secretary and CFO

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES CENTRE STREET PARTNERSHIP, L.P., as a Lender By: Ares Centre Street Management, L.P., its Investment Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES ND CREDIT STRATEGIES FUND LLC, as a Lender

By: Ares Capital Management LLC, its Account Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES ND CSF HOLDINGS LLC, as a Lender

By: Ares Capital Management LLC, as Collateral Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P., as a Lender

By: Ares Management LLC, its Investment Manager

By: Ares Capital Management LLC, as Sub-Adviser

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES CSIDF HOLDINGS LLC, as a Lender

By: Ares Capital Management LLC, as Servicer

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES SENIOR CREDIT MASTER FUND (U) III LP, as a Lender

By: Ares SDL Capital Management LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES SENIOR CREDIT MASTER FUND III LP, as a Lender

By: Ares SDL Capital Management LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

SDL III CREDIT A LP, as a Lender

By: Ares SDL Capital Management LLC, its Servicer

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

SDL III CREDIT D LP, as a Lender

By: Ares SDL Capital Management LLC, its Servicer

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

SDL III CREDIT E LP, as a Lender

By: Ares SDL Capital Management LLC, its Servicer

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES PRIVATE OPPORTUNITIES (A) LP, as a Lender

By: Ares Capital Management III LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES CREDIT INVESTMENT PARTNERSHIP III C LP, as a Lender

By: Ares SDL Capital Management LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

PRIVATE CREDIT FUND O, LLC, as a Lender

By: Ares Capital Management LLC, its Account Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

PRIVATE CREDIT FUND C-1 HOLDCO, LLC –SERIES 1, as a Lender

By: Ares Capital Management LLC, its Asset Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

PRIVATE CREDIT FUND C-1 SPV 2, LLC, as a Lender

By: Ares Capital Management LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES CREDIT INVESTMENT PARTNERSHIP II CD LP, as a Lender

By: Ares Capital Management LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

PRIVATE OPPORTUNITIES (I) LP, as a Lender

By: Ares Capital Management II LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES PA OPPORTUNITIES FUND, L.P., as a Lender

By: Ares Management LLC, its Manager

By: Ares Capital Management LLC, as subadvisor

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES DIRECT FINANCE I LP, as a Lender

By: Ares Capital Management LLC, its Investment Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

CREDIT INVESTMENT PARTNERSHIP III (A) LP, as a Lender

By: Ares Capital Management LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

CREDIT INVESTMENT PARTNERSHIP (K) LP, as a Lender

By: Ares Capital Management LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ASOF II HOLDINGS II, L.P., as a Lender

By: ASOF Investment Management LLC, its Manager

By:	/s/ Matt Underwood
	Name:	Matt Underwood
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ARES OPPORTUNISTIC CREDIT INVESTMENT PARTNERSHIP (CP) LP, as a Lender

By: ASOF Investment Management LLC, its Manager

By:	/s/ Matt Underwood
	Name:	Matt Underwood
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ASOF III HOLDINGS II LP, as a Lender

By: ASOF Investment Management LLC, its Manager

By:	/s/ Matt Underwood
	Name:	Matt Underwood
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

CREDIT INVESTMENT PARTNERSHIP (N) LP, as a Lender

By: Ares Capital Management LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

KOCH FINANCIAL ASSETS V, LLC, as a Lender

By: Ares Capital Management LLC, its Manager

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

Ares European Credit Strategies Fund VIII (BUMA), L.P., as a Lender

By: Ares Management Limited, its Investment Manager

By: Ares Capital Management LLC, its Sub-Adviser

By:	/s/ Jason Park
	Name:	Jason Park
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

ASOF II A HOLDINGS II, L.P., as a Lender

By: ASOF Investment Management LLC, its Manager

By:	/s/ Matt Underwood
	Name:	Matt Underwood
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

NAVY BIRCH, L.L.C., as a Lender

By: King Street Capital Management, L.P., its Manager

By:	/s/ Howard Baum
	Name:	Howard Baum
	Title:	Director of Operations

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

PLATINUM BIRCH, LTD., as a Lender

By: King Street Capital Management, L.P., its Authorized Signatory

By:	/s/ Howard Baum
	Name:	Howard Baum
	Title:	Director of Operations

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

TPG AG CREDIT SOLUTIONS MASTER FUND III B, L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

AG CSF 2023 MASTER FUND (G), L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

TPG AG MAIN STREET PARTNERS MASTER FUND B, L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

AG POTOMAC FUND, L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

AG CATALOOCHEE, L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

TPG AG CORPORATE CREDIT OPPORTUNITIES FUND, L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

TPG DYNAMIC CREDIT INCOME MASTER FUND, L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

TPG AG CENTRE STREET PARTNERSHIP, L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

AG ARTS CREDIT FUND, L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]

TPG OSPREY FUND, L.P., as a Lender

By: Angelo, Gordon & Co., L.P., as manager or advisor

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[Signature Page to Bally’s Corporation Term Loan Credit Agreement]